Exhibit 99.3

IMB HoldCo LLC

and Subsidiaries

Financial Statements

For the Years Ended December 31, 2014 and 2013

IMB HoldCo LLC and Subsidiaries

Index

Page(s)
Independent Auditor’s Report	i
Consolidated Financial Statements
Consolidated Statements of Financial Position	1
Consolidated Statements of Operations	2
Consolidated Statements of Comprehensive Income	3
Consolidated Statements of Changes in Members’ Equity	4
Consolidated Statements of Cash Flows	5-6
Notes to Consolidated Financial Statements	7-95

Independent Auditor’s Report

To the Board of Directors of

IMB HoldCo LLC

We have audited the accompanying consolidated financial statements of IMB HoldCo LLC and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in members’ equity and cash flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IMB HoldCo LLC and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Pricewaterhouse Coopers LLP, 601 South Figueroa Street, Los Angeles, CA 90017

T; (213) 356 6000, F: (813)637 4444, www.pwc.com/us

i

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for certain qualifying existing investments previously accounted for under the equity method and transitioned to the proportional amortization method. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

May 31, 2015

Pricewaterhouse Coopers LLP, 601 South Figueroa Street, Los Angeles, CA 90017

T; (213) 356 6000, F: (813)637 4444, www.pwc.com/us

ii

IMB HoldCo LLC and Subsidiaries

Consolidated Statements of Financial Position

As of December 31, 2014 and 2013

(Dollars in thousands)

	December 31
	2014	2013
Assets
Cash and cash equivalents	$4,024,732	$6,283,034
Restricted Cash	16,157	15,673
Securities classified as trading	7,383	66,171
Securities classified as available-for-sale	1,141,697	1,270,653
Loans receivable:
Loans held for sale (includes $21,321 and $553 measured at fair value)	59,363	23,330
Loans held for investment (includes $4,526,596 and $4,649,130 measured at fair value)	14,161,483	12,831,835
Total loans receivable	14,220,846	12,855,165
Indemnification assets (includes $766,588 and $1,266,138 measured at fair value)	867,070	1,418,349
Investment in restricted stock	213,404	217,497
Other real estate owned	158,358	112,549
Goodwill and other intangible assets	106,099	114,251
Other assets (includes $68,280 and $67,341 measured at fair value) (1)	556,305	338,197
Assets of operations held for sale (includes $2,181 and $16,720 measured at fair value)	559,096	789,934
Total assets	$21,871,147	$23,481,473

Liabilities and Members’ Equity
Liabilities
Deposits	$14,125,048	$14,125,368
Federal Home Loan Bank advances (includes $500,523 and $928,794 measured at fair value)	3,365,287	4,506,332
Borrowings	300,000	100,000
Deferred taxes payable, net	30,803	123,154
Other liabilities (includes and $98,143 and $46,603 measured at fair value) (1)	305,922	302,550
Liabilities of discontinued operations	780,501	871,272
Total liabilities	18,907,561	20,028,676
Members’ Equity
Members’ capital	1,675,586	1,665,616
Accumulated other comprehensive income	120,805	136,098
Retained earnings (1)	1,167,195	1,651,083
Total members’ equity	2,963,586	3,452,797
Total liabilities and members’ equity	$21,871,147	$23,481,473

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

The accompanying notes are an integral part of these consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands)

	December 31
	2014	2013

Interest Income
Loans	$744,064	$760,904
Mortgage-backed and other securities	121,403	91,129
Other	26,141	21,445
Total interest income	891,608	873,478
Interest Expense
Deposits	110,326	121,339
Federal Home Loan Bank advances	29,399	33,135
Borrowings	287	46,741
Total interest expense	140,012	201,215
Net interest income before provision for credit losses	751,596	672,263
Provision for credit losses	57,018	23,306
Net interest income after provision for credit losses	694,578	648,957
Noninterest Income
Fee and other income (1)	34,850	32,555
Gain/(loss) on loans and indemnification assets carried at fair value	9,209	(59,268)
Gain on securities, net	11,105	32,024
Gain/(loss) on derivatives, net	(64,076)	52,515
Loan servicing fees, net	6,618	8,312
Gain from mortgage banking activities	343	2,737
Loss on other real estate owned	(10,675)	(4,440)
Other losses	(622)	(1,418)
Total noninterest (loss) income	(13,248)	63,017
Noninterest Expense
Salary and benefits	199,233	198,360
Premises and equipment	41,551	43,958
Professional services	46,026	27,615
Data processing	25,296	27,279
Insurance	19,128	19,618
Core deposits amortization	8,152	11,885
Loan and servicing related expenses	11,942	11,531
Office and related	10,713	8,831
Other expenses	18,414	21,735
Total noninterest expense	380,455	370,812
Earnings from continuing operations before income tax expense	300,875	341,162
Income tax expense from continuing operations (1)	118,019	103,258
Net Income from continuing operations	182,856	237,904
(Loss) income from discontinued operations, net of tax	(30,144)	47,672
Net Income	$152,712	$285,576

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

The accompanying notes are an integral part of these consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands)

	December 31
	2014	2013
Net Income (1)	$152,712	$285,576
Other comprehensive income, net of tax
Security available-for-sale
Net unrealized losses	(8,808)	(17,773)
Reclassification to earnings	(3,365)	(4)
Total net unrealized losses	(12,173)	(17,777)
Cash flow hedging activities
Net unrealized losses	(6,499)	-
Reclassification to earnings	3,379	-
Total net unrealized losses	(3,120)	-
Total other comprehensive loss, net of tax	(15,293)	(17,777)
Total comprehensive income	$137,419	$267,799

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

The accompanying notes are an integral part of these consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands)

	Members' Capital	Retained Earnings	Other Comprehensive Income (Loss)	Total Members’ Equity
Balance December 31, 2012, net of tax	$1,646,169	$2,308,907	$153,875	$4,108,951
Members’ capital contribution	7	-	-	7
Dividends	-	(943,400)	-	(943,400)
Equity based compensation	19,440	-	-	19,440
Net income	-	285,576 (1)	-	285,576
Net changes in other comprehensive income	-	-	(17,777)	(17,777)
Balance December 31, 2013, net of tax	$1,665,616	$1,651,083	$136,098	$3,452,797
Members’ capital contribution	6,003	-	-	$6,003
Dividends	-	(636,600)	-	(636,600)
Equity based compensation	3,967	-	-	3,967
Net income	-	152,712	-	152,712
Net changes in other comprehensive income	-	-	(15,293)	(15,293)
Balance December 31, 2014, net of tax	$1,675,586	$1,167,195	$120,805	$2,963,586

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

The accompanying notes are an integral part of these consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands)

	December 31
	2014	2013
Cash flows from operating activities
Net income	$152,712	$285,576	(1)
Adjustments to reconcile net earnings to net cash provided (used) by operating activities
Unrealized gain on loans and indemnification assets	(35,232)	(9,772)
Unrealized gain on derivatives	(64,076)	(52,515)
Unrealized gain on securities classified as trading	(2,347)	(24,141)
Net gain on disposal of securities, loans and other assets	(10,164)	(103,422)
Impairment loss on securities	543	753
Loss on other real estate owned	12,824	8,501
Provision for credit losses	57,018	23,306
Unrealized loss on liabilities held at fair value	8,810	52,160
Impairment of assets held at lower of cost or market	46,067	18,760
Deferred tax benefits	(80,624)	(239,452	) (1)
Noncash accretion on loans, indemnification assets, and borrowings	(122)	57,447
Amortization and depreciation	33,149	61,958	(1)
Net gain on sale of servicing advances and mortgage servicing rights	(7,585)	(89,086)
Net increase / (decrease) in other liabilities	(21,456)	130,878	(1)
Net (increase) / decrease in other assets	(127,394)	301,751	(1)
Originations, draws and repurchases of loans held for sale	(91,297)	(2,124,512)
Proceeds from repayments and sales of loans held for sale	78,651	2,357,090
Other operating adjustments	17,902	34,125
Net cash provided (used) by operating activities	(32,621)	689,405
Cash flows from investing activities
Change in restricted cash	(483)	(1,172)
Investment in equity partnership	(28,476)	-
Purchases of loans held for investment	(944,010)	(172,358)
Purchases of premises and equipment	(5,520)	(7,110)
Proceeds from the FDIC under shared-loss and participation agreements	172,282	211,729
Payments to the FDIC under shared-loss agreements	(16,775)	(2,647)
Originations and draws of loans held for investment	(4,561,608)	(4,125,008)
Draws on reverse mortgages held for investment	(26,430)	(48,957)
Repayments/sales of loans held for investment	4,349,983	4,352,932
Purchases of securities classified as available-for-sale	-	(9,949)
Purchases of treasury bills classified as available-for-sale	-	(199,952)
Proceeds from repayments and sales of trading securities	61,661	24,483
Purchases of affordable housing investments	-	(15,191)
Purchases of restricted stocks	(81,522)	(53,094)
Proceeds from sales of servicing advances and mortgage servicing rights	175,676	2,107,248
Proceeds from repayments and sales of securities available-for-sale	116,694	120,119
Proceeds from sales of treasury bills classified as available-for-sale	-	199,971
Repurchases of GNMA loans held for investment	(17,611)	(61,628)
Proceeds from sale of other real estate owned, net of repurchases	137,543	162,871
Proceeds from redemption of FHLB stock	85,615	124,279
Net cash provided (used) by investing activities	(582,981)	2,606,566

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

The accompanying notes are an integral part of these consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Consolidated Statements of Cash Flows (continued)

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands)

	December 31
	2014	2013
Cash flows from financing activities
Payment of dividends	(636,600)	(943,400)
Member's capital contribution	6,003	-
Net increase in federal funds purchased	200,000	-
Net increase / (decrease) in deposits	646,310	(524,574)
Net decrease in certificates of deposits	(668,160)	(379,151)
Payments on affordable housing investments commitments	(30,685)	(10,439)
Repayment to FHLB advances	(7,958,000)	(650,000)
Proceeds from FHLB advances	6,820,500	1,500,000
Net decrease in secured borrowings	(22,068)	(208,360)
Net cash used in financing activities	(1,642,700)	(1,215,924)

Net increase (decrease) in cash	(2,258,302)	2,080,047
Cash and cash equivalents at beginning of year	6,283,034	4,202,987
Cash and cash equivalents at end of current period	4,024,732	6,283,034

Supplemental cash flow information
Cash paid for interest	$176,199	$233,989
Cash paid for income taxes, net of refund amount of $212 and $2,936	306,477	247,104

Supplemental disclosure of non-cash investing and financing activities
Real estate acquired through foreclosure	$224,894	$186,545
Real estate acquired reinstated as loans held for investment	5,783	8,881
Mortgage loans transferred to held for investment	7,557	4,647
Mortgage loans transferred to held for sale	4,185	18,423
Servicing advances capitalized through loan modification	8,612	9,581
Commitment for affordable housing investments	-	72,421
Mortgage servicing rights capitalized	-	13,445

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

The accompanying notes are an integral part of these consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

1. Summary of Significant Accounting Policies

Financial Statement Presentation

IMB HoldCo LLC (the “Parent”) is a Delaware Limited Liability Company, a bank holding company (“BHC”), formed on December 29, 2008. It is the parent of its wholly-owned subsidiary OneWest Bank Group LLC (“OWBG”), which in turn is the parent of OneWest Bank N.A. (the “Bank” or “OneWest Bank”) a national bank. IMB HoldCo LLC and Subsidiaries (the “Company”) conducts all of its banking operations through the Bank. The Company is subject to supervision and regulation by the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Bank of San Francisco (“FRB”).

On March 19, 2009, the Company formed OWBG as a holding company to purchase certain assets and assume certain liabilities of IndyMac Federal Bank, FSB (“IndyMac”) from the Federal Deposit Insurance Corporation (“FDIC”) as Conservator and Receiver for IndyMac under a Master Purchase Agreement and related agreements (the “IndyMac Transaction”).

On December 18, 2009, the Company purchased certain assets and assumed certain liabilities of First Federal Bank of California, FSB (“First Federal”) from the FDIC as Receiver for First Federal under a Purchase and Assumption Agreement (the “First Federal Transaction”). On February 19, 2010, the Company purchased certain assets and assumed certain liabilities of La Jolla Bank, FSB (“La Jolla”) from the FDIC as Receiver for La Jolla under a Purchase and Assumption Agreement (the “La Jolla Transaction”). On November 10, 2010, the Company purchased a multifamily and commercial real estate loan portfolio from Citibank, N.A. (“Citibank”).

In June 2013, the Company announced its decision to exit third party servicing operations. In connection with its exit, the Company entered into an agreement with Ocwen Loan Servicing, LLC (“Ocwen”) on June 13, 2013 to sell the third party servicing rights of its forward residential mortgage loans and related servicing advance receivables (the “Ocwen Transaction”). On March 28, 2014, the Company entered into an agreement with Specialized Loan Servicing, LLC (“SLS”) to sell a substantial portion of the remaining third-party servicing rights of its forward residential mortgage loans and related servicing advance receivables (the “SLS Transaction”). Both the Ocwen Transaction and SLS Transaction were completed by December 31, 2014. For further discussion, see Note 2—Acquisitions and Divestitures.

The Consolidated Financial Statements of IMB HoldCo LLC for all periods presented have been prepared in conformity with accounting principles generally accepted in the U.S. (“U.S. GAAP”) with intercompany accounts and transactions eliminated. Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by Company regulatory authorities.

The Company has not made any significant changes in its accounting policies or application of authoritative guidance since December 31, 2013 except for the Company’s early adoption of Accounting Standards Update (ASU) 2014-01, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects, which required retrospective application. Refer to Accounting Pronouncements section of this Note for further discussion.

Discontinued Operations Held for Sale

The Company reports a component of operations that has been sold or classified as held for sale as discontinued operations when the operations and cash flows have been or will be eliminated from ongoing operations and the Company does not expect to retain any significant continuing involvement in the operations. Assets and liabilities of the component to be sold are classified as held for sale when management commits to a plan to sell; the asset is available for immediate sale; an active program to locate a buyer and other actions required to complete the plan to sell have been initiated; and the sale is probable and expected to qualify for sale recognition within one year. The Company accrues for exit or disposal cost obligations associated with the discontinued operations at estimated fair value in the period in which the liability is incurred, except for one-time termination benefits that are incurred over time. For costs that will be incurred under a contract for its remaining term without economic benefit, the Company accrues the estimated fair value of such liability at the cease-use date.

The Consolidated Statements of Operations for all periods presented and related Notes to the Consolidated Financial Statements reflect the disposal of the third-party servicing businesses (for forward and reverse mortgages) and exiting of the direct mortgage lending business as discontinued operations. For further discussion, see Note 2—Acquisitions and Divestitures.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Use of Estimates

Preparation of the Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses and disclosures in the accompanying notes. The most significant estimates are the estimated fair values of the Company’s assets and liabilities for which active markets generally do not exist. Actual results may differ from those estimates and assumptions. Current market conditions increase the risk and complexity of the judgments in these estimates. Estimation methods have been applied consistently across all periods presented.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit with the FRB and other banks, vault cash, deposits in transit, and highly liquid investments with original maturities of three months or less. The Company’s loan servicing activities require the Company to hold cash in custodial accounts, which are not included in the Company’s Consolidated Statement of Financial Position, in the amount of $99.3 million and $105.2 million at December 31, 2014 and 2013, respectively.

Restricted Cash

Restricted cash includes cash on deposit with other banks that are legally restricted as to withdrawal and primarily serve as collateral for certain servicer obligations of the Company.

Securities

Securities are classified based on management’s intent on the date of purchase and recorded on the Consolidated balance sheet as of trade date.

Trading securities are carried at their estimated fair value with changes in estimated fair value and realized gains or losses reported in noninterest income. Interest income is recognized using a yield consistent with the estimated market discount rate used to discount expected future cash flows for valuation purposes.

Securities that the Company does not intend to hold until maturity are classified as available-for-sale (“AFS”) securities and carried at their estimated fair value with unrealized gains and losses resulting from changes in estimated fair value excluded from earnings and reported as a separate component of other comprehensive income (“OCI”), net of taxes, in Members’ Equity. Estimated fair value measurement is based on market quotes, when available, or on discounted cash flow techniques using assumptions for prepayment rates, market yield requirements and credit losses when market quotes are not available. For further discussion, see Note 15—Fair Value for more information on the estimated fair value measurement of the Company’s securities.

At the time of acquisition, certain securities classified as AFS had evidence of credit deterioration and it was probable that the Company would not collect all contractually required principal and interest payments. Such purchase credit-impaired (“PCI”) debt securities are recorded initially at estimated fair value. Subsequently, the accretable yield (based on the cash flows expected to be collected over the recorded investment) is accreted to interest income. Interest income shall not be recognized to the extent the recorded investment would increase to an amount greater than the contractual payoff amount. On a quarterly basis, the cash flows expected to be collected are reviewed and updated. The Company’s expected cash flow estimates take into account expectations of relevant market and economic data as of the end of the reporting period including, for example, for securities issued in a securitization, underlying loan-level data, and structural features of the securitization, such as subordination, excess spread, overcollateralization or other forms of credit enhancement. The Company compares the losses projected for the underlying collateral (“pool losses”) against the level of credit enhancement in the securitization structure to determine whether these features are sufficient to absorb the pool losses, or whether a credit loss on the AFS debt security exists. Other-than-temporary impairment (“OTTI”) with credit-related losses are recognized as permanent write-downs while other changes in expected cash flows (e.g., increases and contractual interest rate changes) are recognized through a revised accretable yield in subsequent periods.

The Company evaluates AFS securities with an unrealized loss for potential OTTI on a quarterly basis or more often if a potential loss-triggering event occurs. If the Company determines that it intends to sell AFS securities, or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the Company recognizes an OTTI write-down equal to the difference between the amortized cost basis and the estimated fair value of those securities. For AFS securities that the Company does not intend to sell or it is more likely than not that the Company will not be required to sell prior to recovery of the amortized cost basis, the Company compares the present value of

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

expected cash flows to be received, discounted at the current effective yield, to the security’s amortized cost to determine if a credit loss exists. In the event of a credit loss, impairment for the credit loss is reported in noninterest income. Changes in values attributable to factors other than credit losses are recorded in OCI. Realized gains and losses from the sale of the AFS securities are reported in noninterest income using the specific identification method.

For non-PCI securities, unamortized premiums and discounts are recognized in interest income over the contractual life of the security. As principal repayments are received on debt securities, a proportionate amount of the related premium or discount is recognized in income so that the effective interest rate on the remaining portion of the security continues unchanged.

For further discussion, see Note 3—Securities.

Loans Held for Sale

Loans held for sale (“HFS”) consist primarily of residential mortgage loans, which are secured by one-to-four family residential real estate located throughout the United States. Loans HFS are carried at estimated fair value under the fair value option or lower of cost or estimated fair value (“LOCOM”).

For loans recorded at LOCOM, estimated fair value and LOCOM adjustments are measured on an individual loan basis. Gains and losses on loans HFS are recorded in noninterest income. Interest income is recognized based on the contractual terms of the loans. Net loan origination fees and costs, and purchase premiums or discounts are deferred but not amortized for loans HFS under LOCOM.

Loans HFS are carried at estimated fair value with subsequent changes in fair value recognized in earnings. Interest income is recognized using a yield consistent with the estimated market discount rate used for valuation purposes while the remaining change in fair value is recognized as non-interest income. Net loan origination fees or costs, and purchase premiums or discounts are recognized as earned or incurred through current earnings.

The estimated fair value of loans HFS is subject to change primarily due to changes in market interest rates and mortgage spreads. Under the Company’s risk management policy, the Company generally manages the exposure to changes in estimated fair value of the loans HFS primarily by selling forward contracts on Agency securities (“risk management instruments”). The Company records the changes in the estimated fair value of loans HFS and related risk management instruments as an adjustment to Gain/(loss) from mortgage banking activities in current earnings. For further discussion, see Note 14—Derivative Instruments. As part of its decision to exit the third party servicing business in 2013, the Company discontinued its associated direct mortgage lending business and reported the associated loans HFS in discontinued operations. For further discussion, see Note 2—Acquisitions and Divestitures.

Loan Commitments

The Company enters into commitments to originate residential mortgage loans whereby the interest rate or margin on the loans is fixed prior to funding (“rate lock commitments”). Rate lock commitments on loans the Company intends to sell are accounted for as derivative instruments at estimated fair value. The expected net future cash flows related to servicing of a loan are included in the measurement of estimated fair value. The estimated fair value of rate lock commitments is determined using current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability, or fallout factor. Upon funding, the current value of the rate lock becomes part of the carrying value of the funded loan.

Similar to loans HFS, the estimated fair value of rate lock commitments is subject to change primarily due to changes in interest rates and mortgage spreads. Under the Company’s risk management policy, the Company manages the exposure to changes in estimated fair value primarily by selling forward contracts on Agency securities. Both the rate lock commitments and the related risk management instruments are recorded at estimated fair value with changes in estimated fair value being recorded in Gain/(loss) from mortgage banking activities in current earnings. For further discussion, see Note 14—Derivative Instruments. Due to the Company’s decision to exit the direct mortgage lending business, the outstanding rate lock commitments and forward contracts on Agency securities associated with the loans HFS are reported as discontinued operations under Assets of operations held for sale.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Loans Held for Investment

Loans are classified as held for investment (“HFI”) based on management’s intent and ability to hold the loans for the foreseeable future. The Company’s HFI loans are accounted for under three accounting measurements: fair value, accretable yield method, or at amortized cost.

Fair Value Option Loans

For loans accounted for under the fair value option, fair values are generally determined by discounting principal and interest cash flows expected to be collected using an estimated market discount rate that management believes a market participant would consider in determining estimated fair value. The Company estimates the cash flows expected to be collected using internal credit risk metrics, as well as interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity and prepayment speeds for the life of the loan. Interest income is recognized on loans carried at fair value using a yield consistent with the estimated market discount rate used for valuation purposes while the remaining change in fair value is recognized as non-interest income. For further discussion, see Note 15—Fair Value. Loan origination fees and costs, and purchase premiums or discounts, are recognized as earned or incurred through current earnings.

Purchased Credit-Impaired Loans

Purchased credit-impaired loans (“PCI loans”) were determined as of the date of purchase to have evidence of credit quality deterioration for which it is probable that the Company will be unable to collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due status, refreshed borrower credit scores and refreshed loan-to-value ratios.

PCI loans with similar common risk characteristics are pooled together for accounting purposes (i.e., into one unit of account). Common risk characteristics consist of similar credit risk (e.g., delinquency status, loan-to-value, debt service coverage ratio, or credit risk rating) and at least one other predominant risk characteristic (e.g., loan type, collateral type, interest rate index or type, date of origination, term, or geographic location). Generally, PCI loans are grouped together based on similar credit risk and collateral type.

PCI loans are initially recorded at estimated fair value, which is determined by discounting both principal and interest cash flows expected to be collected using an observable discount rate for similar instruments with adjustments that management believes a market participant would consider in determining estimated fair value. The Company estimates the cash flows expected to be collected at acquisition using internal credit risk, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions, such as default rates, loss severity and prepayment speeds for the life of the loan.

An accretable yield based on the cash flows expected to be collected (estimated fair value at acquisition date) over the recorded investment is used to recognize interest income using the effective yield method over the expected remaining life. Interest income shall not be recognized to the extent the recorded investment would increase to an amount greater than the contractual payoff amount. Decreases in expected cash flows related to further credit deterioration result in a charge to the provision for credit losses and a corresponding increase to the allowance for credit losses. Increases in expected cash flows due to credit quality result in recovery of any previously recorded allowance for credit losses, to the extent applicable, and an increase in the accretable yield applied prospectively for any remaining increase. Changes in expected cash flows caused by changes in market interest rates or by prepayments are recognized as adjustments to the accretable yield on a prospective basis.

Amortized Cost Loans

For loans carried at amortized cost, except for Small Business Administration (“SBA”) loans, fees and incremental direct costs associated with the loan origination and pricing process as well as premiums and discounts, are deferred and generally amortized over the contractual life of the loan using the effective interest method. For SBA loans that are purchased at a premium, the premium is amortized as a reduction to interest income over the estimated life of the loans, giving consideration to expected prepayments. Any differences with the actual prepayments or from changes in the expected prepayments are reflected as an adjustment to interest income in the period of the change as if the revised estimates had been applied since the date of acquisition.

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Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The Company also originates revolving lines of credit. Fees received for originating such commitments are deferred and amortized into noninterest income on a straight-line basis over the commitment period.

Past due loans are loans that are past their contractual interest or principal due date. Loans are classified as impaired when it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement.

Loans are placed on nonaccrual status when management determines that there is significant uncertainty as to the full and timely collection of principal and/or interest. Any outstanding accrued interest is reversed from current period earnings and the amortization of deferred fees or costs is suspended, unless the loan is both well secured and in the process of collection. Commercial and commercial real estate loans are placed on nonaccrual status when full collection of principal and/or interest is not expected or when principal and/or interest becomes contractually 90 days past due, unless the loan is well secured and in the process of collection. These delinquent loans are generally placed on nonaccrual status under the cost recovery method, whereby all payments received are applied against the recorded investment. Residential mortgage loans are placed on nonaccrual status when they are 90 days past due or earlier due to a triggering event such as bankruptcy or foreclosure. Subsequent to being placed on nonaccrual status, interest income is recognized as payments are received. Consumer credit card loans are not placed on nonaccrual status; rather they are charged off at 180 days delinquent. Generally, a loan may be returned to accrual status when the delinquent principal and interest are brought current in accordance with the terms of the loan agreement and full collection of the remaining contractual principal and interest is no longer in doubt or the loan becomes well secured and is in the process of collection.

A nonaccrual loan that has been formally restructured continues to be reported on nonaccrual status until the loan has a demonstrated period of performance, including full collection of at least six consecutive payments under the restructured terms and full recovery of any prior charge-offs. The loan remains classified as a nonaccrual loan if the borrower’s performance under the new terms is not reasonably assured.

Troubled Debt Restructurings

Troubled debt restructurings (“TDRs”) are loans the Company has modified in such a way so as to have granted a concession to the borrower that it would not otherwise consider. Such concessions are considered to be unavailable to the borrower through normal channels or other lending sources because of the borrower’s financial difficulties. A TDR typically involves a modification of terms such as forgiveness of principal and/or interest, a reduction of the interest rate below the current market rate for a loan with similar risk characteristics or extending the maturity date of the loan without corresponding compensation or additional support.

The Company measures impairment of a TDR using the methodology described for individually impaired loans (see “Allowance for Credit Losses” below). For the wholesale portfolio segment, including commercial and commercial real estate loans (“Wholesale loans”), the Company generally determines accrual status for TDRs by performing an individual assessment of each loan, which may include, among other factors, the consideration of demonstrated performance by the borrower under the previous terms and a minimum of six consecutive months of sustained performance. For the consumer portfolio segment, including residential mortgages and other consumer loans (“Consumer loans”), TDRs are initially placed on nonaccrual and typically a minimum of six consecutive months of sustained performance is required before returning to accrual status.

Loans accounted for as PCI loans or carried at estimated fair value under the fair value option that the Company may from time to time modify as TDRs are not within the scope of the accounting guidance for TDRs. TDR recognition is therefore limited to non-PCI loans accounted for at amortized cost. For further discussion, see Note 4—Loans Receivable, Allowance for Loan Losses and Reserve for Off-Balance Sheet Commitments.

Allowance for Credit Losses

The allowance for credit losses consists of the allowance for loan losses and a separate reserve for off-balance sheet commitments, such as unfunded loan commitments, standby letters of credit and commercial lines of credit. The Company maintains an allowance for credit losses that is sufficient to reflect the probable credit losses inherent in its HFI loan portfolio based on management’s evaluation of the size, concentration and current risk characteristics of the loan portfolio. The allowance for credit losses does not cover loans accounted for at estimated fair value, as the fair values of these loans reflect the expected lifetime credit losses.

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Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Management develops its allowance by dividing the Company’s portfolio into Wholesale and Consumer loans, which is separated by non-PCI and PCI loans. The Company further divides the non-PCI loan portfolio into classes based on the initial measurement attributes, risk characteristics or its method of monitoring and assessing credit risk.

Non-PCI Loans

The Company’s methodology for assessing the adequacy of its allowance for non-PCI loans includes specific allowances for individual loans identified as impaired, a general (pool) allowance for inherent losses in the portfolio for loans that are not individually identified as impaired and a judgmental portion of the allowance to capture losses from qualitative and other factors that are not captured in the other components of the allowance. A specific allowance is established for loans and TDRs that are deemed impaired on an individual basis. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all contractual amounts due, including principle and/or interest. Once a loan is deemed impaired, management measures the amount of impairment. Impaired loans and TDRs are primarily measured based on the shortfall between the present value of the expected future cash flows expected to be collected, discounted at the loan’s effective interest rate, and compared to the recorded investment in the loan. Alternatively, the Company may use observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral less estimated costs to sell. The specific allowance is used to absorb credit losses only related to that impaired loan and is not used to cover losses sustained on any other loan.

The allowance covers inherent credit losses in groups of (i) smaller balance, homogeneous loans and (ii) large balance non-homogeneous loans that have not been deemed impaired on an individual basis. For purposes of evaluation, the non-impaired loans are grouped into pools with similar loan characteristics within a portfolio (Wholesale and Consumer loans) and further divided into classes based on loan type: commercial, commercial real estate, consumer residential mortgages and consumer unsecured credit cards. The Wholesale loans are evaluated on a pool basis based on the nature of the loan, which include specialty lending, commercial and business banking, private banking, and SBA lending. To estimate the loss reserve for these non-impaired Wholesale loans, the Company utilizes a third party loss valuation model to derive an estimated incurred loss for each loan based on the potential default balance exposure, the probability of default, and the loss given default (severity). The third party statistical model incorporates historical default experience and loss severity experience by other financial institutions for similar loans to estimate an expected loss as of the assessment date. For Wholesale loans, the loss emergence period which is the period between the loss event and loss confirmation could be 24 months or more. For consumer residential mortgages, the Company develops a loss reserve by observing the projected lifetime losses derived from a third party valuation model and then adjusting for losses expected to be identified within the next 12 months. The key drivers of the projected lifetime losses include the type of loan (forward or reverse), type of product (fixed, adjustable rate mortgage (“ARM”), or hybrid), delinquency status of the underlying loans, the borrower’s FICO, loan-to-value and/or debt-to-income ratio, and geographic location of the collateral. For consumer unsecured credit cards, the Company develops a loss reserve factor based on the average actual loss experience over the past twelve months to estimate the incurred losses to be identified within the next 12 months.

The judgmental portion of the allowance is based on management’s qualitative assessment of internal and external factors affecting the collectability of its outstanding loans that are intended to capture probable losses from adverse changes in the current economic and market conditions and trends and other inherent losses that are not reflected in the systematic method described above.

The allowance for credit losses is established through a provision for credit losses, which is charged against current period earnings. The allowance for credit losses is reduced by any charge-offs for confirmed losses, net of recoveries.

PCI loans

PCI loans are initially recorded at estimated fair value at the time of acquisition. As expected credit losses were included in the determination of estimated fair value, no allowance was established on the acquisition date.

Subsequent to acquisition, the PCI loans are aggregated into pools based on common risk characteristics and the excess of the cash flows initially expected to be collected over the estimated fair value of the loans at the acquisition date is accreted into interest income over the estimated remaining life using the effective interest method. Estimates of cash flows expected to be collected over the life of the loan are generally updated quarterly for probable and significant changes based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of

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Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

current market conditions. Modifications or refinancing of loans accounted for within a pool do not result in the removal of those loans; instead, the revised terms are reflected in the expected cash flows within the pool of loans.

Significant and probable decreases in cash flows expected to be collected for PCI loans are generally reflected by an increase in the allowance for credit losses through a charge to the provision for credit losses.

Changes in expected interest cash flows caused by changes in market interest rates or prepayments are recognized as adjustments to the accretable yield on a prospective basis. If the loan is covered under a shared-loss agreement with the FDIC, the recorded provision is partially offset by any benefit expected to be derived from the related indemnification asset. For further discussion, see Note 5—Indemnification Assets.

Charge-off Policy

PCI and non-PCI loans are charged off in whole or in part when they are determined to be uncollectible. For Wholesale and similar PCI loans, they are determined to be uncollectible based on delinquency status, evaluation of the borrower’s financial condition and future ability to pay, any guarantees and the expected net realizable value of collateral. Generally, Wholesale and similar PCI loans are charged off when the loan is delinquent, it is determined that advances to the borrower are in excess of the calculated current estimated fair value of the collateral and the borrower is deemed to be incapable of repayment of the debt. For Consumer and similar non-PCI loans, charge-offs are based on delinquency status, an evaluation of borrower creditworthiness and the value of any collateral. Recoveries of amounts previously charged off are recorded as a recovery to the allowance for non-PCI loans and for PCI loans depending on the circumstance, either a recovery to the allowance or a decrease in the recorded investment.

Reserve for Off-Balance Sheet Commitments

In addition to the allowance for funded loans, the Company maintains a separate reserve for probable losses related to its unfunded commitments, which is recorded in other liabilities. The reserve for unfunded commitments is analyzed and segregated by classes similar to the allowance process for funded loans. The Company determines the adequacy of the reserve based on its evaluations of the unfunded amounts at least quarterly, including credit risk factors and the terms and expiration dates of the unfunded commitments.

The estimated allowance for credit losses is inherently subjective and the Company’s actual losses could be greater or less than the estimates. For further discussion, see Note 4—Loans Receivable, Allowance for Loan Losses and Reserve for Off-Balance Sheet Commitments.

Indemnification Assets

As part of the IndyMac Transaction, the Company entered into multiple shared-loss agreements with the FDIC to obtain protection from certain losses related to certain purchased assets. One agreement relates to indemnifying certain losses on the single family residential (“SFR”) loans. A second agreement relates to indemnifying certain losses on the proprietary reverse mortgage with a small population of HECM loans (collectively referred to as “reverse mortgage loans”). In addition to the above indemnifications, the FDIC also agreed to indemnify the Company, subject to certain requirements and limitations, for third party claims from the Agencies related to IndyMac selling representations and warranties as well as liabilities arising from the acts or omissions (including, without limitation, breaches of servicer obligations) of IndyMac prior to the transaction date. These agreements are accounted for as indemnification assets, which are recognized and measured on the same basis as the indemnified assets.

The indemnified IndyMac SFR mortgage loans and reverse mortgage loans and the related indemnification assets are recorded at estimated fair value. Interest income is recognized on indemnification assets carried at fair value using a yield consistent with the estimated market discount rate used for valuation purposes. Subsequent changes in the estimated fair value of the indemnification assets are recorded in Gain/(loss) on loans and indemnification assets carried at fair value. Fair value is estimated by discounting the expected cash flows to be received from the FDIC at an estimated market discount rate. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC is accreted into interest income on loans over the lesser of the contractual term of the indemnification agreement or the remaining life of the indemnified assets based on a yield consistent with the market discount rate.

As part of the First Federal and La Jolla Transactions, the Company entered into shared-loss agreements with the FDIC to obtain protection from certain losses related to the purchased assets, specifically the SFR, commercial and other loans HFI. These shared-loss agreements are accounted for as indemnification assets. The indemnification assets acquired in

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

the First Federal and La Jolla Transactions were initially recognized at estimated fair value as of the acquisition date similar to the indemnified loans. Subsequently, the indemnification asset is measured on the same basis of accounting as the indemnified loans (e.g., as PCI loans under the effective yield method). A yield is determined based on the cash flows expected to be collected over the recorded investment and used to recognize interest income on loans over the lesser of the contractual term of the indemnification agreement or the remaining life of the indemnified assets.

The expected cash flows are generally reviewed and updated on a quarterly basis. A decrease in the cash flows expected to be collected from the indemnified loans results in an increase in the allowance for credit losses. An increase is recorded in the indemnification asset for the portion of the loss that is expected to be reimbursed from the FDIC and a decrease is recorded to the Provision for credit losses. An increase in the cash flows expected to be collected from the indemnified loans results in a reversal of a previously recorded allowance for credit losses, if applicable. A decrease is recorded in the indemnification asset for the portion that previously was expected to be reimbursed from the FDIC resulting in an increase in the Provision for credit losses.

Changes in expected cash flows caused by changes in market interest rates or by prepayments are recognized as adjustments to the accretable yield on a prospective basis in interest income. In some cases, the cash flows expected to be collected from the indemnified loans may improve to the extent that the related indemnification asset is no longer expected to be fully recovered. For PCI loans with an associated indemnification asset, if the increase in expected cash flows is recognized through a higher yield, a negative yield is applied to the related indemnification asset to mirror an accounting offset for the indemnified loans. Any negative yield is determined based on the remaining term of the indemnification agreement. Both accretion (positive yield) and amortization (negative yield) of the indemnification asset are recognized in interest income on loans.

In connection with the La Jolla Transaction, the Company records a separate FDIC true-up liability for an estimated payment due to the FDIC as the actual and estimated cumulative losses of the acquired covered assets are projected to be lower than the cumulative losses originally estimated at the time of acquisition. There is no FDIC true-up liability recorded in connection with the First Federal Transaction based on the projected loss estimates at this time. The FDIC true-up liability represents contingent consideration to the FDIC that is re-measured at estimated fair value using the discounted cash flow model with the changes in fair value recognized in noninterest expense.

In presenting the Consolidated Statement of Cash Flows, the Company first allocates cash receipts to Operating activities based on earned interest income, with the remaining allocated to Investing activities. Because of substantial increases in expected cash flow from acquired covered loans and other assets, the Company will not fully recover the initial allocated investment in FDIC indemnification assets and accordingly, does not reflect any actual cash receipts as Operating activity on the Consolidated Statement of Cash Flows related to these assets.

For further discussion, see Note 5—Indemnification Assets.

Servicing Advances

The Company is required to make servicing advances in the normal course of servicing mortgage loans. These advances include customary, reasonable and necessary out-of-pocket costs incurred in the performance of its servicing obligation. They include advances related to foreclosure activities, funding of principal and interest with respect to mortgage loans held in connection with a securitized transaction and taxes and other assessments which are or may become a lien upon the mortgage property. Servicing advances are generally reimbursed from cash flows collected from the loans.

A receivable is recognized for the advances that are expected to be reimbursed. A loss is recognized for any advances that are not expected to be reimbursed.

Transfers of servicing advances to an unrelated purchaser are accounted for as sales at the date on which title passes if the Company has effectively surrendered control over the transferred assets at the unit of account level; otherwise, such transfers are accounted for as a secured borrowing and the assets are not de-recognized. In assessing whether control has been surrendered, the Company considers the existence and extent of any continuing involvement in the transferred financial assets and the impact of all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of transfer. Control is generally considered to have been surrendered when the transferred assets have been legally isolated from the Company and the purchaser (transferee) has the right to pledge or exchange the assets without any significant constraints. In determining whether the servicing advances transfer qualifies for sale accounting, the Company considers whether the Company has an obligation to repurchase or redeem the transferred financial assets before their maturity (unless required under standard

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

representations and warranties), and whether the Company holds any call options or put options or similar right to require the transferred financial assets to be sold back to the Company.

For further discussion, see Note 6—Servicing Advances.

Mortgage Servicing Rights

The Company recognizes mortgage servicing rights (“MSRs”) as separate assets only when servicing is contractually separated from the underlying mortgage loans; 1) by sale or securitization of the loans with servicing retained or 2) by separate purchase or assumption of the servicing. Under primary servicing agreements, the Company collects monthly principal, interest and escrow payments from individual mortgagors and performs certain accounting and reporting functions for the benefit of the related mortgage investors. For performing such services, the Company receives a servicing fee and is entitled to certain ancillary income (e.g., late charges), which is recognized as income as it is earned.

MSRs represent a contract for the right to receive future revenue associated with the servicing of financial assets and thus are considered a non-financial asset. MSRs are initially recorded at estimated fair value at their date of acquisition. The Company has elected to account for MSRs using the amortization method. Therefore, MSRs are recorded at LOCOM with impairment recognized as a reduction to Loan servicing fees, net. Estimated fair value is based on observable market data and to the extent such information is not available, the Company determines the estimated fair value of the MSRs using discounted cash flow techniques using a third-party valuation model. Estimates of fair value involve several assumptions, including market expectations of future prepayment rates, interest rates, discount rates, ancillary income, servicing costs and default rates, all of which are subject to change over time. Assumptions are evaluated for reasonableness in comparison to actual performance, available market and third party data.

MSRs are evaluated and measured for potential impairment using stratification based on one or more predominant risk characteristic of the underlying financial assets such as loan vintage. The MSRs are amortized in proportion to and over the period of estimated net servicing income and the amortization is recorded as a reduction to Loan servicing fee, net. The amortization of MSRs is analyzed at least quarterly and adjusted to reflect changes in prepayment speeds, delinquency rates, as well as other factors.

Company policy requires OTTI to be recognized when it is probable that all or part of the valuation allowance for impairment (recognized under LOCOM) will not be recovered within the foreseeable future. For this purpose, the foreseeable future shall not exceed a period of two years. The Company will assess a servicing asset for OTTI when conditions exist or events occur indicating that OTTI may exist (e.g., a severe or extended decline in estimated fair value). In such a case, a stress test will be performed each quarter to facilitate timely identification of OTTI for MSRs.

Transfer of MSRs to an unrelated third party purchaser are accounted for as sales at the date on which title passes if the Company no longer retains the substantial risks and rewards of ownership at the unit of account level; otherwise, such transfers are accounted for as a secured borrowing. Substantially all of the risks and rewards of ownership have been transferred to the purchaser when the required investor consents are obtained, the purchaser is an approved servicer, title to the transferred assets has passed, and substantially all risks and rewards of ownership have irrevocably passed to the purchaser upon the transfer date. The unit of account represents the contractual mortgage loan pool, which represents the underlying mortgage loans under the servicing contract that have been funded and pooled for sale and share similar terms and conditions of the applicable servicing agreement. In determining whether the MSR transfer qualifies for sale accounting, the Company considers whether there are any more than minor protective provisions provided to the purchaser (e.g., indemnifications and recourse obligations that protect the yield or value of the MSR) retained by the Company after the transfer date.

For further discussion, see Note 7—Mortgage Servicing Rights.

Investment in Restricted Stock

The Company is a member of, and owns capital stock in, the Federal Home Loan Bank of San Francisco (“FHLB”) and FRB. As a condition of membership, the Company is required to own capital stock in the FHLB based upon outstanding FHLB advances and FRB stock based on a specified ratio relative to the Company’s capital. FHLB and FRB stock may only be sold back to the member institutions at its carrying value and cannot be sold to other parties.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

For FHLB stock, cash dividends are recorded as Other interest income when declared by the FHLB. For FRB stock, the Company is legally entitled (without declaration) to a specified dividend paid semi-annually, which the Company accrues at the statutory rate (6% per annum) as Other interest income.

Due to the restricted ownership requirements, the Company accounts for its investment in FHLB and FRB stock as a nonmarketable equity stock accounted under the cost method and reviews the investment for impairment at least annually, or when events or circumstances indicate that their carrying amounts may not be recoverable. The Company’s impairment evaluation considers the long-term nature of the investment, the liquidity position of the member institutions, its recent dividend declarations and the intent and ability to hold this investment for a period of time sufficient to ultimately recover the Company’s recorded investment.

For further discussion, see Note 8—Investment in Restricted Stock.

Variable Interest Entities

Variable interest entities (“VIEs”) are those in which there is insufficient equity at risk to finance the operations of the entity without additional subordinated financial support; where the equity interest holders, as a group, do not have the power to direct the activities of the entity that most significantly impact the entity’s economic performance; or where the equity investors as a group do not have rights that are in proportion to their obligations to absorb losses or rights to receive residual returns of the entity.

When the Company holds a variable interest in a VIE, it must determine whether its variable interest makes it the primary beneficiary. If the Company is determined to be the primary beneficiary, it must consolidate all of the assets and liabilities and results of operations of the VIE in its financial statements. A primary beneficiary is a variable interest holder in a VIE that has both (1) the power to direct the activities of the trust that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. There can be no more than one, although there can be no, primary beneficiary for any given VIE.

In assessing whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all the facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes, first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In assessing whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity investments, servicing fees, and derivative or other arrangements deemed to be variable interests in the VIE. The assessment involves significant judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. The reassessment process, performed at least annually, involves both a qualitative and quantitative analysis. The Company’s qualitative analysis considers the Company’s involvement with the VIEs and the design and purpose of the VIEs. It also assesses whether there has been a significant change in the structure of the VIE, or in the activities of the VIE based on changes in governing documents or other circumstances. The Company’s quantitative analysis assesses whether there has been a significant change in the economic performance of the VIE that would change the total potential amount of losses the Company might absorb or residual returns the Company might receive. Accordingly, the consolidation status of the VIEs with which the Company is involved may change from period-to-period as a result of such reassessments.

For further discussion, see Note 10—Variable Interest Entities.

Derivative Instruments

The Company’s approach to managing interest rate risk and foreign currency risk includes the use of derivative instruments, which may include interest rate swaps, caps and floors, futures, forward contracts and options. These instruments are used to mitigate significant, unplanned fluctuations in earnings or cash flows caused by volatility in interest rates, and the value of foreign currencies. The Company’s Asset-Liability Committee (“ALCO”), which is the management committee responsible for the Company’s overall interest rate risk management strategies, monitors all hedging and risk management strategies involving derivative instruments.

If certain conditions are met at inception, hedge accounting may be applied and the derivative instrument may be specifically designated as: (a) a hedge of the exposure to changes in the estimated fair value of a recognized asset or liability or unrecognized firm commitment, referred to as a fair value hedge, or (b) a hedge of the exposure to the

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

variability of cash flows of a recognized asset, liability or probable forecasted transaction, referred to as a cash flow hedge.

For a qualifying cash flow hedge, changes in the estimated fair value of the derivatives are recorded in OCI. When the cash flows associated with the hedged item are realized, the gain or loss included in OCI is recognized in the same location in the consolidated statement of income as the hedged item. Hedge ineffectiveness is recorded immediately as a component of interest expense. If a derivative designated as a cash flow hedge is terminated or ceases to be highly effective, the gain or loss in OCI is recognized proportionately in earnings over the period the forecasted hedged transactions impact earnings. If the hedged forecasted transaction is no longer deemed probable of occurring, hedge accounting is ceased and any deferred gain or loss recorded in other comprehensive income (loss) is reported in earnings immediately.

Where hedge accounting is applied, the Company formally documents all qualifying hedge relationships, as well as its risk management objective and strategy for undertaking each hedge transaction prior to execution. Hedge accounting is discontinued if any of the conditions required for hedge accounting are no longer met; the hedging derivative instrument is sold, terminated, or exercised; or the hedge relationship is de-designated by the Company. For a cash flow hedge of a probable forecasted transaction, hedge accounting is discontinued if it becomes probable that the forecasted transaction will not occur. In that case, any amounts recorded in OCI are reclassified into earnings immediately.

The Company evaluates its financial instruments for embedded derivatives based on the following conditions: (1) if the economic characteristics of the embedded derivative are not clearly and closely related to the economic characteristics of the financial instrument (host contract), (2) if the financial instrument that embodies both the embedded derivative and the host contract is not measured at fair value and (3) if a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If all three conditions are met, the embedded derivative is bifurcated from the financial instrument and recognized as a free-standing derivative. The remaining host contract (financial instrument) is recognized as the difference between the basis of the hybrid instrument and the fair value of the bifurcated derivative.

All free-standing derivative instruments, including economic hedges that do not qualify for hedge accounting are recognized on the Consolidated Statements of Financial Position at estimated fair value with changes in estimated fair value recorded in current period noninterest income as Gain/(loss) on derivatives, net.

For further discussion, see Note 14—Derivative Instruments and Note 15—Fair Value.

Other Real Estate Owned

Other real estate owned (“OREO”) represents collateral acquired from the foreclosure of secured loans that is actively marketed for sale. OREO is initially recorded at estimated fair value less disposition costs. Estimated fair value is generally based upon broker price opinions and independent appraisals, which are then modified based on assumptions and expectations that are determined by management. Any write-down on the date of transfer from loan classification is charged to the allowance for credit losses. If the estimated fair value of OREO at initial acquisition exceeds the carrying amount of the loan, the excess is recorded either as a recovery to the allowance for credit losses if a charge-off had previously been recorded, or as a gain on initial transfer in Gain/(loss) on other real estate owned.

Subsequently, OREO is recorded at the lower of its carrying value or estimated fair value less disposition costs. If the property has lost value subsequent to initial acquisition, a valuation allowance (contra asset) is established and charged to Gain/(loss) on other real estate owned, which is included in earnings. OREO values are reviewed on an ongoing basis and subsequent declines in an individual property’s estimated fair value are recognized in earnings in the current period. Expenses for holding costs are expensed as incurred.

Tax Credit Investments

The Company invests in limited liability entities formed to operate qualifying affordable housing projects and other tax credit investments.

The affordable housing investments provide tax benefits to investors in the form of tax deductions from operating losses and tax credits. As a limited partner, the Company has no significant influence over the operations. These investments are initially recorded at the initial capital contribution with a liability recognized for the commitment to contribute additional capital over the term of the investment. In 2014, the Company early adopted ASU 2014-01 to account for all existing and

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

new qualifying affordable housing investments under the proportional amortization method in lieu of the equity method, and elected to continue to apply the effective yield method for one existing investment. The qualifying criteria for the proportional amortization method shall be evaluated at least annually, or when there is a change in the nature of the limited liability entity or a change in the investor’s relationship with the limited liability entity, which may result in the Company no longer meeting the conditions required for proportional amortization method.

Under the proportional amortization method, the recorded investment is amortized into income tax expense in proportion to the allocated tax credits and other tax benefits received in the current year as compared to the total estimated tax benefits expected to be received over the life of the investment. Under the effective yield method, the guaranteed affordable housing investments are amortized based on a constant effective yield with the related tax benefits and credits, as they are allocated to the Company. Both the amortization and all of the related tax benefits and credits are recorded in the tax provision. To the extent there is residual value on the investments, cash received from the operations of the limited partnership will be recognized in earnings when realized or realizable.

The Company also invests in limited liability entities that make equity investments, provide debt financing or support community-based investments in tax-advantaged projects. The Company invests as a limited partner and its ownership amount in each limited liability entity varies. These investments generate a return primarily through the receipt of federal and/or state income tax credits or tax benefits from the allocation of tax deductible operating losses or expenses. For non-qualifying affordable housing investments and these other tax credit investments, the investments are recorded using the equity method or cost method depending on the ownership percentage and level of influence on the limited partnership.

Under the equity method, the Company’s investments are adjusted for the Company’s share of the investee’s net income or loss for the period. Any dividends or distributions received are recorded as a reduction of the recorded investment. The tax credits are recognized though the tax provision. For investments involving an ownership of 5 percent or less, the cost method is applied. Under the cost method, the investment would be recorded at its net realizable value. Income is recognized when dividends or distributions of earnings are made by the investee. Any tax credits or tax benefits received from the investment are recognized through the tax provision.

For these limited liability entities, the Company assesses whether it is the primary beneficiary of the limited liability entity, which is a VIE. The primary beneficiary of a VIE is determined to be the party that meets both of the following criteria: (i) has the power to make decisions that most significantly affect the economic performance of the VIE; and (ii) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE. Generally, the Company, as a limited partner, is not deemed to be the primary beneficiary as it does not meet the power criterion, i.e., no power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and no direct ability to unilaterally remove the general partner. For further discussion, see Note 10—Variable Interest Entities.

All tax credit investments are evaluated for potential impairment at least annually, or more frequently, when events or conditions indicate that it is deemed probable that the Company will not recover its investment. Potential indicators of impairment might arise when there is evidence that some or all tax credits previously claimed would be recaptured, or that expected remaining credits would no longer be available to the limited liability entities. If an investment is determined to be impaired, it is written down to its estimated fair value and the new cost basis of the investment is not adjusted for subsequent recoveries in value. All of these investments are included within Other assets and any impairment loss is recognized in Other losses. For further discussion, see Note 9—Other Assets.

FDIC Receivable

In connection with the IndyMac transaction, the Company has a receivable with the FDIC representing a secured interest in certain homebuilder, home construction and lot loans. The secured interest entitles the Company to 40% of the underlying cash flows. The Company elected to measure the FDIC Receivable at estimated fair value with changes in the estimated fair value recorded in Gain/(loss) on loans and indemnification assets carried at fair value. The fair value is estimated based on cash flows expected to be collected from the Company’s participation interest in the underlying collateral. The underlying cash flows include estimated amounts expected to be collected from repayment of loan principal and interest and net proceeds from property liquidations. These cash flows are offset by amounts paid for servicing expenses, management fees, and liquidation expenses. The Company recognizes interest income on the FDIC receivable by applying a yield determined by discounting the expected cash flows at a market rate consistent with the valuation approach. For further discussion, see Note 15 – Fair Value.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Goodwill and Other Intangible Assets

Goodwill is recorded in business combinations under the purchase method of accounting when there is a purchase premium after adjusting for the estimated fair value of net assets purchased, including identifiable intangible assets. Rather than being amortized (due to its indeterminate useful life), goodwill is subject to an impairment test at the reporting unit level at least annually, or more frequently, when events or circumstances indicate potential impairment.

In analyzing goodwill for impairment, the Company may elect to initially perform an optional qualitative assessment to determine whether it is necessary to perform a quantitative impairment test. This qualitative assessment includes both positive and negative factors, and is based on all available facts and circumstances known to management at the time the assessment is made. Such qualitative factors include the reporting unit specific events, overall financial performance and industry and market considerations. If, based on the qualitative review, the Company concludes that it is more likely than not a reporting unit’s estimated fair value is greater than its carrying amount (i.e., a likelihood of more than 50 percent), then no further analysis is necessary. If the qualitative assessment is inconclusive, or at the Company’s election, the Company proceeds to complete the quantitative steps to determine if there is goodwill impairment by first comparing the estimated fair value of the reporting unit to its carrying value, including the allocated goodwill. If the estimated fair value is less than the carrying value with goodwill, an additional test is required to measure the amount of impairment. The Company recognizes impairment losses as a charge to Other expenses and an adjustment to the carrying value of the goodwill asset. Subsequent reversals of goodwill impairment are prohibited.

Core deposit intangibles (“CDIs”) are recognized separately from goodwill in connection with business combinations. CDIs represent future benefits arising from non-contractual customer relationships (e.g., account relationships with the depositors) acquired from the purchase of demand deposit accounts, including non-interest bearing, money market and pass book savings accounts. CDIs have a finite life and are amortized on an accelerated basis over the estimated useful life not to exceed seven years.

The Company reviews the CDIs for impairment at least annually, or more frequently, when events or circumstances indicate that their carrying amounts may not be recoverable. Impairment is permanently recognized by writing down the asset to the extent that carrying amount exceeds the estimated fair value. The estimated fair value of the CDIs is determined using a third party pricing matrix. The impairment loss, if any, is reported in core deposit amortization on the Consolidated Statements of Income.

For further discussion, see Note 11—Goodwill and Other Intangible Assets.

Property and Equipment

Property and equipment are included in Other assets and are carried at cost less accumulated depreciation and amortization. Depreciation is expensed using the straight-line method over the estimated service lives of the assets. Estimated service lives generally range from 3 to 5 years for furniture, fixtures and equipment and 20 to 40 years for buildings. Leasehold improvements are amortized over the term of the respective lease or the estimated useful life of the improvement, whichever is shorter. Net gains or net losses on dispositions, if any, are included in Fee and other income. For further discussion, see Note 9-Other Assets

Income Taxes

The taxes in the Consolidated Financial Statements include those related to subsidiaries of the Company, which are corporations or limited liability companies, which have elected to be taxed as corporations.

The Company and its subsidiaries account for income taxes in two components: current and deferred. Deferred income tax expense results from changes in deferred tax assets and liabilities between reporting periods.

Deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of the future reversals of temporary differences in the basis of assets and liabilities as measured by enacted tax laws and their basis as reported in the Consolidated Financial Statements. Deferred tax assets are recognized if, in management’s judgment, their realizability is determined to be more likely than not. If a deferred tax asset is determined to be unrealizable, a valuation allowance is established. Interest and penalties, if applicable, are recognized as a component of Other expense. For further discussion, see Note 19—Income Taxes.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Fair Value Measurement

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (also referred to as an exit price). The accounting framework categorizes inputs used to measure estimated fair value into a three-level hierarchy based on the extent to which the measurement relies on observable market data in measuring estimated fair value.

Estimated fair value measurements of assets and liabilities are classified within this hierarchy in their entirety based on the lowest level of any input that is significant to the estimated fair value measurement. All readily available observable market data must be considered and the measurement of estimated fair value must maximize the use of observable data.

The use of estimated fair value measurements are fundamental to the Company’s Consolidated Financial Statements and is a critical component of the Company’s accounting estimates because a substantial portion of the assets and liabilities for which no active markets with quoted prices exist are recorded at estimated fair value. Consequently, significant judgment is required to measure their estimated fair values.

Assets carried at estimated fair value under “Level 1” use inputs based on unadjusted quoted prices in active markets for those identical financial instruments. Assets and liabilities recorded under “Level 2” are valued primarily utilizing inputs or prices that are observable in the marketplace, which can be derived from observable market data or corroborated by observable data based on transactions that are executed.

Estimated fair value measurements classified as “Level 3” are based on at least one significant unobservable input. The process to determine estimated fair value under “Level 3” is generally more subjective and involves significant management judgment and assumptions. These assumptions may have a significant effect on the Company’s estimates of fair value, and the use of different assumptions and changes in market conditions could have a material effect on the Company’s results of operations or financial condition. For further discussion, see Note 15—Fair Value.

Other Comprehensive Income (Loss)

The Company records unrealized gains and losses on AFS securities and deferred gains and losses from cash flow hedges in OCI, net-of-tax. Unrealized gains and losses on AFS securities are reclassified to Gain on securities, net as the gains or losses are realized upon sale or settlement of the securities. Unrealized losses on AFS securities deemed to represent credit related impairment are recognized in Gain on securities, net immediately. For AFS securities that the Company does not intend to sell or it is not “more-likely-than-not” that it will be required to sell, an unrealized loss related to all other non-credit factors is recorded as a component of OCI. Deferred gains or losses from cash flow hedges are reclassified to earnings when the hedged cash flows affect earnings. For further discussion, see Note 20—Other Comprehensive Income (Loss).

Income Recognition

The Company recognizes revenue as it is earned based on contractual terms, as transactions occur or services are provided and collectability is reasonably assured. Syndication and arrangement fees are recognized as income when the syndication or arrangement is complete and the fee is nonrefundable. Annual administrative or Agency fees are recognized ratably over the 12-month service period.

Service charges (fee income) on deposit accounts primarily represent monthly fees based on minimum balances or transaction-based fees. Loan servicing revenue includes fees collected for the servicing of loans not owned by the Company. For further discussion about interest income and service fee income recognition, see Note 3—Securities, Note 4—Loans Receivable, Allowance for Loan Losses and Reserves for Off-Balance Sheet Commitments and Note 7—Mortgage Servicing Rights, respectively.

Accounting Pronouncements

The following is a summary of Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) that became effective during the year ended December 31, 2014:

•	ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists; and

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

•	ASU 2014-01, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects.

ASU 2013-11 clarifies current guidance to require an entity with an unrecognized tax benefit that is not available (under the tax law of the applicable jurisdiction) or not intended to be used at the reporting date, to present the unrecognized tax benefit as a liability that should not be combined with deferred tax assets. Otherwise, the unrecognized tax benefit should be presented as a reduction to the related deferred tax asset. No additional recurring disclosures are required by this ASU. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted with prospective application to all unrecognized tax benefits that exist at the effective date. Retrospective application is also permitted. The Company does not have a net operating loss carryforward or similar tax loss. Accordingly, the adoption of this ASU on January 1, 2014 did not have a material effect on the Company’s results of operations or financial position.

ASU 2014-01 allows investors to use the proportional amortization method to account for investments in limited liability entities that manage or invest in affordable housing projects that qualify for affordable housing investments. Under the proportional amortization method, an investor that meets certain conditions can amortize the cost of its investment, in proportion to the tax credits and other tax benefits it receives, and present the amortization as a component of income tax expense. An investor that does not qualify for the proportional amortization method or elects not to apply it will account for its investments under the cost method or equity method in accordance with current guidance. The ASU requires new disclosure for all investors in these projects. The ASU is effective for annual periods beginning after December 15, 2014 with retrospective application to all periods presented. However, entities that use the effective yield method to account for investments in these projects before adoption may continue to do so for those pre-existing investments. Early adoption is permitted. The Company early adopted this guidance effective January 1, 2014 to present eligible affordable housing investments using a net presentation of investment performance within income tax expense. The Company elected to transition to the proportional amortization method for its qualifying existing investments previously accounted for under the equity method and continue to apply the effective yield method for one existing investment. For prior periods, pursuant to the ASU, amortization expense related to our qualifying investments was reclassified from Fee and other income to Income tax expense from continuing operations as a result of adoption to the proportional amortization method. The cumulative effect of the retrospective application to retained earnings as of January 1, 2013 was a reduction of $471 thousand net of tax. These investments are included in Other Assets (refer to Note 9).

The following accounting pronouncements have been issued by the FASB but are not yet effective:

•	ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure;
•	ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity;
•	ASU 2014-09, Revenue from Contracts with Customers (Topic 606);
•	ASU 2014-11, Transfers and Servicing (Topic 860), Repurchase-to-Maturity Transactions, Repurchase Financings and Disclosures;
•	ASU 2014-13, Consolidation (Topic 810): Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (a consensus of the FASB Emerging Issues Task Force);
•	ASU 2014-14, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40), Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure;
•	ASU 2014-17, Business Combination (Topic 805), Pushdown Accounting;
•	ASU 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis;
•	ASU 2015-03, Interest–Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs; and
•	ASU 2015-08, Business Combination (Topic 805), Pushdown Accounting – Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115 (SEC Update).

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

ASU 2014-04 clarifies when an in-substance repossession or foreclosure occurs that would require a transfer of the mortgage loan to OREO. Under the ASU, repossession or foreclosure is deemed to have occurred when (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The ASU is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2014. The Company intends to adopt this ASU in the first quarter of 2015 under the modified retrospective method and does not expect the adoption of this ASU to have a material effect on the net results of operations or financial position.

ASU 2014-08 narrows the definition of a qualifying discontinued operation by requiring a discontinued operation to represent a strategic shift (e.g., separate major line of business or a separate major geographical area of operations) that will have a major effect on an entity’s operations and financial results. Further, the new guidance permits entities to have continuing cash flows and significant continuing involvement with the discontinued component but requires expanded disclosures. The Company intends to adopt this ASU for disposals that have not been previously reported on the Company’s financial statement beginning in January 01, 2015. The Company does not expect the adoption of this ASU to have a material effect on the net results of operations or financial position.

ASU 2014-09 provides a single revenue recognition model in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The ASU outlines a five-step process for applying the new revenue model and expands required disclosures on revenue recognition. The ASU is effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2016 using either a full or modified retrospective transition method. Early adoption is not permitted. The ASU does not apply to financial instruments. The Company is evaluating the impact of this ASU; however, the Company does not expect this ASU to have a material effect on the net results of operations or financial position.

ASU 2014-11 changes the accounting for repurchase-to-maturity transactions to secured borrowing accounting and separate accounting for the initial transfer of a financial asset executed contemporaneously with a related repurchase agreement with the same counterparty. The initial transfer of the financial asset would be accounted for as a sale by the transferor only if all criteria for derecognition have been met. The ASU requires new and expanded disclosures for repurchase agreements and similar transactions accounted for as secured borrowings. The ASU is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2014. Early adoption is not permitted. The Company intends to adopt this ASU in the first quarter of 2015. The Company currently does not have any repurchase agreements or similar transactions accounted for as secured borrowings. Accordingly, the Company does not expect the adoption of this ASU to have a material effect on the net results of operations or financial position.

ASU 2014-13 allows entities the option to use the more observable of the fair value of the financial assets or the fair value of the financial liabilities of the collateralized financing entity (“CFE”) to measure both. Under this update, the parent company’s earnings impact resulting from the re-measurement of a consolidated CFE’s financial assets and financial liabilities would be minimized. This ASU is effective for annual periods ending after December 15, 2015, and interim periods beginning after December 15, 2015. Early adoption is permitted as of the beginning of an annual period. The Company is currently evaluating the effect of this ASU on its net results of operations and its financial position.

ASU 2014-14 requires that a mortgage loan be derecognized and a separate other receivable be recognized upon foreclosure if the following conditions are met: (i) the loan has a government guarantee that is not separable from the loan before foreclosure; (ii) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and (iii) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable is measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company intends to adopt this ASU in the first quarter of 2015 under the modified retrospective method and does not expect the adoption of this ASU to have a material effect on the net results of operations and its financial position.

ASU 2014-17, and related amended guidance issued by ASU 2015-08, provide an acquired entity with the option to apply pushdown accounting in its separate financial statements. An acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

issued, the application of this guidance would be a change in accounting principle. The Company is currently evaluating the effect of this ASU on its net results of operations and its financial position.

ASU 2015-02 amends the consolidation requirements in ASC 810 and is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The guidance eliminates the deferral issued by the FASB in February 2010 of the accounting guidance for VIEs for certain investment funds, including mutual funds, private equity funds and hedge funds. In addition, the guidance amends the evaluation of fees paid to a decision maker or a service provider, and exempts certain money market funds from consolidation. The amendments in this Update are effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The ASU can be adopted using either a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption or retrospective approach. The Company is currently evaluating the impact on the net results of operations or financial position.

ASU 2015-03 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The ASU is limited to the presentation on the financial position, and does not affect the recognition and measurement for debt issuance costs. This ASU is effective for annual periods ending after December 15, 2015, and interim periods beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the effect of this ASU on its net results of operations and its financial position.

2. Acquisitions and Divestitures

IndyMac Transaction

On March 19, 2009, the Company executed a definitive agreement with the FDIC as Conservator and Receiver for IndyMac to purchase certain assets and assume certain liabilities of IndyMac from the FDIC.

The IndyMac Transaction provided the newly formed OneWest Bank an opportunity to purchase certain assets and assume certain liabilities of IndyMac. The Company’s strategy is to operate as a regional bank, focused on deposits, residential and commercial lending for its customers in Southern California, and to use the acquired business operation as a platform for future purchase and assumption transactions and for expansion into other banking activities. The IndyMac Transaction included a retail branch network of 33 branches located primarily in the Los Angeles area, a national mortgage banking business and certain assets and certain liabilities of Financial Freedom Senior Funding Corporation, one of the nation’s largest reverse mortgage businesses.

First Federal Transaction

On December 18, 2009, the Company purchased certain assets and assumed certain liabilities of First Federal from the FDIC through an executed purchase and assumption agreement with the FDIC. The Company viewed this as a strategic transaction consistent with its strategy to expand its retail banking network through the addition of First Federal’s 39 branches in Southern California. The transaction involved the purchase of certain assets and assumption of certain liabilities, subject to the indemnifications and other terms agreed to with the FDIC.

La Jolla Transaction

On February 19, 2010, the Company purchased certain assets and assumed certain liabilities of La Jolla through an executed purchase and assumption agreement with the FDIC as Receiver subject to the indemnifications and other terms agreed to with the FDIC. The Company viewed this as a strategic transaction consistent with its strategy to expand its retail banking network in California. The Company received approximately $373.7 million in consideration from the FDIC, as a result of the transaction.

Citibank Transaction

During November 2010, the Company purchased approximately 600 multifamily and commercial loans from Citibank. The Company viewed this as a strategic addition to the Company’s commercial real estate portfolio. The transaction involved the purchase all of the legal rights of ownership of the portfolio. The Company has the ability to subsequently transfer or pledge the loans and has no recourse to Citibank for subsequent deterioration in credit performance or the value of the loans transferred. Citibank has no obligations to repurchase the loans. Citibank serviced the loans for a market based fee through early March 2011 but has had no other continuing involvement.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Discontinued Operations Held for Sale

The Company is focused on growing its core businesses and becoming a leading regional bank franchise.

Forward Mortgage Servicing

In connection with this strategy, the Company has substantially sold all of its third-party servicing rights for forward residential mortgage loans as of December 31, 2014 with the completed transfers related to the Ocwen Transaction and the SLS Transaction. The Company has also completed its exit of its related direct residential mortgage lending operations and intends to sell its third-party reverse mortgage servicing rights within the first half of 2015. The Company’s planned exit of these businesses qualify as discontinued operations and are classified as Assets of operations held for sale and associated Liabilities of discontinued operations.

The Ocwen Transaction for $2.1 billion closed in stages with the sales of the majority of GSE loans completed in 2013 and the sale of the majority of private label securities in 2013 and 2014. Each closing has been subject to receipt of investor and third-party consents and other customary closing conditions. In 2013, the Company closed the sale of $1.7 billion of servicing advances, $224.8 million of MSRs and $80.3 million of servicing fee receivables with a net gain recognized of $92.8 million. In 2014, the Company settled the remaining $30.3 million of servicing advances, $3.3 million of MSRs and $1.9 million of servicing fee receivables with a net gain recognized of $2.1 million.

The SLS Transaction for $129.9 million closed in stages with the sale of the private label securities completed in 2014 with the sale of $113.4 million of servicing advances, $5.7 million of MSRs and $5.1 million of servicing fee receivables and a net gain recognized of $5.4 million. Each closing has been subject to receipt of investor and third-party consents and other customary closing conditions.

The service fee income and servicing related reserves have been included in Loss from discontinued operations. The Company has also agreed to indemnify the purchasers Ocwen and SLS against certain claims that may arise which are deemed attributable to the period prior to servicing transfer date. For further discussion, see Note 16—Commitments and Contingencies.

As part of exiting the direct mortgage lending business related to servicing, $2.2 million and $16.7 million of non-PCI SFR mortgage loans have been included in Assets of operations held for sale carried under the fair value option at December 31, 2014 and 2013, respectively.

Reverse Mortgage Servicing

The Company acquired servicing rights associated with Home Equity Conversion Mortgage (“HECM”) loans previously securitized in the form of Ginnie Mae (“GNMA”) HECM Mortgage-Backed Securities (“HMBS”) in connection with the IndyMac Transaction (under Financial Freedom). Refer to Note 10-Variable Interest Entities for further discussion.

Subsequent to acquiring the servicing right assets, the Company funded new draws and originated new HECM loans, which were pooled and then securitized in the form of GNMA HMBS and sold into the secondary market with servicing retained. The HECM loans are insured by the Federal Housing Administration (“FHA”). Based upon the structure of the GNMA HMBS securitization program, the Company determined that it has not met all of the requirements for sale accounting; therefore, the Company accounted for these transfers as a financing transaction. Under a financing transaction, the transferred HECM loans remain on the Company’s statement of financial position and the proceeds received for the transferred HECM loans are recorded as a secured borrowing. At December 31, 2014 and 2013, the Company has a loan balance of $481.2 million and $492.9 million included in Assets of operations held for sale and secured borrowing of $467.6 million and $480.4 million included in Liabilities of discontinued operations. Refer to Note 13- Borrowings for further discussion.

Upon completion of disposition of operations, the Company will assess any continuing involvement or risks and obligations retained associated with the HECM loans and servicing. To the extent the Company no longer has any continuing involvement or maintains risks or obligations as servicer, the HECM loans and secured borrowings will be derecognized.

Concurrently, the Company has been actively identifying potential purchasers of its third-party reverse mortgage servicing operations. A write-down of $45.3 million in 2014 associated with this business has been included in discontinued operations (including $42.4 million in write-down to MSRs and $2.9 million in write-down to the servicing advance and

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

receivable pertaining to monthly mortgage insurance premium on REO). A write-down of $15.4 million in 2013 associated with this business has been included in discontinued operations (including $11.8 million in write-down to MSRs and $3.7 million in write-down to the servicing advance and miscellaneous GNMA unsecuritized interest receivables).

Summarized Assets of operations held for sale and Liabilities of discontinued operations is as follows:

Discontinued operations

(Dollars in thousands)	December 31, 2014	December 31, 2013

HECM loans (1)	$481,220	$492,885
Single family residential loans	2,181	16,720
Servicing advances, net	55,562	182,394
Mortgage servicing rights	446	61,989
Other assets (2)	19,687	35,946

Assets of operations held for sale	$559,096	$789,934

Secured borrowings - HECM loans	$467,584	$480,441
Deposits (3)	6,553	28,082
Other liabilities (4)	306,364	362,749

Liabilities of discontinued operations	$780,501	$871,272

(1)	Amount includes $470.1 million and $481.8 million of securitized balances at December 31, 2014 and 2013, respectively, and $11.1 million of additional draws awaiting securitization for both years.
(2)	Amount includes servicing receivables, derivatives and property and equipment, net of accumulated depreciation. Accumulated depreciation and amortization related to these assets were $775 thousand and $776 thousand at December 31, 2014 and 2013, respectively.
(3)	Amount comprised of non interest-bearing checking—loan servicing accounts.
(4)	Other liabilities include amounts accrued for severance related costs and contingent liabilities.

Of the $306.4 million reported in Other liabilities at December 31, 2014, $287.9 million represents contingent liabilities related to specified servicing related exposure to loss. Of the $362.7 million reported in Other liabilities at December 31, 2013, $332.5 million represents contingent liabilities related to specified servicing related exposure to loss. For further discussion, see Note 16—Commitments and Contingencies.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The results from discontinued operations for the years ended December 31, 2014 and 2013 are as follows:

Results from discontinued operations
	December 31
(Dollars in thousands)	2014	2013

Interest income	$20,390	$28,491
Interest expense (1)	(18,543)	(8,977)

Net interest income	1,847	19,514
Provision for loan losses	-	(184)

Net interest income after loan losses	1,847	19,330
Noninterest income (2)	2,766	299,728
Noninterest expense (3)	(66,917)	(330,822)

Loss before income tax	(62,304)	(11,764)
Net gain on sale	7,585	92,762
Income tax benefit (expense) (4)	24,575	(33,326)

(Loss) income from discontinued operations, net of tax	$(30,144)	$47,672

(1)	Includes $3.8 million and $9.0 million in amortization for the premium associated with the secured borrowings – HECM loans for the years ended December 31, 2014 and 2013, respectively.
(2)	For the year ended December 31, 2014, amount includes $42.4 million in write-down to MSRs and $2.9 million in write-down to the servicing advance and receivable pertaining to monthly mortgage insurance premium on REO. For the year ended December 31, 2013, amount includes $11.8 million in write-down to MSRs and $3.7 million in write-down to the servicing advance and miscellaneous GNMA unsecuritized interest receivables.
(3)	In 2014, noninterest expense is comprised of $35.1 million in salaries and benefits, $17.9 million in professional services and $14.0 million for other expenses such as data processing, premises and equipment, legal settlement, and miscellaneous charges. In 2013, noninterest expense is comprised of $126.5 million represent contingent servicing-related expenses, $104.7 million for salaries and benefits, $22.0 million for professional services incurred and the remaining $77.7 million for other expenses such as data processing, premises and equipment and miscellaneous charges, respectively.
(4)	The Company’s tax rate for discontinuing operations is 44.9% and 41.1% for the years ended December 31, 2014 and 2013.

The following summarizes the net gain on sale from discontinued operations for the years ended December 31, 2014 and 2013:

Net gain on sale

(Dollars in thousands)	2014	2013

Servicing advances	$143,667	$1,713,087
Mortgage Servicing rights	9,050	224,783
Servicing fee receivables	6,983	80,292

Book value of assets	159,700	2,018,162
Less: Consideration received	(167,285)	(2,110,924)

Net gain on sale from discontinued operations	$7,585	$92,762

As of December 31, 2014, the Company’s restructuring liability is $8.3 million with $2.7 million included in Other liabilities and the remaining $5.6 million included in Liabilities of discontinued operations on the Consolidated Statements of Financial Position. The $8.3 million restructuring liability as of December 31, 2014 covers 389 impacted positions, of which 13 positions have been eliminated (but unpaid) and the Company expects it will impact 376 positions in 2015 and 2016 for the planned sale of third party servicing operations. As of December 31, 2013, the restructuring liability totaled $12.2 million, of which $972 thousand is included in Other liabilities and the remaining $11.2 million included in Liabilities of discontinued operations on the Consolidated Statements of Financial Positions. During 2013, the restructuring impacted approximately 850 positions.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following table summarizes the activity related to the restructuring charges:

(Dollars in thousands)	Severance (1)	Transaction Costs (2)	Total

Balance, January 1, 2013	$-	$-	$-
Additions	15,565	14,970	30,535
Utilization	(4,085)	(14,273)	(18,358)

Balance, December 31, 2013	$11,480	$697	$12,177
Additions	6,715	5,508	12,223
Utilization	(9,893)	(6,205)	(16,098)

Balance, December 31, 2014	$8,302	$-	$8,302

(1)	Severance represents one-time termination and retention bonuses provided to impacted employees, which is recognized ratably over the required service period.
(2)	Transaction costs represent external costs incurred directly related to the exit of servicing operations.

The Company has engaged advisors in connection with its planned sale of third party reverse mortgage servicing operations within the first half of 2015. Contingent upon closing of the third party reverse mortgage servicing operations, the Company will incur approximately $2 million in transaction costs related to advisory services.

3. Securities

Securities consist of mortgage backed securities (“MBS”) including senior securities, investment and non-investment grade MBS, interest-only and principal-only stripped securities and government sponsored enterprises (“Agencies” or “GSEs”) securities. Securities consist of residential MBS classified as trading or AFS securities. The Company does not have any securities classified as held-to-maturity.

In 2013, the Company deconsolidated the previously consolidated VIEs as the Company was no longer deemed the primary beneficiary, with the loans and secured borrowing eliminated and the securities (beneficial interests) held by the Company were re-recognized at their estimated fair value upon the date of deconsolidation. For further discussion, see Note 10—Variable Interest Entities.

The following table summarizes the estimated fair values of the components of trading securities as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014	December 31, 2013

Securities—Trading
Residential mortgage-backed securities:
AA-rated agency interest-only MBS	$69	$87
AA-rated non-agency MBS	-	2
Other non-investment grade MBS	7,314	66,082

Total securities—Trading	$7,383	$66,171

During the year ended December 31, 2014 and 2013, the Company sold 79 and three trading securities for $57.1 million and $9.6 million, respectively, with a net realized loss of $250 thousand and a net realized gain of $1.3 million recorded as non-interest income, respectively. The Company recognized $776 thousand and $602 thousand in realized gain from cash proceeds received from charged-off trading securities for the years ended December 31, 2014 and 2013, respectively. In addition, the Company recognized an unrealized gain of $2.3 million and $24.1 million for the years ended December 31, 2014 and 2013, respectively. Realized and unrealized gains/losses of trading securities are recognized in Gain on securities, net.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following table summarizes the amortized cost, gross unrealized gains and losses in OCI and estimated fair value of AFS securities as of December 31, 2014 and 2013:

	December 31, 2014
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities—AFS (1)
AAA-rated non-agency MBS	$13,283	$16	$(185)	$13,114
AA-rated agency MBS	53,842	3,755	-	57,597
Other investment grade MBS	29,549	20,328	-	49,877
Non-investment grade MBS	836,744	184,365	-	1,021,109
Total securities—AFS	$933,418	$208,464	$(185)	$1,141,697

	December 31, 2013
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities—AFS (1)
AAA-rated non-agency MBS	$15,812	$-	$(643)	15,169
AA-rated agency MBS	62,353	2,419	-	64,772
Other investment grade MBS	39,544	28,672	(363)	67,853
Non-investment grade MBS	924,207	200,393	(1,741)	1,122,859
Total securities—AFS	$1,041,916	$231,484	$(2,747)	$1,270,653

(1)	Available-for-sale securities are carried at estimated fair value with unrealized net gains or losses reported within Other comprehensive income (loss) in Members’ Equity.

The following table summarizes the gross unrealized losses and estimated fair value of AFS securities aggregated by investment category and length of time that the securities have been in a continuous unrealized loss position due to interest rate fluctuations as of December 31, 2014 and 2013:

	December 31, 2014
	Less than 12 months		12 months or greater		Total
(Dollars in thousands)	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss

AAA-rated non-agency MBS	$-	$-	$8,715	$(185)	$8,715	$(185)
Other investment grade MBS	-	-	-	-	-	-
Non-investment grade MBS	-	-	-	-	-	-
Total	$-	$-	$8,715	$(185)	$8,715	$(185)

	December 31, 2013
	Less than 12 months		12 months or greater		Total
(Dollars in thousands)	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss

AAA-rated non-agency MBS	$15,169	$(643)	$-	$-	$15,169	$(643)
Other investment grade MBS	13,679	(363)	-	-	13,679	(363)
Non-investment grade MBS	407,529	(1,741)	-	-	407,529	(1,741)
Total	$436,377	$(2,747)	$-	$-	$436,377	$(2,747)

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Contractual maturities of the securities generally range from 10 to 30 years. Expected weighted average lives of these securities generally range from several months to more than ten years due to anticipated borrower prepayments occurring prior to the contractual maturity. The following table summarizes information regarding the remaining contractual maturities of the Company’s AFS and trading securities portfolio as of December 31, 2014 and 2013:

(Dollars in thousands)	One Year or Less	More than One Year to Five Years	More than Five Years to Ten Years	More than Ten Years	Total
Balance at December 31, 2014:
AAA-rated non-agency securities	$-	$-	$-	$13,113	$13,113
AA-rated MBS	-	-	-	-
AA-rated agency MBS	8	147	-	57,442	57,597
AA-rated agency interest-only MBS	-	-	-	69	69
AA-rated non-agency MBS	-	-	-	-	-
Total AA-rated MBS	8	147	-	57,511	57,666
Other investment grade MBS	-	-	-	49,877	49,877
Non-investment grade MBS	-	-	21,945	1,006,479	1,028,424
Total securities at estimated fair value	$8	$147	$21,945	$1,126,980	$1,149,080
Amortized cost of AFS debt securities	$8	$147	$19,891	$913,372	$933,418

(Dollars in thousands)	One Year or Less	More than One Year to Five Years	More than Five Years to Ten Years	More than Ten Years	Total
Balance at December 31, 2013:
AAA-rated non-agency securities	$-	$-	$-	$15,169	$15,169
AA-rated MBS	-		-
AA-rated agency MBS	-	291	-	64,481	64,772
AA-rated agency interest-only MBS	-	-	-	87	87
AA-rated non-agency MBS	-	-	-	2	2
Total AA-rated MBS	-	291	-	64,570	64,861
Other investment grade MBS	-	-	-	67,853	67,853
Non-investment grade MBS	-	118	21,621	1,167,202	1,188,941
Total securities at estimated fair value	$-	$409	$21,621	$1,314,794	$1,336,824
Amortized cost of AFS debt securities	$-	$291	$20,115	$1,021,510	$1,041,916

At December 31, 2014 and 2013, $128 thousand and $204 thousand of these securities are pledged to secure borrowed funds, government and trust deposits and for other purposes. For further discussion, see Note 13—Borrowings.

During the period ended December 31, 2014 and 2013, the Company sold ten and three AFS securities for $7.9 million and $207.3 million (including two treasury bills totaling $200.0 million) with a realized gain of $5.6 million and a realized loss of $94 thousand recorded in Gain on securities, net, which was reclassified out of Other comprehensive income (refer to Note 20—Other Comprehensive Income (Loss). In addition, the Company recognized $3.2 million and $6.8 million in realized gain from cash proceeds received from charged-off AFS securities for the years ended December 31, 2014 and 2013, respectively.

Purchased Credit-Impaired AFS Securities

In connection with the IndyMac Transaction, the Company recognized PCI mortgage-backed securities classified as AFS due to evidence of credit deterioration since issuance and for which it is probable that the Company will not collect all contractually required principal and interest payments at the time of purchase.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Changes in the accretable yield for PCI securities are summarized below:

(Dollars in thousands)	Accretable Yield
Balance at December 31, 2012	$409,309
Additions of accretable yield due to acquisitions	297,520
Accretion into interest income	(75,792)
Reclassification from nonaccretable difference due to improving cash flows	65,150
Changes in expected cash flows that do not affect nonaccretable difference (1)	(7,288)
Disposals and other	(538)
Balance at December 31, 2013	$688,361
Additions of accretable yield due to acquisitions	-
Accretion into interest income	(113,817)
Reclassification from nonaccretable difference due to improving cash flows	8,745
Changes in expected cash flows that do not affect nonaccretable difference (1)	(46,100)
Disposals and other	(8,444)
Balance at December 31, 2014	$528,745

(1)	Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions and changes in interest rates on variable rate PCI securities. In 2014, changes in cash flows expected to be collected also include impact of changes due to sales to third parties.

The estimated fair value of PCI securities was $1.1 billion with a par value of $1.3 billion as of December 31, 2014 and $1.2 billion with a par value of $1.5 billion as of December 31, 2013.

Other than Temporary Impairment

For the periods presented, the Company does not intend to sell and the Company believes that it will not be required to sell AFS securities prior to recovery of the amortized cost basis. On at least a quarterly basis, the Company conducts a security-level assessment on all AFS securities in an unrealized loss position to determine if a credit loss has occurred. The Company evaluates impairment based on the specific facts and circumstances surrounding the security. The Company’s assessment considers the security structure, recent security collateral performance metrics if applicable, external credit ratings, failure of the issuer to make scheduled interest or principal payments, the length of time and extent to which the estimated fair value has been less than the amortized cost basis, any adverse conditions pertinent to the security and the company’s judgment and expectations of future performance.

To determine if a credit loss exists for AFS securities in an unrealized loss position where management does not expect to receive cash flows sufficient to recover the entire amortized cost, the Company compares the present value of the expected future cash flows of the security based on the underlying collateral to its amortized cost. The expected future cash flows of the underlying collateral are determined using the remaining contractual cash flows adjusted for future expected credit losses. Security level assumptions for prepayments, loan defaults, and loss given default are applied to every security using a third-party discounted cash flow model. See Note 15—Fair Value for the quantitative information regarding the significant assumptions used to determine credit impairment for non-Agency residential mortgage-backed securities classified as a Level 3 measurement.

Based on the Company’s quarterly assessment, the Company had OTTI credit-related losses of $543 thousand and $753 thousand on its AFS securities recorded in Gain on securities, net, for the years ended December 31, 2014 and 2013, respectively. The Company’s total recorded cumulative OTTI credit-related losses on its AFS securities since purchase date (March 2009) were $2.2 million and $1.6 million at December 31, 2014 and 2013, respectively.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

4. Loans Receivable, Allowance for Loan Losses and Reserves for Off-Balance Sheet Commitments

Loans Receivable

The following table summarizes the major loan categories as of December 31, 2014 and 2013:

	December 31, 2014
(Dollars in thousands)	Covered Loans		Non-Covered Loans
	PCI	Non-PCI	PCI	Non-PCI	Total	%
Loans HFS carried at estimated fair value
Residential mortgages	$-	$-	$-	$21,321	$21,321

Total loans HFS, at estimated fair value	-	-	-	21,321	21,321	0.1%
Loans HFI carried at estimated fair value
Residential mortgages	-	4,165,171	-	361,425	4,526,596
Total loans HFI, at estimated fair value	-	4,165,171	-	361,425	4,526,596	31.8%
Loans HFS carried at lower of cost or
fair value (1)
Residential mortgages	-	-	-	38,042	38,042	0.3%
Loans HFI carried at amortized cost or
Accretable Yield
Commercial	-	-	-	2,973,761	2,973,761
Commercial real estate	1,185,805	-	369,359	2,195,967	3,751,131
Residential mortgages	1,372,689	-	-	1,655,701	3,028,390
Consumer loans	2,343	-	43	1,183	3,569

Loans HFI carried at amortized cost	2,560,837	-	369,402	6,826,612	9,756,851
Less: Allowance for credit losses	(55,436)	-	(1,709)	(64,819)	(121,964)

Total loans HFI at amortized cost, net	2,505,401	-	367,693	6,761,793	9,634,887	67.8%

Total loans HFI at carrying value	2,505,401	4,165,171	367,693	7,123,218	14,161,483

Total loans receivable at carrying value	$2,505,401	$4,165,171	$367,693	$7,182,581	$14,220,846	100.0%

Assets of operations held for sale carried
at lower of cost or fair value (2)
Residential mortgages	-	-	-	483,401	483,401

Carrying value of loans receivable pledged
as collateral for borrowings					$9,277,403

(1)	The valuation allowance of non-PCI loans to record the loans at lower of cost or estimated fair value was $0.5 million as of December 31, 2014.
(2)	There was no valuation allowance of non-PCI loans to record loans classified as Assets of operations held for sale at lower of cost or estimated fair value.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

	December 31, 2013
(Dollars in thousands)	Covered Loans		Non-Covered Loans
	PCI	Non-PCI	PCI	Non-PCI	Total	%
Loans HFS carried at estimated fair value
Residential mortgages	$-	$-	$-	$553	$553

Total loans HFS, at estimated fair value	-	-	-	553	553	0.0%
Loans HFI carried at estimated fair value
Residential mortgages	-	4,288,248	-	360,882	4,649,130
Total loans HFI, at estimated fair value	-	4,288,248	-	360,882	4,649,130	36.2%
Loans HFS carried at lower of cost or
fair value (1)
Residential mortgages	-	-	-	22,777	22,777	0.2%
Loans HFI carried at amortized cost or
Accretable Yield
Commercial	-	-	-	2,347,401	2,347,401
Commercial real estate	1,525,017	-	523,267	1,462,383	3,510,667
Residential mortgages	1,622,149	-	-	797,482	2,419,631
Consumer loans	2,474	-	24	1,404	3,902

Loans HFI carried at amortized cost	3,149,640	-	523,291	4,608,670	8,281,601
Less: Allowance for credit losses	(57,466)	-	(1,669)	(39,761)	(98,896)

Total loans HFI at amortized cost, net	3,092,174	-	521,622	4,568,909	8,182,705	63.6%

Total loans HFI at carrying value	3,092,174	4,288,248	521,622	4,929,791	12,831,835

Total loans receivable at carrying value	$3,092,174	$4,288,248	$521,622	$4,953,121	$12,855,165	100.0%

Assets of operations held for sale carried
at lower of cost or fair value (2)
Residential mortgages	-	-	-	509,605	509,605

Carrying value of loans receivable pledged
as collateral for borrowings					$7,084,157

(1)	The valuation allowance of non-PCI loans to record the loans at lower of cost or estimated fair value was $0.1 million.
(2)	The valuation allowance of non-PCI loans to record loans classified as Assets of operations held for sale at lower of cost or estimated fair value was $0.8 million.

Fair Value Option Loans

Loans HFS carried at estimated fair value under the fair value option represent Agency-eligible SFR mortgage loans, which totaled $21.3 million and $553 thousand as of December 31, 2014 and 2013, respectively. In addition, the Company has SFR mortgage loans included in Assets of operations held for sale carried at fair value totaling $2.2 million and $16.7 million as of December 31, 2014 and 2013.

Loans HFI carried at estimated fair value under the fair value option represent loans purchased in the IndyMac Transaction. As of December 31, 2014 and 2013, $4.2 billion and $4.3 billion were “covered loans” as the Company will be reimbursed for a substantial portion of future losses under the terms of a shared-loss agreement with the FDIC while the remaining $361.4 million and $360.9 million are “non-covered loans.”

LOCOM Loans

Loans HFS carried at LOCOM represent HECM loans awaiting assignment to the Department of Housing and Urban Development (“HUD”), HECM loans and SFR mortgage loans purchased from a third party in 2014. The Company had HECM loans totaling $501.7 million and $515.7 million, of which $481.2 million and $492.9 million were included in Assets of operations held for sale as of December 31, 2014 and 2013. The SFR mortgage loans are carried at LOCOM at $17.5 million as of December 31, 2014.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

PCI Loans

PCI loans represent loans purchased in the First Federal and La Jolla Transactions that are substantially covered loans as the Company may be reimbursed for a portion of future losses under the terms of the shared-loss agreements with the FDIC. Non-covered PCI loans represent loans purchased in the Citibank Transaction. These PCI loans are classified as Loans HFI and are accounted for under the accretable yield method.

Amortized Cost Loans

The remaining loans HFI carried at amortized cost were comprised of loans that were originated by the Company, purchased (non-PCI) residential mortgage loans, and previously serviced loans repurchased from GNMA. Loans HFI carried at amortized cost represent 47.7% and 35.6% of the HFI portfolio as of December 31, 2014 and 2013, respectively. These loan amounts include $18.2 million and $3.3 million in unamortized fees net of unamortized direct origination costs on loans originated by the Company and $14.6 million and $9.6 million in unamortized premiums and discounts on purchased residential mortgage loans as of December 31, 2014 and 2013, respectively.

The following table summarizes the Company’s loans receivable by product, net of allowance, as of December 31, 2014 and 2013:

	December 31, 2014		December 31, 2013
(Dollars in thousands)	Amount	%	Amount	%
Loans HFS
Residential mortgages	$59,363	100.0%	$23,330	100.0%
Total loans HFS, at carrying value	$59,363	100.0%	$23,330	100.0%

Loans HFI
Commercial	$2,924,777	20.7%	$2,319,361	18.1%
Commercial real estate	3,690,926	26.0%	3,455,387	26.9%
Residential mortgages	7,542,475	53.3%	7,053,531	55.0%
Consumer	3,305	0.0%	3,556	0.0%
Total loans HFI, at carrying value	$14,161,483	100.0%	$12,831,835	100.0%

Assets of operations held for sale
Residential mortgages	$483,401	100.0%	$509,605	100.0%
Total loans, at carrying value	$483,401	100.0%	$509,605	100.0%

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Loan concentrations may exist when borrowers could be similarly impacted by economic or other conditions. The following table summarizes the carrying value of loans, including $483.4 million and $509.6 million of loans classified as Assets of operations held for sale at December 31, 2014 and 2013, respectively, and excluding the allowance for loan losses, with concentrations based upon property address by geographical regions:

(Dollars in thousands)	December 31, 2014		December 31, 2013
State	Carrying Value	%	Carrying Value	%

California	$8,615,157	58.1%	$7,848,814	58.3%
New York	1,058,412	7.1%	928,091	6.9%
Texas	739,074	5.0%	623,834	4.6%
Florida	469,467	3.2%	467,573	3.5%
New Jersey	315,931	2.1%	324,683	2.4%
Maryland	313,240	2.1%	318,555	2.4%
Massachusetts	286,356	1.9%	201,865	1.5%
Arizona	248,566	1.7%	247,826	1.8%
Nevada	230,541	1.6%	208,682	1.5%
Washington	228,281	1.5%	195,014	1.4%
Other States and Territories (1)	2,321,186	15.7%	2,098,729	15.7%

Total	$14,826,211	100.0%	$13,463,666	100.0%

(1)	In 2014, the balance consists of 44 states or territories, with no state or territories having total carrying value in excess of $223.8 million.

In 2013, the balance consists of 44 states or territories, with no state or territories having total carrying value in excess of $220.0 million.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following table summarizes the carrying value of residential mortgage loans as of December 2014 and 2013, including $483.4 million and $509.6 million of residential mortgages loans classified as Assets of operations held for sale and excluding allowance for loan losses, with concentrations based on property address by geographical regions and the loans’ current loan-to-value (LTV) ratio:

December 31, 2014
	Carrying Value		Loan to Value (LTV)
(in thousands of dollars)	Amount	% of Total	0-80	81-100	100+

California	$4,718,593	58.3%	66.7%	16.4%	16.9%
New York	688,847	8.5%	54.6%	19.9%	25.5%
Florida	407,326	5.0%	40.9%	16.2%	42.9%
New Jersey	231,843	2.9%	31.3%	19.7%	49.0%
Maryland	190,053	2.3%	31.6%	20.1%	48.3%
Massachusetts	189,204	2.3%	70.7%	11.0%	18.3%
Virgina	134,721	1.7%	45.8%	27.6%	26.6%
Hawaii	134,720	1.7%	73.2%	12.7%	14.1%
Washington	133,046	1.6%	50.2%	24.1%	25.7%
Illinois	112,827	1.4%	33.4%	18.5%	48.1%
Other States and Territories (1)	1,156,570	14.3%	56.1%	20.3%	23.6%
Total	$8,097,750	100.0%

December 31, 2013
	Carrying Value		Loan to Value (LTV)
(in thousands of dollars)	Amount	% of Total	0-80	81-100	100+

California	$4,271,867	56.2%	52.2%	19.6%	28.2%
New York	632,294	8.3%	49.5%	19.1%	31.4%
Florida	432,593	5.7%	32.9%	14.1%	53.0%
New Jersey	231,231	3.0%	27.7%	20.3%	52.0%
Maryland	197,999	2.6%	27.0%	18.7%	54.3%
Massachusetts	145,727	1.9%	59.8%	13.5%	26.7%
Hawaii	140,330	1.8%	70.0%	10.6%	19.4%
Virgina	135,385	1.8%	41.3%	27.9%	30.8%
Washington	130,304	1.7%	41.8%	21.3%	36.9%
Illinois	113,618	1.5%	25.6%	16.6%	57.8%
Other States and Territories (1)	1,170,348	15.5%	49.4%	21.3%	29.3%
Total	$7,601,696	100.0%

(1)	In 2014, the balance consists of 42 states or territories, with no state or territories having total carrying value in excess of $107.4 million.

In 2013, the balance consists of 42 states or territories, with no state or territories having total carrying value in excess of $107.0 million.

Allowance for Loan Losses and Reserve for Off-Balance Sheet Commitments

The Company maintains an allowance for loan losses for estimated credit losses in its HFI loan portfolio, excluding loans carried at estimated fair value. The allowance is adjusted through a provision for credit losses, which is charged against current period earnings, and reduced by any charge-offs for confirmed losses, net of recoveries.

The Company maintains a separate reserve for credit losses on off-balance sheet commitments, which is reported in Other liabilities. Off-balance sheet credit exposures include unfunded loan commitments, issued standby letters of credit and unfunded commercial lines of credit. The Company’s methodology for assessing the appropriateness of this reserve is similar to the allowance process for outstanding loans.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following table summarizes the changes in allowance for loan and credit losses for years ended December 31, 2014 and 2013:

	Allowance for Loan and Credit Losses
(Dollars in thousands)	PCI	Collectively Impaired	Individually Impaired	Total

Balance, December 31, 2012	$56,906	$23,007	$-	$79,913
Provision for credit losses—additions	31,178	37,261	719	69,158
Provision for credit losses—reductions	(28,949)	(20,069)	-	(49,018)
Charge-offs	-	(1,159)	-	(1,159)
Recoveries	-	2	-	2

Balance, December 31, 2013	$59,135	$39,042	$719	$98,896
Provision for credit losses—additions	23,540	41,791	23,171	88,502
Provision for credit losses—reductions	(25,530)	(22,197)	(4,208)	(51,935)
Charge-offs	-	(575)	(14,017)	(14,592)
Recoveries	-	1	1,092	1,093
Balance, December 31, 2014	$57,145	$58,062	$6,757	$121,964

For each portfolio, impairment is generally measured individually for larger non-homogeneous loans, collectively for groups of smaller loans with similar characteristics, or for designated pools of PCI loans based on decreases in cash flows expected to be collected subsequent to acquisition.

The following table summarizes the allowance for loan losses and related loan balances by portfolio, excluding loans carried at estimated fair value, as of December 31, 2014 and 2013:

	December 31, 2014			December 31, 2013
(Dollars in thousands)	Wholesale	Consumer	Total	Wholesale	Consumer	Total

Allowance for loan losses:
Collectively evaluated for impairment	$(54,298)	$(3,764)	$(58,062)	$(36,487)	$(2,555)	$(39,042)
Individually evaluated for impairment	(6,757)	-	(6,757)	(719)	-	(719)
PCI loans	(48,134)	(9,011)	(57,145)	(46,114)	(13,021)	(59,135)

Total allowance for loan losses	(109,189)	(12,775)	(121,964)	(83,320)	(15,576)	(98,896)

Loans held for investment:
Collectively evaluated for impairment	$5,151,418	$1,656,884	$6,808,302	$3,796,889	$798,886	$4,595,775
Individually evaluated for impairment	18,310	-	18,310	12,895	-	12,895
PCI loans	1,555,164	1,375,075	2,930,239	2,048,284	1,624,647	3,672,931

Total loans held for investment	$6,724,892	$3,031,959	$9,756,851	$5,858,068	$2,423,533	$8,281,601

The Provision for credit losses reflects loss adjustments related to loans recorded at amortized cost, off-balance sheet commitments, and related reimbursements under indemnification agreements. An allowance for loan losses reduces the carrying value of the portfolio of loans receivable. Reimbursements under indemnification agreements are recorded as Indemnification assets. The provision for PCI loans covered by shared-loss agreements included provision offset expected reimbursements from the FDIC. The following table shows the components of the Provision for credit losses in the Consolidated Statements of Income for the years ended December 31, 2014 and 2013:

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands)	December 31, 2014	December 31, 2013
Provision for credit losses on non-covered loans	$38,599	$18,792
Credit loss benefit on covered loans	(2,032)	1,167
Indemnification asset provision offset
related to credit loss benefits on covered loans	13,424	(685)
Provision for off-balance sheet commitments
(recorded in other liabilities)	7,027	4,032

Net provision for credit losses	$57,018	$23,306

Credit Quality Indicators and Reserve Process, Excluding PCI Loans and Loans Held at Estimated Fair Value

Determining an appropriate allowance for loan losses requires significant judgment that may change based on management’s ongoing process in analyzing the credit quality of the Company’s HFI loan portfolio. The allowance for loan losses has been determined primarily based on loss reserve factors for probable incurred losses inherent in the portfolio. In the absence of loss history, the loss reserve factors developed for the Wholesale loan portfolio have been derived from industry data for similar loans and primarily a third party valuation model for the Consumer portfolio. The Company will consider actual loss experience (e.g., the level of net charge-offs) as more information becomes available with loan portfolio growth and maturity.

Wholesale Portfolio

The Company closely monitors and assesses the credit quality and credit risk in the Wholesale portfolio on an ongoing basis. Wholesale loans are subject to individual risk assessment based on periodic reviews of the loan’s current performance, an evaluation of the borrower’s financial condition and the value of any underlying collateral. Wholesale loans are assessed for estimated inherent losses expected to be identified within the loss emergence period (e.g. 24 months or more) by utilizing a third party model to develop probability of default and loss given default factors that are based on the credit characteristics of each loan and applied to the outstanding balances.

The following table summarizes non-PCI loans in the Wholesale portfolio, excluding the allowance for loan losses which are monitored for credit quality based on internal risk classifications as of December 31, 2014 and 2013.

(Dollars in thousands)	December 31, 2014
	Noncriticized	Criticized	Total
Commercial	$2,849,442	$124,319	$2,973,761
Commercial real estate	2,158,928	37,039	2,195,967
Total	$5,008,370	$161,358	$5,169,728

(Dollars in thousands)	December 31, 2013
	Noncriticized	Criticized	Total
Commercial	$2,271,911	$75,490	$2,347,401
Commercial real estate	1,428,423	33,960	1,462,383
Total	$3,700,334	$109,450	$3,809,784

Noncriticized loans generally include loans that are expected to be repaid in accordance with contractual loan terms. Criticized loans are risk rated as special mention, substandard or doubtful consistent with the regulatory guidelines and for which credit related weaknesses have been identified, which may be indicators of impairment. A loan is considered to be impaired when it is probable that the Company will be unable to collect all interest and principal payments in accordance with the contractual terms of the loan based on current information and events.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Consumer Portfolio

The Company monitors the credit quality for residential mortgages and unsecured credit cards on a pool basis.

For residential mortgages, the Company develops a loss reserve factor by deriving the projected lifetime losses derived from a valuation model and then adjusting for losses expected to be specifically identified within the next 12 months (i.e., the loss emergence period). The key drivers of the projected lifetime losses include the type of product, delinquency status of the underlying loans, the borrower’s FICO, loan-to-value, debt-to-income ratio, geographic location, and any guarantees.

For unsecured credit cards, the Company develops a loss reserve factor from industry loss data adjusted to reflect the characteristics of the Company’s portfolio within the next 12 months (i.e., the loss emergence period).

Loan reserve factors used in determining the allowance for the Consumer portfolio are reviewed and adjusted on a quarterly basis or more frequently, as needed, for changes in trends, conditions and other relevant factors that affect the repayment of the loans.

Other Factors

While the specific and pool allowances provide the quantitative portion of the allowance that reflects most of the relevant risk factors, the Company believes there are other broad influences affecting the collectability of the outstanding loans that cannot be attributed to a specific loan or pool of loans. The allowance for both portfolios (Wholesale and Consumer) includes an amount for imprecision and uncertainty that may change from period to period. To provide coverage for inherent losses attributable to such factors, the Company has a judgmental component of the allowance for loan losses that represents management’s evaluation of risks inherent in the processes and assumptions used in establishing the allowance based on evaluation of internal and external qualitative factors. Such factors include change in value of underlying collateral, change in economic and business conditions, change in nature and volume of portfolio, experience and depth of loan management and staff, changes in the trend and severity of problem loans, effectiveness of internal loan review system, credit concentrations, effectiveness of lending policies, standards and procedures and other external factors.

Impaired Loans

For commercial and commercial real estate loans, an individual loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all contractual amounts due, including principle and/or interest. Once a loan is deemed impaired, the amount of impairment is primarily measured based on the shortfall between the present value of the future cash flows expected to be collected, discounted at the loan’s effective interest rate, when compared to the recorded investment in the loan. Alternatively, the Company may use observable market prices (if available), or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral less estimated costs to sell. A specific allowance is established and used to absorb credit losses only related to that impaired loan and is not used to cover losses sustained on any other loan. Generally, impaired loans are placed on nonaccrual status under the cost recovery method, whereby all payments received are applied against the recorded investment. No interest income is recognized unless payments are received after the recorded investment has been reduced to zero.

For the year ended December 31, 2013, one commercial loan was modified in a TDR and determined to be impaired. A scheduled principal payment of $0.5 million was deferred, certain loan covenants were waived, and the stated interest remained at 5.25 percent even though the Company had the option to increase the rate by 3 percent due to an event of default. The financial impact was comprised of the principal payment deferral from December 2013 to September 2014 and recognition of an estimated impairment loss of $0.7 million, which was measured based on the net realizable value of the collateral. The unpaid principal balance, recorded investment, and allowance for loan losses for that loan as of December 31, 2013 were $12.9 million, $12.2 million and $0.7 million, respectively. There was no remaining unfunded commitment as of December 31, 2013. The average recorded investment for the year ended December 31, 2013 was $12.2 million, and no interest income was recognized after the loan was deemed impaired. This loan was subsequently paid off in full in 2014 and thus, the Company reversed the recorded specific allowance through the loan loss provision.

During the year ended December 31, 2014, the Company determined three new commercial loans to be individually impaired and placed them on non-accrual status with no concessions granted. All three impaired loans are collateral dependent as repayment is expected to be provided substantially through liquidation of the underlying collateral. For one of these impaired loans, the Company determined the collateral dependent loan to be uncollectible and charged-off the

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

entire recorded investment with an impairment loss of $14.0 million recognized and a net recovery of $1.1 million of previously charged-off amounts. As of December 31, 2014, the Company had a specific allowance for the outstanding balance of $340 thousand and $3.3 million accrued as a separately liability for the unfunded commitment balance for this impaired loan. For the remaining two impaired loans, the Company recognized a specific allowance of $6.4 million, which was measured based on the estimated fair value of the underlying collateral. The loans are secured by a pledge of all equity interests owned by the borrowers and guarantors and the Company’s first priority security interest to the tangible assets of the borrowers and guarantors. As of December 31, 2014, the unpaid principal balance, recorded investment, and allowance for loan losses for all three impaired loans were $19.5 million, $11.6 million and $6.8 million, respectively. The average recorded investment for the year ended December 31, 2014 was $24.1 million, and the Company did not recognize any interest income once the loan was deemed impaired. There were no TDRs or other individually impaired loans as of December 31, 2014.

Past-Due Loans

The following table summarizes the delinquency status of non-PCI loans HFI, excluding the allowance for loan losses, as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014

	Less than 30 days past due (1)	Past due 30 to 89 days	Past due 90+ days	Total

Commercial	$2,973,701	$60	$-	$2,973,761
Commercial real estate	2,194,522	1,445	-	2,195,967
Residential mortgages	1,583,270	10,052	62,379	1,655,701
Other consumer	1,082	36	65	1,183
Total	$6,752,575	$11,593	$62,444	$6,826,612

(Dollars in thousands)	December 31, 2013

	Less than 30 days past due (1)	Past due 30 to 89 days	Past due 90+ days	Total

Commercial	$2,346,506	$895	$-	$2,347,401
Commercial real estate	1,458,943	3,440	-	1,462,383
Residential mortgages	659,856	17,647	119,979	797,482
Other consumer	1,311	46	47	1,404
Total	$4,466,616	$22,028	$120,026	$4,608,670

(1)	Amounts include current loans.

There were $93.0 million and $132.0 million of nonaccrual loans as of December 31, 2014 and 2013, respectively.

Credit Quality Indicators and Reserve Process for PCI Loans

As of the acquisition date, PCI loans were initially recorded at estimated fair value with no allowance for loan losses carried over since the initial fair values reflected credit losses expected to be incurred over the remaining lives of the loans. The acquired loans are and continue to be subject to the Company’s internal credit review.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

When it is probable that cash flows expected to be collected are significantly lower than the previous estimate, other than for changes in contractual interest rates (e.g., for adjustable rate loans) or explicit changes in expected prepayments, an allowance for loan losses is recognized for that decrease and a provision for credit loss is recorded as a charge to earnings. Subsequently, the allowance for loan losses on PCI loans is reduced for any probable increases in expected cash flows.

The Company generally updates its expected cash flows quarterly, based on management’s review of the credit quality of the PCI loans and the analysis of the loan performance data since acquisition date, such as delinquency status and internal risk classification.

Regardless of delinquency status, interest income is accreted based on an estimated effective yield over the estimated life of the loans, which is derived from all projected cash flows expected to be collected. Further, if a loan within a pool of loans is modified, the modified loan remains part of the pool of loans and the modified terms are reflected in the updated cash flows.

The following table summarizes the PCI loans, excluding the allowance for loan losses, in the Wholesale portfolio monitored for credit quality based on internal risk classification as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014
	Noncriticized	Criticized	Total
Commercial real estate	$1,371,027	$184,137	$1,555,164
Total	$1,371,027	$184,137	$1,555,164

(Dollars in thousands)	December 31, 2013
	Noncriticized	Criticized	Total
Commercial real estate (1)	$1,754,475	$293,809	$2,048,284
Total	$1,754,475	$293,809	$2,048,284

As of December 31, 2014 and 2013, the carrying value of the PCI loans were $2.9 billion and $3.7 billion, respectively, with an unpaid principal balance of $3.4 billion and $4.3 billion, respectively.

Accretable Yield

The excess of cash flows expected to be collected over the recorded investment of the PCI loans represents the accretable yield. The accretable yield is affected by changes in interest rate indices for variable rate PCI loans, changes in prepayment assumptions and changes in expected principal and interest payments and property values.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Changes in the accretable yield for PCI loans are summarized below:

(Dollars in thousands)	Accretable Yield
Balance December 31, 2012	$2,086,592
Accretion into interest income	(295,411)
Reclassification from nonaccretable difference for loans with improving cash flows	280,759
Changes in expected cash flows that do not affect nonaccretable difference (1)	(90,005)

Balance December 31, 2013	1,981,935
Accretion into interest income	(247,361)
Reclassification from nonaccretable difference for loans with improving cash flows	47,145
Changes in expected cash flows that do not affect nonaccretable difference (1)	(231,490)

Balance December 31, 2014	$1,550,229

(1)	Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions and changes in interest rates on variable rate PCI loans.

Purchased Loans

During the years ended December 31, 2014 and 2013, the Company purchased SFR mortgage loans, repurchased HECM loans, GNMA loans, and Agency loans under representation and warranty obligations.

SFR mortgage loans

The Company purchased SFR mortgage loans from third parties and classified these loans as HFS carried at fair value, loans HFS carried at LOCOM or loans HFI carried at amortized cost.

During the years ended December 31, 2014 and 2013, the Company purchased SFR mortgage loans totaling $954.2 million and $175.7 million, respectively, and classified these loans as HFI carried at amortized cost. These loans were purchased at a premium and were not deemed credit impaired at the time of acquisition. In addition, in 2014, the Company purchased SFR mortgage loans at a premium totaling $17.6 million and classified these loans as HFS carried at LOCOM.

HECM loans

As servicer of HECM loans, the Company either chooses to repurchase the loan upon reaching a maturity event or is required to repurchase the loan once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount. These HECM loans were repurchased at a price equal to the unpaid principal balance outstanding on the loan plus accrued interest. Upon acquisition, the loans were recorded at estimated fair value and classified as HFS or HFI carried at amortized cost based on loan status. Loans classified as HFS are carried at LOCOM pending assignment to HUD with the initial loss recorded against the valuation allowance. Loans classified as HFI carried at amortized cost are not assignable to HUD and the initial loss is recorded against the discount charged against an existing secondary market reserve established for such losses.

During the year ended December 31, 2013, the Company repurchased $70.9 million (unpaid principal balance) of HECM loans, of which $43.7 million was classified as HFS carried at LOCOM and the remaining $27.2 million were classified as HFI carried at amortized cost. Separately in 2013, the Company repurchased $10.3 million (unpaid principal balance) of HECM loans from the Agency (FNMA) and classified them as HFI carried at amortized cost. In the fourth quarter of 2013, the Company also purchased $10.0 million (unpaid principal balance) of HECM loans from Agency (FNMA) on behalf of FDIC, which were subsequently transferred to the FDIC within the same quarter.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

During the year ended December 31, 2014, the Company repurchased $83.9 million (unpaid principal balance) of additional HECM loans of which $56.4 million were classified as HFS and the remaining $27.5 million were classified as HFI carried at amortized cost.

GNMA loans

Prior to exiting the third party servicing business, the Company serviced SFR mortgage loans guaranteed by the FHA and securitized through GNMA. As servicer, the Company is required to advance funds to the securitization trust if a borrower fails to make all of the contractually required payments. If a borrower misses three consecutive payments, the Company has the option to repurchase the loan. If a loan is repurchased, the servicer is no longer required to make servicing advances for missed payments. If the loan proceeds to foreclosure sale, the FHA reimburses the full principal balance and interest at the debenture rate less the first 60 days of interest up to the standard timeline. At time of repurchase, the purchase price is the unpaid principal and interest balance outstanding on the loan with a loss reserve for the interest amounts deemed uncollectable. The Company accrues for the uncollectable interest representing the first 60 days of interest and the loss associated with the note rate as compared to the debenture rate.

Prior to 2013, the Company repurchased $160.8 million (unpaid principal balance) of GNMA forward residential mortgage loans under the servicer early buyout option. In 2013, the Company repurchased an additional $25.7 million (unpaid principal balance). With the completed sale of the Company’s third party servicing rights, no repurchases were made in 2014 and no repurchase options were outstanding as of December 31, 2014.

Agency loans

In 2014, no loans sold to Agencies were repurchased under representation and warranty obligations. In 2013, certain loans sold to Agencies in the amount of $4.2 million were repurchased under representation and warranty obligations because they did not fulfill all of the criteria required by those entities under the terms of the sale. These loans were repurchased at a price equal to the unpaid principal and interest balance outstanding and were not considered to be credit impaired at the time of repurchase. Of those loans, $3.3 million were classified as loans HFS carried at estimated fair value, as the deficiencies were expected to be corrected and then the loans were expected to be resold to the Agencies.

5. Indemnification Assets

In connection with the lndyMac, First Federal and La Jolla Transactions, the FDIC indemnified the Company against certain future losses. The shared-loss agreements generally require the Company to obtain FDIC approval prior to transferring or selling loans and related indemnification assets. Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., charge-off of loan balance or liquidation of collateral). Reimbursements approved by the FDIC are received usually within 60 days of submission.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The carrying value of the indemnification assets are summarized below:

(Dollars in thousands)	December 31, 2014
	IndyMac Transaction	First Federal Transaction	La Jolla Transaction	Total
Loan indemnification (1)	$755,896	$14,825	$23,872	$794,593
Reverse mortgage indemnification	10,692	-	-	10,692
Agency claims indemnification	61,785	-	-	61,785
Total	$828,373	$14,825	$23,872	$867,070

(Dollars in thousands)	December 31, 2013
	IndyMac Transaction	First Federal Transaction	La Jolla Transaction	Total
Loan indemnification (1)	$1,246,693	$25,197	$64,138	$1,336,028
Reverse mortgage indemnification	19,446	-	-	19,446
Agency claims indemnification	62,875	-	-	62,875
Total	$1,329,014	$25,197	$64,138	$1,418,349

(1)	Includes single family, multifamily, commercial and industrial loans.

For the years ended December 31, 2014 and 2013, the Company reduced the carrying value of the indemnification assets for all three covered portfolios by $166.2 million and $199.2 million, respectively, based on net payments received from FDIC.

The amount of accretion recognized on the indemnification assets from the IndyMac Transaction was $12.7 million and $15.8 million for the years ended December 31, 2014 and 2013, respectively. In addition, the Company reduced the estimated fair value of the indemnification asset associated with the IndyMac Transaction by approximately $369.9 million and $560.8 million in unrealized losses for the years ended December 31, 2014 and 2013, respectively.

Amortization (negative yield) of $10.4 million and $17.6 million was recognized from the First Federal Transaction indemnification asset for the years ended December 31, 2014 and 2013, respectively. Amortization (negative yield) of $32.2 million and $66.8 million was recognized on the La Jolla Transaction indemnification asset for the years ended December 31, 2014 and 2013, respectively.

For further discussion of indemnification asset for PCI loans, see Note 1—Summary of Significant Accounting Policies.

The carrying amounts of the loans receivable associated with the indemnification assets recognized as a result of the shared-loss agreements as of December 31, 2014 and 2013 are as follows:

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands)	December 31, 2014
	IndyMac Transaction	First Federal Transaction	La Jolla Transaction	Total
Loans Receivable
Commercial real estate	$-	$751,120	$388,254	$1,139,374
Residential Mortgages	4,165,171	1,268,736	95,088	5,528,995
Consumer	-	2,203	-	2,203

Total	$4,165,171	$2,022,059	$483,342	$6,670,572

(Dollars in thousands)	December 31, 2013
	IndyMac Transaction	First Federal Transaction	La Jolla Transaction	Total
Loans Receivable
Commercial real estate	$-	$884,872	$595,698	$1,480,570
Residential Mortgages	4,288,248	1,469,603	139,727	5,897,578
Consumer	-	2,274	-	2,274

Total	$4,288,248	$2,356,749	$735,425	$7,380,422

IndyMac Transaction

Single Family Whole Loan Indemnification Asset

The FDIC agreed to indemnify the Company against certain credit losses on SFR mortgage loans based on specified thresholds as follows:

Loss Threshold	FDIC Loss Percentage	OWB Loss Percentage	Comments

First Loss Tranche	0%	100%	The first $2.551 billion (First Loss Tranche) of losses based on the unpaid principal balances as of the transaction date are borne entirely by the Company without reimbursement from FDIC.

Under Stated Threshold	80%	20%	Losses based on the unpaid principal balances as of the transaction date in excess of the First Loss Tranche but less than $3.826 billion (Stated Threshold) are reimbursed 80% by the FDIC with the remaining 20% borne by the Company.

Meets or Exceeds Stated Threshold	95%	5%	Losses based on the unpaid principal balances as of the transaction date that equal or exceed $3.826 billion (Stated Threshold) are reimbursed 95% by the FDIC with the remaining 5% borne by the Company.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The Company’s cumulative losses exceeded the first loss tranche ($2.551 billion) effective December 2011 with the excess losses reimbursed 80% by the FDIC. The following table summarizes the submission of qualifying losses for reimbursement from the FDIC:

(Dollars in thousands)	December 31, 2014	December 31, 2013
Unpaid principal balance	$4,989,096	$5,623,685
Cumulative losses incurred	3,464,880	3,267,778
Cumulative claims	3,451,680	3,247,045
Cumulative reimbursement	694,328	528,421

As part of this indemnification agreement, the Company must continue to modify loans under certain U.S. government programs, or other programs approved by the FDIC. Final settlement on the remaining indemnification obligations will occur at the earlier of the sale of the portfolio or ten years from the acquisition date (March 2019).

The Company elected to record the indemnification asset for SFR mortgage loans at estimated fair value on the same basis as the indemnified loan assets. For further discussion, see Note 15—Fair Value.

Reverse Mortgage Indemnification Asset

Reverse mortgage loans were not fully advanced as of the IndyMac Transaction date (March 19, 2009). The FDIC agreed to indemnify the Company against losses on the first $200.0 million of funds advanced subsequent to the IndyMac Transaction date and the FDIC agreed to fund any advances above $200.0 million. Final settlement on the remaining indemnification obligation will occur at the earlier of the sale of the portfolio, payment of the last shared-loss loan, or final payment to the purchaser in settlement of all remaining loss share obligations under the agreement, which can occur within the six month period prior to the tenth anniversary from the acquisition date (March 2019).

As of December 31, 2014 and 2013, $154.0 and $149.8 million had been advanced on the reverse mortgage loans, respectively. The Company submitted loss claims of $742 thousand and $389 thousand during 2014 and 2013, respectively. The Company had received $1.5 million and $696 thousand in cumulative loss reimbursements as of December 31, 2014 and 2013, respectively.

The Company elected to record the indemnification asset for reverse mortgage loans at estimated fair value, on the same measurement basis as the related indemnified loans and commitments. For further discussion, see Note 15—Fair Value.

Agencies Repurchase Indemnification Asset

Subject to certain requirements and limitations, the FDIC agreed to indemnify the Company, among other things, for third party claims from the Agencies related to IndyMac selling representations and warranties as well as liabilities arising from the acts or omissions (including, without limitation, breaches of servicer obligations) of IndyMac prior to the transaction date as follows:

SFR mortgage loans Sold to the Agencies:

•	The FDIC indemnifies the Company for five years from the acquisition date (expired in March 2014), for third party claims made by Fannie Mae or Freddie Mac relating to any liabilities or obligations imposed on the seller of mortgage loans with respect to mortgage loans acquired by Fannie Mae or Freddie Mac from IndyMac after July 11, 2008. This indemnification was in addition to the contractual protections provided by both Fannie Mae and Freddie Mac, through the respective servicing transfer agreements executed upon the FDICs sale of such mortgage servicing rights to OneWest. Under these contracts, each of The GSEs agreed to not enforce any such claims arising from breaches that would otherwise be imposed on the seller of such mortgage loans.
•	The FDIC indemnifies the Company for five years from the acquisition date (expired in March 2014), for third party claims made by the GNMA, relating to any liabilities or obligations imposed on the seller of mortgage loans with respect to mortgage loans acquired by GNMA from IndyMac .

The FDIC indemnification for third party claims made by the Agencies for servicer obligations has expired in 2014. The cumulative reimbursements submitted and received from the FDIC to cover third party claims made by the Agencies was $3.6 million as of December 31, 2013. There were no additional claims submitted in 2014.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Reverse Mortgage Loans Sold to the Agencies:

•	The FDIC indemnifies the Company for ten years from the acquisition date (expiring in March 2019), for third party claims made by the Agencies relating to any liabilities or obligations imposed on the seller of HECM loans acquired by the Agencies from IndyMac.

As of December 31, 2014 and 2013, the Company has submitted cumulative reimbursable claims of $2.3 million and $1.9 million, of which $2.1 million and $1.9 million has been reimbursed by the FDIC to cover third party claims made by the Agencies.

Indemnifications for Certain Servicing Errors:

•	The FDIC indemnifies the Company for third party claims from the Agencies or others arising from certain servicing errors of IndyMac commenced within two years from March 19, 2009 or three years from March 19, 2009 if the claim was brought by FHLB. However, for any claims, issues or matters relating to the servicing obligations that are known or identified as of the end of the two year period, the FDIC indemnification protection continues beyond the two year period until resolution of such claims, issues or matters.

As of December 31, 2014 and 2013, the Company has submitted cumulative reimbursable claims of $8.8 million and $8.0 million associated with servicing errors related to HECM loans sold to Agencies, of which $8.5 million and $2.7 million has been reimbursed by the FDIC to cover third party claims made by the Agencies. The cumulative claim reimbursements submitted and received from the FDIC to cover servicing errors related to forward mortgages was $2.1 million as of December 31, 2013. There were no additional claims submitted in 2014.

First Federal Transaction

The FDIC agreed to indemnify the Company against certain losses on SFR, commercial and other loans HFI based on established thresholds as follows:

Loss Threshold	FDIC Loss Percentage	OWB Loss Percentage	Comments
First Loss Tranche	0%	100%	The first $932 million (First Loss Tranche) of losses based on the unpaid principal balances as of the transaction date are borne entirely by the Company without reimbursement from FDIC.
Under Stated Threshold	80%	20%	Losses based on the unpaid principal balances as of the transaction date in excess of the First Loss Tranche but less than $1.532 billion (Stated Threshold) are reimbursed 80% by the FDIC with the remaining 20% borne by the Company.
Meets or Exceeds Stated Threshold	95%	5%	Losses based on the unpaid principal balances as of the transaction date that equal or exceed $1.532 billion (Stated Threshold) are reimbursed 95% by the FDIC with the remaining 5% borne by the Company.

The loss thresholds apply to the covered loans collectively. However, the loss share agreements are in effect for five years for commercial loans (expired in December 2014) and ten years for SFR mortgage loans (expiring in December 2019) from the acquisition date. In addition, pursuant to the terms of the shared-loss agreement, the loss recovery provisions for commercial loans extend for three years past the expiration date.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following table summarizes the submission of qualifying losses for reimbursement from the FDIC:

(Dollars in thousands)	December 31, 2014			December 31, 2013
	SFR	Non SFR	Total	SFR	Non SFR	Total
Unpaid principal balance	$1,662,421	$550,721	$2,213,142	$1,912,711	$648,323	$2,561,034
Cumulative losses incurred (1)	391,713	9,194	400,907	360,504	9,432	369,936
Cumulative claims (1)	389,341	9,564	398,905	357,842	9,363	367,205

(1)	As of December 31, 2014, the cumulative claims balance for Non SFR was higher than the cumulative losses incurred due to the lag between the losses incurred and the claim submission. For the year ended December 31, 2014, the covered losses for Non SFR was reduced by a recovery of $370 thousand, which was not reflected in the claim submission until the first month subsequent to the year end.

As part of the shared-loss agreement, the Company is required to make a true-up payment to the FDIC in the event that losses do not exceed a specified level by the tenth anniversary of the agreement. The Company does not currently expect that such payment will be required based upon its forecasted loss estimates for the First Federal portfolio.

La Jolla Transaction

The FDIC agreed to indemnify the Company against certain losses on SFR, commercial and other loans HFI based on established thresholds as follows:

Loss Threshold	FDIC Loss Percentage	OWB Loss Percentage	Comments
Under Stated Threshold	80%	20%	Losses based on unpaid principal balance up to the Stated Threshold ($1.007 billion) are reimbursed 80% by the FDIC with the remaining 20% borne by the Company.
Meets or Exceeds Stated Threshold	95%	5%	Losses based on unpaid principal balance at or in excess of the Stated Threshold ($1.007 billion) are reimbursed 95% by the FDIC with the remaining 5% borne by the Company.

The loss thresholds apply to the covered loans collectively.  The shared-loss agreements are in effect for five years for commercial (expiring in March 2015) and ten years for SFR mortgage loans (expiring in February 2020) from the acquisition date. In addition, pursuant to the terms of the shared-loss agreement, the loss recovery provisions for commercial loans extend three years past the expiration date.

Pursuant to the loss share agreement, the Company’s cumulative losses since acquisition date are reimbursed by the FDIC at 80% until the stated threshold ($1.007 billion) is met. The following table summarizes the submission of qualifying losses for reimbursement from the FDIC:

(Dollars in thousands)	December 31, 2014			December 31, 2013
	SFR	Non SFR	Total	SFR	Non SFR	Total
Unpaid principal balance	$126,897	$497,905	$624,802	$186,175	$729,541	$915,716
Cumulative losses incurred (1)	54,925	384,312	439,237	49,584	394,416	444,000
Cumulative claims (1)	54,927	385,019	439,946	49,555	405,766	455,321
Cumulative reimbursement	43,942	308,015	351,957	39,644	324,613	364,257

(1)	As of December 31, 2014 and 2013, the cumulative claims balance was higher than the cumulative losses incurred due to the lag between the losses incurred and the claim submission. For the year ended December 31, 2014 and 2013, the covered losses were reduced by a recovery of $709 thousand and $11.3 million, respectively, which were not reflected in the claim submission until the first month subsequent to the year end.

As part of the shared-loss agreement, the Company is required to make a true-up payment to the FDIC in the event that losses do not exceed a specified level by the tenth anniversary of the agreement. The Company currently expects that such payment will be required based upon its forecasted loss estimates for the La Jolla portfolio. As of December 31, 2014 and 2013, an obligation of $51.9 million and $43.7 million, respectively, has been recorded as a FDIC true-up liability for the contingent payment measured at estimated fair value. For further discussion, refer to Note 15 - Fair Value.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

6. Servicing Advances

Servicing advances are made by the Company in the normal course of its loan servicing business. These advances include customary, reasonable and necessary out-of-pocket costs incurred in the performance of its servicing obligation. They include advances related to foreclosure activities, funding of principal and interest with respect to mortgage loans held in connection with a securitized transaction and taxes and other assessments which are or may become a lien upon the mortgage property. Advances made by the Company on owned loans (HFI) are included in Other assets (refer to Note 9-Other Assets).

Generally all advances are collected from the borrower or from the investor. Advances not collected are generally due to payments made in excess of the limits established by the investor or as a result of servicing errors. For loans serviced for others, servicing advances are accrued through liquidation regardless of delinquency status. Any accrued amounts that are deemed uncollectible at liquidation are written off. Any amounts outstanding 180 days post liquidation are written off. During the years ended December 31, 2014 and 2013, the Company recognized losses of $1.7 million and $16.7 million, respectively, on SFR servicing advances deemed uncollectable.

The Company’s allowance for servicing advances on HECM loans owned by Agencies is calculated based on management’s quarterly analysis. Servicing advances on HECM loans owned by private investors are charged off when a loan is 90 days past due. The following table summarizes activity in the allowance related to HECM loans servicing advances:

(Dollars in thousands)

Balance, December 31, 2012	$8,789
Provisions	4,893
Charge-offs	(513)
Balance, December 31, 2013	$13,169
Provisions	3,257
Charge-offs	(526)
Balance, December 31, 2014	$15,900

During 2013, $1.7 billion of outstanding servicing advances were sold in the Ocwen Transaction. During 2014, $30.3 million and $113.4 million of outstanding servicing advances were sold in the Ocwen and SLS Transaction, respectively. The Company has agreed to indemnify the purchasers Ocwen and SLS against nonrecoverable servicing advances which are deemed attributable to the period prior to servicing transfer date associated with servicing of GSEs owned loans. No contingent obligation was recognized for the servicing advances sold in the SLS Transaction associated with private label securities. Such contingent obligations are included in Liabilities of discontinued operations on the Consolidated Statements of Financial Position. For further information, see Note 2—Acquisitions and Divestitures and Note 16—Commitments and Contingencies.

At December 31, 2014 and 2013, $55.6 million and $182.4 million of servicing advances were designated as Assets of operations held for sale. For further discussion, see Note 2—Acquisitions and Divestitures.

The following table summarizes servicing advances by investor type as of December 31, 2014 and 2013:

	December 31, 2014
	SFR		HECM Loans
(Dollars in thousands)	Agencies	Non-Agencies	Agencies	Non-Agencies		Total

Principal and Interest	$-	$203	$43,084	$7,502	(1)	$50,789
Taxes and Insurance	1,402	322	-	-		1,724
Foreclosure Costs	1,027	2,022	-	-		3,049
Total	$2,429	$2,547	$43,084	$7,502		$55,562

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

	December 31, 2013
	SFR		HECM Loans
(Dollars in thousands)	Agencies	Non-Agencies	Agencies	Non-Agencies		Total
Principal and Interest	$12	$71,939	$32,836	$7,623	(1)	$112,410
Taxes and Insurance	1,581	46,723	-	-		48,304
Foreclosure Costs	801	20,879	-	-		21,680
Total	$2,394	$139,541	$32,836	$7,623		$182,394

(1)	Balances include $1.5 million and $1.4 million in reverse mortgages at December 31, 2014 and 2013, respectively.

As discussed in Note 4—Loans Receivable, Allowance for Loan Losses and Reserves for Off-Balance Sheet Commitments, the Company exercised its servicer early buyout option and repurchased $25.7 million of loans from GNMA in 2013 and had no repurchases in 2014. As of December 31, 2014 and 2013, the Company had servicing advances of $14.0 million and $7.5 million associated with loans repurchased under the early buyout option. These advances are included in advances on owned loans as presented in Note 9—Other Assets. Advances related to the Company’s owned loans are no longer accrued when the underlying loan becomes 90 days or more delinquent. Once a loan is liquidated and advance balances are deemed not recoverable, any outstanding advance balance is written off. However, an exception is made for advances on Home Affordable Modification Program (“HAMP”) loans and GNMA forward repurchased loans. If a servicing advance receivable is deemed uncollectible, an allowance and an offsetting impairment loss are recognized.

As of December 31, 2014 and 2013, the Company had recorded allowances of $23.7 million and $15.9 million, respectively, related to advances on owned loans deemed probable of being uncollectable. The following table summarizes activity in the allowance related to advance receivables on HFI loans:

(Dollars in thousands)

Balance, December 31, 2012	$15,087
Provisions	25,708
Charge-offs	(24,869)

Balance, December 31, 2013	$15,926
Provisions	34,281
Charge-offs	(26,542)

Balance, December 31, 2014	$23,665

7. Mortgage Servicing Rights

The Company applies the amortization method for recognized MSRs on SFR and reverse mortgages. Under the amortization method, the MSRs are recorded at the lower of their carrying value or estimated fair value with any impairment reflected in a valuation allowance and reflected in earnings as a reduction of loan servicing fees. The amortization of MSRs is recorded in loan servicing fees and adjusted at least quarterly to reflect changes in expected prepayments of the loans being serviced, and any known factors that affect the cash flows expected to be collected.

In 2013, the Company announced its decision to exit its third party servicing operations of forward and reverse mortgages. During 2013, the Company sold $224.8 million of MSRs with $69.1 billion in outstanding principal balance of mortgages for which servicing rights were sold as part of the Ocwen Transaction. During 2014, the Company sold $9.1 million of MSRs with $3.3 billion in outstanding principal balance of mortgages for which servicing rights were sold as part of the SLS Transaction and Ocwen Transaction. For further information, see Note 2—Acquisitions and Divestitures.

Estimated fair value of SFR MSRs at December 31, 2014 was based upon pricing for similar SFR MSRs in the SLS Transaction. Estimated fair value of SFR MSRs at December 31, 2013 was based upon pricing for similar SFR MSRs in the Ocwen Transaction. Refer to Note 15-Fair Value for further discussion regarding the quantitative inputs.

Estimated fair value of reverse MSRs at December 31, 2014 was determined under a discounted cash flow technique using a third party valuation model. Estimated fair value of reverse MSRs at December 31, 2013 was determined using

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

discounted cash flow techniques using a third party valuation model, which the Company benchmarked to transaction bids received in connection with the planned sale of its third-party reverse mortgage servicing operations. Refer to Note 15-Fair Value for further discussion regarding the quantitative inputs.

As of December 31, 2014, the remaining SFR MSRs of $446 thousand was included in Assets of operations held for sale. As of December 31, 2014, the reverse MSRs have been written down to the estimated fair value of zero. As of December 31, 2013, the remaining SFR MSRs of $10.6 million and reverse MSRs of $51.4 million, totaling $62.0 million, were included in Assets of operations held for sale. For further information, see Note 2 – Acquisitions and Divestitures. As of December 31, 2014 and 2013, the unpaid principal balance of the Company’s servicing portfolio of SFR mortgage loans was $156.2 million and $3.4 billion, respectively, while the unpaid principal balance of the Company’s servicing reverse residential mortgage loans was $19.3 billion and $21.1 billion, respectively. The balance of portfolio subserviced for a related party was $239.6 million and $324.8 million as of December 31, 2014 and 2013, respectively (refer to Note 23—Related Party Transactions).

The following table summarizes activity for MSRs for the years ended December 31, 2014 and 2013:

(Dollars in thousands)	SFR	Reverse Mortgages	Total
Balance, December 31, 2012	$240,343	$71,993	$312,336
Rights purchased	-	-	-
Rights capitalized	32,569	-	32,569
Rights sold	(224,783)	-	(224,783)
Amortization	(42,586)	(8,801)	(51,387)
OTTI	(519)	(11,771)	(12,290)
Valuation Allowance	5,544	-	5,544
Balance, December 31, 2013	$10,568	$51,421	$61,989
Rights purchased	-	-	-
Rights capitalized	118	-	118
Rights sold	(9,050)	-	(9,050)
Amortization	(1,072)	(9,067)	(10,139)
OTTI	(118)	(42,354)	(42,472)
Valuation Allowance	-	-	-
Balance, December 31, 2014	$446	$0	$446

The following table summarizes the MSRs by investor type as of December 31, 2014 and 2013:

(Dollars in thousands)
By Investor Type	SFR	Reverse Mortgages	Total
Agencies	$1,731	$42,341	$44,072
Non-Agencies	8,837	9,080	17,917

Balance, December 31, 2013	$10,568	$51,421	$61,989

By Investor Type
Agencies	$144	-	$144
Non-Agencies	302	-	302

Balance, December 31 2014	$446	$0	$446

There was no valuation allowance for the SFR MSR as of December 31, 2014 and 2013. Reverse MSR impairment is immediately accounted for as permanent and includes no valuation allowance. During the years ended December 31, 2014 and 2013, the Company recognized an OTTI charge of $42.4 million and $11.8 million (included in Loss from discontinued operations) related to the reverse MSRs based on discounted cash flow valuation technique for 2014 and transaction bids received in connection with the planned sale of its third-party reverse mortgage servicing operations for 2013, respectively. The write-down was based on management’s estimate of the fair value of the assets.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

At December 31, 2014 and 2013, the remaining MSRs that the Company intends to sell were predominantly acquired and were not retained interests from securitizations. Sensitivity analyses are therefore not applicable to the SFR and reverse MSRs. The following are estimated fair value and actual portfolio characteristics of the MSR portfolio as of December 31, 2014 and December 31, 2013:

	December 31, 2014			December 31, 2013
(Dollars in thousands)	SFR		Reverse Mortgage	SFR		Reverse Mortgage
Actual Portfolio Characteristics
Estimated fair value	$1,378	(1)	$0	$24,668	(1)	$51,421	(2)
Loan Principal balance	156,221		19,257,972	3,402,872		21,091,186
Gross Weighted Average Coupon Rate	5.4%		2.0%	4.3%		2.1%
Servicing fee	0.3%		32.6 (3)	0.4%		32.6	(3)
3-Month prepayment speed	N/A		12.1%	N/A		10.2%
Valuation Assumptions
Remaining lifetime prepayment speeds
(Constant Prepayment Rate)	-	(1)	29.7%	-	(1)	-	(2)
Discount rate	-	(1)	15.0%	-	(1)	-	(2)
Cost to service (per loan)	-	(1)	$30.2	-	(1)	-	(2)

(1)	Estimated fair value of SFR MSRs at December 31, 2014 and 2013 was based upon pricing for similar SFR MSRs sold in the Ocwen and SLS Transaction.
(2)	Estimated fair value of reverse MSRs at December 31, 2013 was based upon market pricing.
(3)	This is the average contractual monthly service fee per loan in dollars.

The following table summarizes select components of gross servicing fees included in the Consolidated Statements of Operations as part of Loss from discontinued operations, for the years ended December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014	December 31, 2013
Contractually specified servicing fees	$49,156	$224,576
Late charges	658	13,264
Ancillary fees	3,860	32,177

8. Investment in Restricted Stock

The Company is a member of the FHLB and FRB. As a condition of its membership, the Company is required to maintain a FHLB and FRB stock investment.

FHLB stock is acquired primarily for the right to obtain funding (known as “advances”) rather than for purposes of maximizing dividends or stock growth. FHLB member institutions are required to maintain a minimum level of FHLB stock investment to support their outstanding advances. To the extent the Company pays down the FHLB borrowings, the Company would retain excess stock. Excess stock is defined as any stock holdings in excess of 115% of the member’s minimum capital stock requirement. The FHLB may repurchase excess stock before the expiration of the statutory five-year waiting period for redemption; however, the repurchase of excess stock is at the discretion of the FHLB. The Company redeemed $85.6 million and $124.3 million of excess stock during the years ended December 31, 2014 and 2013, respectively. As a result of additional FHLB borrowings during the year ended December 31, 2014 and 2013, the Company was required to purchase an additional 328,257 shares and 530,934 shares of FHLB stock at par value of $100 per share, respectively.

In February 2014, the Company’s application to become a bank holding company was approved by the FRB and the Bank’s conversion to a national bank charter was approved by the OCC. These changes became effective February 28, 2014. During the year ended December 31, 2014, the Bank was required to purchase 973,923 shares of FRB stock for $48.7 million in connection with its membership with the FRB. As a member, the Company is required to maintain FRB

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

stock based on a specified ratio relative to the Company’s capital. Stock in excess of the required level is surrendered to the FRB at its par value and may not be sold, traded, or pledged as security for a loan.

The Company evaluated the carrying value of its investment in FHLB and FRB stock as of December 31, 2014 and 2013 and determined it was not impaired.

9. Other Assets

The following table summarizes the major components of Other assets as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014	December 31, 2013
Affordable Housing Investments (1) (2)	$113,221	$127,787
FDIC receivable (2)	58,896	66,054
Equity Investments (2)	28,476	-
Property and Equipment, net of accumulated depreciation
of $52,597 and $44,764 (3)	39,791	43,083
Net Advances on owned loans(2)	26,857	20,353
Interest receivable	21,691	13,260
Prepaid expenses	3,720	3,721
Derivative financial instruments (Note 14—Derivative
Instruments)	9,381	1,287
Current tax receivable	124,278	-
Other (4)	129,994	62,652

Total Other Assets (5)	$556,305	$338,197

(1)	The amount for affordable housing investments has been updated to reflect the Company’s adoption of ASU 2014-01, which requires retrospective application of the proportional amortization method (refer to Note 1—Summary of Significant Accounting Policies).
(2)	These items are eligible for fair value option election with an aggregate balance of $227.5 million and $214.2 million as of December 31, 2014 and 2013 respectively.
(3)	Depreciation and amortization costs related to these assets were $8.3 million and $9.6 million for the years ended December 31, 2014 and 2013, respectively.
(4)	Included a receivable for cash collateral posted to counterparties in excess of derivative exposure, totaling $77.1 million and $1.2 million, as of December 31, 2014 and 2013 respectively.
(5)	At December 31, 2014 and 2013, $19.7 and $35.9 million were included in Assets of operations held for sale. For further discussion, see Note 2—Acquisitions and Divestitures.

At December 31, 2014 and 2013, the carrying amount of qualifying affordable housing investments was $85.5 million and $94.4 million, respectively, under the proportional amortization method and $27.7 million and $33.4 million, respectively, under the effective yield method. The Company’s unfunded commitment to fund to its affordable housing investments was $35.5 million and $66.2 million as of December 31, 2014 and December 31, 2013 respectively. The unfunded commitment is separately accrued and recognized in Other liabilities (refer to Note16—Commitments and Contingencies).

The following table presents the impact of ASU 2014-01 on the Consolidated Statements of Financial Position and Consolidated Statements of Income for the year ended December 31, 2013:

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

	December 31, 2013
(Dollars in thousands)	Previously Reported	Adjustment from Adoption	As Reported
Consolidated Statement of Financial Position
Other assets	340,126	(1,929)	338,197
Other liabilities	302,849	(299)	302,550
Retained Earnings	1,652,713	(1,630)	1,651,083

Consolidated Statement of Operations
Fees and other Income	31,242	1,313	32,555
Income tax expense from continuing operations	100,786	2,472	103,258

Effective tax rate from continuing operations	29.7%	0.7%	30.4%

The following table summarizes the amortization and tax credits and other tax benefits recognized for the Company’s affordable housing investments for the years ended December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014	December 31, 2013
Amortization
Proportional Amortization Method	$8,826	$2,416
Effective Yield Method	6,229	7,111
Total	$15,055	$9,527

Tax Credit and other tax benefits
Proportional Amortization Method	$11,974	$2,244
Effective Yield Method	9,000	10,290
Total	$20,974	$12,534

For the years ended December 31, 2014 and 2013, the Company did not recognize any gain or loss on its affordable housing investments. The Company evaluated the carrying value of its affordable housing investments as of December 31, 2014 and 2013, respectively, and determined it was not impaired.

In 2014, the Company invested $29.0 million in capital as a limited partner in two other limited partnerships in exchange for a 50% interest and an 8% interest, respectively, and rights to other tax credits and related tax benefits. These investments are accounted for under the equity method. The Company evaluated the carrying value of its equity investments as of December 31, 2014 and determined it was not impaired.

10. Variable Interest Entities

The Company has been involved with certain trusts, partnerships, limited partnerships, limited liability partnerships and corporations and similar entities that represent VIEs.

Certain purchased securities represent the former IndyMac’s retained beneficial interests in residential mortgage loan securitization trusts, including senior and subordinate securities and for certain trusts, the residual interest. Residential mortgage loan securitizations are financed through the issuance of fixed or floating-rate-asset-backed-securities, which are collateralized by the loans held by a trust. As a result of the IndyMac Transaction, the Company holds securities representing interests in the loans held by certain trusts, and also holds the related servicing rights. The Company does not provide guarantees or recourse to the securitization trusts other than standard servicer representations and warranties.

In some cases, the combination of holding the acquired securities and acting as the servicer of the loans resulted in the Company determining that it was the primary beneficiary of the trust. The Company consolidated the assets and liabilities of the trust, primarily loans and secured borrowings, and recorded them initially at estimated fair value. The Company

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

elected the estimated fair value method of accounting for such assets and liabilities to mitigate potential earnings volatility, as any losses in value of the assets should result in similar reductions in the value of the related liabilities since payments on the debt securities depend upon the performance of the underlying loans. Fair values are estimated based on quoted market prices for the same or similar debt securities which then are adjusted to market observable data, where possible. These values are used as an estimate for the fair value of the loans. Changes in estimated fair values are recorded as a gain or loss on loans and indemnification assets on the Consolidated Statements of Operations.

The Company reassesses whether it has a controlling financial interest in and is the primary beneficiary of a VIE based on a qualitative and quantitative analysis. Below describes the results of the Company’s assessment of its variable interests to determine its current status with regards to being the primary beneficiary of a VIE.

Consolidated VIEs

There were no VIEs for which the Company was deemed the primary beneficiary and consolidated as of December 31, 2014 and 2013.

Unconsolidated VIEs

The unconsolidated VIEs represent securitization trusts and structures in which the Company has involvement but does not consolidate because it is not deemed to be the primary beneficiary. These unconsolidated VIEs include GSE securitization structures, private-label securitizations where the Company is not the servicer (involvement limited to an investor interest), and private label securitizations where the Company is the servicer but does not also have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE and limited partnership interests.

During the year ended December 31, 2014, the Company’s reassessment process did not result in the deconsolidation of VIEs. During the first quarter of 2013, the Company sold four bonds resulting in the deconsolidation of certain securitization trusts as the Company no longer met primary beneficiary status. Additionally, during the fourth quarter of 2013, the Company deconsolidated certain securitization trusts as a result of the sale of third party servicing rights in connection with the Ocwen Transaction. For the year ended December 31, 2013, the Company recognized a gain of $1.1 million from such deconsolidations. For further discussion, see Note 4—Acquisitions and Divestitures. As a result of deconsolidating these trusts, the Company derecognized the corresponding assets and liabilities of the trusts and re-recognized at estimated fair value its interests in debt securities, MSRs, and servicing advances in the Consolidated Statements of Financial Position as of December 31, 2013.

As a result of funding FHA-insured HECM reserve mortgage loans through securitizations in the form of GNMA HMBS, the Company has certain contractual obligations related to the loans and the securitizations. The Company, as issuer of HECM loans, is obligated to fund future borrower advances, which include fees paid to taxing authorities for borrowers' unpaid taxes and insurance, mortgage insurance premiums and payments made to borrowers for line of credit draws on these HECM loans. In addition, the Company capitalizes the servicing fees and interest income earned for servicing reverse mortgage interests and is obligated to fund guarantee fees associated with the GNMA HMBS. The Company periodically pools and securitizes certain of these funded advances through issuance of HMBS to third-party security holders, which do not qualify for sale accounting and rather, are treated as financing transactions. As a financing transaction, the HECM loans remain on the Company’s Consolidated Statement of Financial Position with the proceeds from the issuance of the HMBS recognized as secured borrowings. As servicer, the Company is required to repurchase the HECM loans once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount or when the property forecloses to OREO, which reduces the secured borrowing balance.

Due to the Company’s planned exit of third party servicing, the Company’s HECM loans of $481.2 million and $492.9 million are included in Assets of operations held for sale and the associated secured borrowing – HECM loans of $467.6 million and $480.4 million (including an unamortized premium balance of $4.1 million and $7.4 million) in Liabilities of discontinued operations at December 31, 2014 and 2013, respectively. Additionally the Company services $248.7 million and $318.2 million of HMBS outstanding principal balance for transferred loans securitized by IndyMac for which the Company purchased the MSRs in connection with the IndyMac Transaction at December 31, 2014 and 2013. The carrying value of the MSR of $696 thousand and $1.4 million were reported in Assets of operations held for sale at December 31, 2014 and 2013, respectively. As the HECM loans are federally insured by the FHA and the secured borrowings guaranteed to the investors by GNMA, the Company does not believe maximum loss exposure as a result of its involvement is material or quantifiable given the nature of government guarantees. For Agency and private label

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

securitizations where the Company is not the servicer, the maximum exposure to loss represents the recorded investment. For private label securitizations where the Company is the servicer but not the primary beneficiary, the Company’s maximum exposure to loss is based on the Company’s beneficial interests held in the securitized assets and MSRs. These interests are not expected to absorb losses or receive benefits that are significant to the VIE. The table below presents estimated losses that would be incurred under hypothetical circumstances, for which the Company believes the possibility is remote, such that the value of its interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss.

The nature of the Company’s ownership interest in affordable housing investments and equity investments, as a limited partner, is limited in its ability to direct the activities that drive the economic performance of the entity, as these entities are managed by the general or managing partner. As a result, the Company was not deemed the primary beneficiary of these VIEs.

The following table summarizes the carrying values of the assets and liabilities and the maximum exposure to loss as of December 31, 2014 and 2013 related to the Company’s variable interests in unconsolidated VIEs.

	December 31, 2014
	VIEs Carrying value
(Dollars in thousands)	Securities	MSR	Partnership Investment
Agency securities	$57,666	$-	$-
Non agency securities—OWB serviced	-	234	-
Non agency securities—Other servicer	1,091,414	-	-
Affordable Housing Investments (1)	-	-	113,221
Equity Investments	-	-	28,476
Total Assets	1,149,080	234	141,697
Commitments to Affordable Housing Investments	$-	$-	$35,465
Total Liabilities	$-	$-	$35,465
Maximum loss exposure (2)	$1,149,080	$234	$141,697

	December 31, 2013
	VIEs Carrying value
(Dollars in thousands)	Securities	MSR	Partnership Investment
Agency securities	$64,859	$-	$-
Non agency securities—OWB serviced	2,935	2,317	-
Non agency securities—Other servicer	1,269,030	-	-
Affordable Housing Investments (1)	-	-	127,787
Total Assets	1,336,824	2,317	127,787
Commitments to Affordable Housing Investments	$-	$-	$66,150
Total Liabilities	$-	$-	$66,150
Maximum loss exposure (2)	$1,336,824	$2,317	$127,787

(1)	The amount for affordable housing investments has been updated to reflect the Company’s adoption of ASU 2014-01 for qualifying affordable housing investments (refer to Note 1—Summary of Significant Accounting Policies).
(2)	Maximum loss exposure excludes the liability for representations and warranties, corporate guarantees and also excludes servicing advances.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

11.	Goodwill and Other Intangible Assets

As a result of the First Federal Transaction, the Company recorded goodwill based on the excess of the purchase price over the estimated fair value of the net assets acquired. The Company considers all relevant factors in its assessment of whether the carrying value of goodwill is impaired. Estimating the fair value of a reporting unit is a subjective process, and may require the exercise of significant judgment by the Company’s management, and/or assumptions obtained from independent third parties. The Company has five reporting units at the operating segment level: Consumer Banking, Wholesale Banking, Investment Advisory, Core portfolio, and Servicing. Due to the Company’s decision to exit third party servicing operations, the Company reported the Servicing segment as discontinued operations. For further discussion, see Note 2—Acquisitions and Divestitures. The entire amount of goodwill was allocated to the Consumer Banking reporting unit in 2014 and 2013. In performing its goodwill assessment, the Company elected its option to first perform a qualitative assessment to determine whether it was necessary to perform the quantitative impairment test. The qualitative factors considered include reporting unit specific events, overall financial performance, and industry and market considerations. Based on the Company’s qualitative assessment, the Company concluded based on the available facts and circumstances, it is more likely than not that the $100.5 million of recorded goodwill from the First Federal Transaction is not impaired as of December 31, 2014 and 2013. Accordingly, no further impairment testing is necessary.

As a result of the IndyMac, First Federal and La Jolla Transactions, the Company has recognized CDIs totaling $120.5 million at the time of acquisition. The accumulated amortization for CDIs is $114.9 million and $106.7 million for a net carrying amount of $5.6 million and $13.8 million at December 31, 2014 and 2013, respectively. There was no impairment loss recognized in earnings for the years ended December 31, 2014 and 2013. In addition, the Company recorded amortization expense of $8.2 million and $11.9 million in 2014 and 2013, respectively. Estimated aggregate amortization expense related to the CDIs will be approximately $4.4 million in 2015, $1.2 million in 2016, and insignificant in 2017.

12. Deposits

The following table summarizes the carrying value of deposits, interest rates, and remaining contractual maturities of certificates of deposit as of December 31, 2014 and 2013.

	December 31, 2014		December 31, 2013
(Dollars in thousands)	Amount	Rate	Amount	Rate
Core deposits
Noninterest-bearing checking	$856,523	0.0%	$661,260	0.0%
Noninterest-bearing checking—loan servicing
accounts (1)	31,804	0.0%	26,222	0.0%
Interest-bearing checking	2,428,048	0.6%	1,803,412	0.6%
Money market	3,369,981	0.6%	3,416,034	0.6%
Savings	768,270	0.5%	879,858	0.5%
Total core deposits	7,454,626	0.5%	6,786,786	0.5%
Certificates of deposit, remaining contractual maturity:
Within one year	5,259,686	0.9%	5,919,838	1.0%
One to two years	917,033	1.2%	908,341	1.6%
Two to three years	206,651	1.3%	301,305	1.9%
Three to four years	157,551	1.4%	120,946	1.5%
Four to five years	128,462	1.5%	87,693	1.4%
Over five years	1,039	2.7%	459	3.2%
Total certificates of deposit	6,670,422	1.0%	7,338,582	1.1%
Total Deposits	$14,125,048	0.7%	$14,125,368	0.8%

(1)	At December 31, 2014 and 2013, $6.6 million and $28.1 million of Noninterest-bearing checking—loan servicing accounts were included in Liabilities of discontinued operations. For further discussion, see Note 2—Acquisitions and Divestitures.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Accrued interest payable of $1.1 million and $1.2 million as of December 31, 2014 and 2013, respectively, for interest-bearing checking, savings and certificates of deposit was included in Other Liabilities on the Consolidated Statements of Financial Position. The Company had related party deposits of $72.6 million and $32.3 million as of December 31, 2014 and 2013, respectively. For further discussion, see Note 23—Related Party Transactions.

The following table summarizes interest expense by deposit type for the years ended December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014	December 31, 2013
Interest-bearing checking	$12,044	$8,968
Money market	19,772	21,557
Savings	3,918	4,674
Certificates of deposit	74,592	86,140
Total interest expense on deposits	$110,326	$121,339

The following table summarizes certificates of deposit in amounts of more than $100,000 by remaining contractual maturity as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014	December 31, 2013
Three months or less	$1,039,272	$1,066,778
Three to six months	914,544	832,691
Six to twelve months	1,400,899	1,665,372
Over twelve months	839,467	884,125
Total certificates of deposit (more than $100,000)	$4,194,182	$4,448,966

13. Borrowings

FHLB Advances

As a member of the FHLB, the Company can access financing based on an evaluation of the Company’s creditworthiness, statement of financial position size, and eligibility of collateral. The Company obtains advances from the FHLB by drawing on the Company’s financing availability.

The maximum amount of credit the FHLB will extend varies from time to time in accordance with its policies. The interest rates charged by the FHLB for advances typically vary depending upon maturity, the cost of funds of the FHLB, and the collateral provided for the borrowing. The advances may be replaced upon maturity through the issuance of new debt under a revolving credit agreement. The advances are secured by certain of the Bank’s assets and bear either a fixed or floating interest rate.

The Company makes decisions regarding utilization of advances based upon a number of factors including liquidity needs, capital constraints, cost of funds and alternative sources of funding. The FHLB advances are collateralized by the Company’s SFR mortgage loans, multifamily mortgage loans, commercial real estate loans, certain foreclosed properties and certain amounts receivable under a shared-loss agreement with the FDIC.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following table summarizes the scheduled maturities of advances from the FHLB and their weighted average contractual rates as of December 31, 2014 and 2013:

	December 31, 2014		December 31, 2013
(Dollars in thousands)	Amount	Rate	Amount	Rate
Within one year	$2,270,500	0.4%	$3,158,000	0.8%
One to two years	1,078,000	0.9%	1,000,000	0.5%
Two to three years	15,000	5.3%	328,000	2.1%
Three to four years	-	0.0%	15,000	5.3%
Four to five years	-	0.0%	-	0.0%
Over five years	-	0.0%	-	0.0%
Total before amortization	3,363,500	0.6%	4,501,000	0.8%
Unamortized premium and fair value adjustments	1,787		5,332
Total	$3,365,287		$4,506,332

FHLB advances are generally recorded at amortized cost, however, for certain advances management elected the fair value option. For further discussion, see Note 15—Fair value.

As of December 31, 2014 and 2013, $500.5 million and $928.8 million of FHLB advances, respectively, were recorded at estimated fair value.

FHLB advances had unamortized premiums and fair value adjustments of $1.8 million and $5.3 million at December 31, 2014 and 2013, respectively. Fair value adjustments on FHLB advances recorded at estimated fair value were $523 thousand and $1.8 million at December 31, 2014 and 2013, respectively, representing the difference between the face amount and the assumption date estimated fair value. Unamortized premiums on FHLB advances recorded at amortized cost were $1.3 million and $3.5 million at December 31, 2014 and 2013, respectively. For FHLB advances recorded at amortized cost, the premiums are being amortized over the remaining contractual terms for the applicable FHLB advances and recorded in earnings.

Other Borrowings

The Company recognizes the proceeds from the transfers of HECM loans securitized in the form of GNMA HMBS and sold to third party investors as a secured borrowing, which is accounted for at amortized cost. The secured borrowing is reduced by the payoff of the underlying collateral or when the Company, as servicer, either chooses to or is required to repurchase the loan out of the GNMA HMBS securitization pools. As of December 31, 2014 and 2013, the secured borrowing had an outstanding balance of $467.6 million and $480.4 million with an average remaining life of 3 and 4 years, respectively. The interest rate is based on the underlying HMBS rate with a range of 0.80% to 6.81% for both years. The secured borrowing is included in Liabilities of discontinued operations as secured borrowings due to the Company’s planned sale of Financial Freedom third party servicing operations. For further discussion, see Note 2—Acquisitions and Divestitures.

The Company has a borrowing facility with the FRB Discount Window, which can be used for short-term, typically overnight; borrowings based on the FRB published daily interest rate, which has been unchanged at 0.75% since 2010. The borrowing capacity is determined by the FRB based on the collateral pledged.

The Company’s other borrowings are limited to unsecured Federal funds of $300.0 million and $100.0 million based on the FHLB published daily interest rate, which varied from 0.07% to 0.17% and 0.06% to 0.15%, during the years ended December 31, 2014 and 2013, respectively.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Pledged Assets for Borrowings

The following table summarizes the carrying value of the Company’s pledged assets to the FHLB and FRB borrowing as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014	December 31, 2013

Loans and securities pledged for FHLB advances	$7,293,079	$6,859,614
Indemnification assets pledged for FHLB advances	755,896	1,246,693
Loans and securities pledged for FRB discount window (1)	1,984,324	224,747
Real estate owned pledged for FHLB advances	84,544	47,133

Total pledged loans and securities	$10,117,843	$8,378,187

(1)	These are loans from an accounting perspective, however, they are securities in legal form. The legal form securities are the instruments that have been pledged.

As of December 31, 2014 and 2013, total pledged assets to FHLB of $8.1 billion and $8.2 billion, respectively, exceeded the total of the Company’s FHLB advances and borrowings of $3.4 billion and $4.5 billion, respectively. The loans and securities pledged are held for the benefit of the lender by a third party custodian. In April 2014, the Bank was notified by the FHLB that its financing availability would be modified to equal to 35% of total assets effective April 9, 2014. The financing availability determines the total amount of credit available to the Bank without additional review by the FHLB’s Credit Committee. The change effectively lowers the Bank’s financing availability to $7.7 billion based on total assets as of December 31, 2014, of which $3.7 billion was outstanding, leaving $4.0 billion unused and available. As of December 31, 2013, the Company had $9.5 billion of financing availability with the FHLB, of which $4.6 billion was outstanding, leaving $4.9 billion unused and available. The Company’s available borrowing capacity from the FHLB is derived from its assets that are pledged to the FHLB deducted by its outstanding FHLB advances.

As of December 31, 2014 and 2013, pledged assets to the FRB totaled $2.0 billion and $0.2 billion respectively.  The Company has no outstanding borrowings under the FRB facility at December 31, 2014 and 2013.

The following table summarizes the Company’s sources of financing as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014
Financial Institution or	Committed	Outstanding	Carrying
Instrument	Financing	Balance	Value	Type of Financing	Maturity Date
FHLB advances	$7,684,448	$3,363,500	$3,365,287	Fixed rate and term advances	Varies by advance
FRB facility	1,687,437	-	-	Discount window facility	Varies by advance
Federal Funds	-	300,000	300,000	Daily rate	1/1/2015
Sub-total Financing	$9,371,885	3,663,500	3,665,287
Deposits		14,125,048	14,125,048
Total Financing		$17,788,548	$17,790,335

(Dollars in thousands)	December 31, 2013
Financial Institution or	Committed	Outstanding	Carrying
Instrument	Financing	Balance	Value	Type of Financing	Maturity Date
FHLB advances	$9,500,000	$4,501,000	$4,506,332	Fixed rate and term advances	Varies by advance
FRB facility	214,435	-	-	Discount window facility	Varies by advance
Federal Funds	-	100,000	100,000	Daily rate	1/1/2014
Sub-total Financing	$9,714,435	4,601,000	4,606,332
Deposits		14,125,368	14,125,368
Total Financing		$18,726,368	$18,731,700

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

14. Derivative Instruments

The total notional or contractual amounts and estimated fair values for derivatives as of December 31, 2014 and 2013 are summarized below:

	December 31, 2014
(Dollars in thousands)	Notional or Contractual Amount	Gross Derivative Assets	Gross Derivative Liabilities		Expiration Date
Derivatives designated as qualifying hedging instruments
Interest rate swap agreements	$870,500	$390	$(5,970)		2016-2022
Derivatives not designated as qualifying hedging
Instruments (1)
Interest rate lock commitments	2,892	15	-		2015
Interest rate swap agreements	1,075,000	334	(31,894	) (3)	2020-2029
FX Forward exchange contract	25,354	259	(43)		2015
Credit derivatives	$47,365	$-	$(59)		2015-2018
Customer-related positions: (2)
FX Forwards	4,058	48	(38)		2015
Interest rate swaps	1,048,809	8,662	(7,864)		2016-2032
Caps	1,496,962	735	(735)		2015-2018
Total derivatives not designated as
hedging instruments		$10,053	$(40,633)
Less: Legally enforceable master netting		(1,062)	1,062
arrangements (4)
Less: Net cash collateral (received)/paid subject to master
netting arrangements (4)		-	(710)
Total		$9,381	$(46,251)

(1)	Represents asset/liability economic hedges, which are included in Other assets or Other liabilities.
(2)	These derivative positions represent back-to-back contracts for customer related derivative contracts.
(3)	As of December 31, 2014, the Company has a cash collateral posted to counterparties in excess of derivative exposure of $77.1 million that does not offset in the consolidated financial statement related to its economic hedges.
(4)	Represents netting of derivative asset and liability balances, and related cash collateral, with the same counterparty subject to legally enforceable master netting arrangements.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands)	December 31, 2013
	Notional or Contractual Amount	Gross Derivative Assets (1)	Gross Derivative Liabilities (1)	Expiration Date
Derivatives not designated as qualifying hedging
Instruments (2)
Free-standing derivatives:
Interest rate swap agreements	$2,278,000	$35,425	$(6,248)	2015-2019
FX Forward exchange contract	8,844	368	(217)	2014
Credit derivatives	48,766	-	(108)	2015-2018
Customer-related positions: (3)
Interest rate swaps	587,469	2,827	(1,974)	2016-2031
Caps	777,732	385	(385)	2014-2018
Floors	30,656	172	(172)	2016
Total derivatives not designated as
hedging instruments		$39,177	$(9,104)
Less: Legally enforceable master netting		(37,890)	37,890
arrangements (4)
Less: Net cash collateral (received)/paid subject to master
netting arrangements (4)		-	(31,701)
Total		$1,287	$(2,915)

(1)	Interest rate lock commitments of $248 thousand (derivative assets) with a notional amount of $12.5 million and forward sale commitments of $104 thousand (derivative liabilities) with a notional amount of $83.0 million are included in Assets of operations held for sale.
(2)	Represents asset/liability economic hedges, which are included in Other assets or Other liabilities.
(3)	These derivative positions represent back-to-back contracts for customer related derivative contracts.
(4)	Represents netting of derivative asset and liability balances, and related cash collateral, with the same counterparty subject to legally enforceable master netting arrangements.

Cash Flow Hedges

During the year ended December 31, 2014, the Company designated eight interest rate swaps (pay-fixed, receive-variable) with a total notional of $870.5 million as cash flow hedges of interest rate risk associated with the variability of forecasted interest payments on variable-rate borrowings. In 2013, there were no derivatives designated as qualifying cash flow hedges.

The periodic net settlement of interest rate swaps is recorded as an adjustment to interest income or interest expense. For the year ended December 31, 2014, there was no net interest income recognized on interest rate swaps and the net interest expense was immaterial.

As of December 31, 2014, the Company’s existing cash flow hedges remain highly effective and forecasted hedged payments were deemed probable of occurring with no hedge ineffectiveness recognized, as follows:

(Dollars in thousands)
Derivatives in Cash Flow Hedging Relationships	Loss Recognized in OCI (effective portion)	Loss Reclassified from OCI into income (effective portion)	Loss Recognized in Income
December 31, 2014
Interest rate swaps	$(3,120)	$(3,379)	$-
Total	$(3,120)	$(3,379)	$-

(1)	All amounts represented are net of taxes.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Based on current interest rates, the Company expects that $5.3 million of deferred net losses, net of tax, recorded in accumulative other comprehensive income (“AOCI”) related to cash flow hedges will be reclassified into interest expense in other borrowings during the next twelve months. Future changes to interest rates may significantly change actual amounts reclassified to earnings. The maximum length of time over which forecasted interest payments on variable-rate borrowings are hedged is 8 years.

Free-Standing Derivatives

The Company’s free-standing derivative financial instruments include interest rate lock commitments, forward sale commitments on Agency MBS, interest rate swaps, cap and floor agreements, forward exchange contracts and credit derivatives. The Company generally uses interest rate swaps to mitigate its overall interest rate risk as an economic hedge.

Interest rate lock commitments for loans HFS are considered free-standing derivatives, with changes in estimated fair value recorded in earnings as a component of gain from mortgage banking activities. Generally, if interest rates increase the value of the Company’s interest rate lock commitments, fixed rate funded loans and loan sale margins are adversely impacted. The Company manages the risk of overall changes in estimated fair value of loans and interest rate lock commitments by selling forward contracts on Agency MBS. As a result of the Ocwen Transaction, the gains/losses on certain instruments are included in Loss from discontinued operations.

In addition, the Company enters into interest rate derivative contracts to support the business requirements of its customers (“customer-related positions”). The derivative contracts include interest rate swap agreements and interest rate cap and floor agreements wherein the Company acts as a seller of these derivative contracts to its customers. To mitigate the market risk associated with these customer derivatives, the Company enters into similar offsetting positions with broker-dealers. In addition, the Company enters into forward exchange contracts to hedge the changes in estimated in fair value of the foreign currency denominated loans with its customers. The forward contracts allow the Company to mitigate the risk of an unfavorable movement in the exchange rates between the foreign currency and U.S. dollar until the loan is repaid.

The Company also periodically enters into credit derivatives involving risk participation agreements. Under these agreements, the Company shares some of the credit exposure related to underlying interest rate swap transactions between our commercial borrowers and other counterparties in exchange for an up-front fee. Credit losses can result if the counterparty is required to terminate the swap due to a defined credit event and the swap has a positive market value. Examples of credit events include the bankruptcy or insolvency of the borrower or their failure to meet their swap payment obligations when due.

The following table summarizes gain/(loss) activity relating to the Company’s free-standing derivatives:

(Dollars in thousands)	Gain (Loss)
Derivatives Not Designated as Hedging Instruments	December 31, 2014	December 31, 2013
Interest rate lock commitments (1)	$(233)	$(21,534)
Forward sale commitments on agency MBS (2)	(428)	25,489
Interest rate swap agreements (3)	(66,266)	50,942
FX Forward exchange contracts (3)	677	544
Credit derivatives (3)	48	48
Customer-related positions (4)
FX Forwards	15	248
Interest rate swaps	1,273	685
Caps	223	66
Floors	2	30
Total	$(64,689)	$56,518

(1)	Amount reported in Gain from mortgage banking activities. Of the balances, $185 thousand and $21.5 million in losses from interest rate lock commitments are reported in Loss from discontinued operations for the years ended December 31, 2014 and 2013, respectively.
(2)	Amount reported in Loss on derivatives, net. Of the balances, $195 thousand in losses and $25.5 million in gains from forward sale commitments are reported in Loss from discontinued operations for the years ended December 31, 2014 and 2013, respectively.
(3)	Amount reported in Fee and other income.
(4)	Amount reported in Gain/(Loss) on derivatives, net.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Credit Derivatives

The credit derivative underlying is based on the credit risk of a specific entity. The credit derivatives relate to risk participation agreements entered into by the Company with another financial institution to assume a specified portion of the credit exposure to customer counterparties under interest rate swap agreements by requiring a payment if the underlying customer defaults on its obligation to perform under the derivative swap contract. The terms of the risk participation agreements, which correspond with the terms of the derivative swap contract, range from 3 to 6 years. Based on the Company’s internal risk rating process of the underlying customers to the swap contracts, the expected risk of default is low with an internally assigned Pass risk rating. Assuming all outstanding swap counterparties covered by the risk participation agreements defaulted at December 31, 2014, the exposure from these agreements would be $467 thousand based on the fair value of the underlying swaps, as compared to $611 thousand at December 31, 2013.

Offsetting of Derivatives

The Consolidated Statements of Financial Position present derivative instruments with the same counterparties on a net basis as permitted under legally enforceable master netting agreements or similar agreements. Under these agreements, the counterparty credit risk is reduced by permitting the right to net settle multiple contracts with the same counterparty. The master netting agreement also may require the exchange and settlement of cash on a daily basis to collateralize either party’s net position upon exceeding established minimum thresholds based on the net fair value of the positions with the counterparty as of the preceding day.

The following provides information regarding the derivatives that are eligible for offsetting under legally enforceable master netting agreements as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014		December 31, 2013
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rate swap agreements	$-	$-	$35,425	$(6,248)
FX Forward exchange contracts	259	(43)	368	(217)
Customer-related positions:
FX Forwards	41	(7)	-	-
Interest rate swaps	180	(1,090)	1,747	(235)
Caps	735	-	385	-
Floors	-	-	-	(172)
Gross derivative assets/(liabilities), before netting	1,215	(1,140)	37,925	(6,872)
Less: Legally enforceable master netting
arrangements	(1,062)	1,062	(37,890)	37,890
Less: Net cash collateral (received)/paid subject to
master netting arrangements	-	(710)	-	(31,701)
Derivative assets/(liabilities), after netting in
consolidated financial statement	$153	$(788)	$35	$(683)

(1)	In 2014, there are no derivatives assets or liabilities included in Assets of operations held for sale. In 2013, interest rate lock commitments of $248 thousand (derivative assets) and forward sale commitments of $104 thousand (derivative liabilities) are included in Assets of operations held for sale.

Counterparty Credit Risk

By using derivatives, the Company is exposed to credit risk if counterparties to the derivative products do not perform as expected. The Company receives or pays cash collateral to counterparties depending on the value of the derivative assets (liabilities), which is netted against the respective derivative assets and liabilities. In addition to the cash collateral received and paid that is presented on a net basis with net derivative receivables and payables from the same counterparty under legally enforceable master netting arrangements, the Company receives and transfers additional collateral for derivatives not eligible for net presentation as the appropriate legal opinion has not been either sought or obtained.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Counterparty credit risk related to derivatives is considered and, if material, provided for separately. As of December 31, 2014 and 2013, all of the Company’s derivative assets and liabilities are fully collateralized as permitted by the terms of the agreements. The Company had a credit valuation adjustment of $1.3 million at December 31, 2014 and no material credit valuation adjustment December 31, 2013 on the customer-related positions and credit derivatives, and did not record any credit valuation adjustment with broker-dealers in both years.

15. Fair Value

Estimated fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability on the measurement date. Estimated fair value measurements were determined for assets and liabilities recorded at estimated fair value in the Consolidated Statements of Financial Position, and for fair value disclosures of financial instruments.

Periodically, other assets and liabilities may be required to be measured at estimated fair value in the financial statements on a nonrecurring basis subsequent to their acquisition. Those measurements generally relate to LOCOM accounting or impairment write-downs of individual assets.

Fair Value Hierarchy

Estimated fair value for the asset or liability is premised on the exit price in the principal or most advantageous market in an orderly transaction between willing market participants at the measurement date. In determining the estimated fair value, the Company groups its assets and liabilities into three levels, based on the markets in which the assets and liabilities are traded and the reliability of the inputs used to determine estimated fair value. The Company maximizes the use of relevant and observable market inputs within its estimated fair value measurements where possible. The frequency of transactions, the size of the bid-ask spread and the amount of adjustment necessary when comparing similar transactions are all factors in determining the liquidity of markets and the relevance of observed prices and other inputs in those markets. The level of an estimated fair value measurement within the hierarchy is dependent on the lowest level input with a significant impact on the measurement as a whole. These three levels are:

•	Level 1—Valuation is based upon unadjusted quoted prices for identical instruments at the measurement date traded in active markets.
•	Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in inactive markets, and model-based valuation techniques for which all significant assumptions are observable in the market at the measurement date.
•	Level 3—Valuation is generated from model-based techniques that have at least one significant unobservable assumption. These unobservable assumptions reflect estimates that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques based on the Company’s internal models calibrated to the market using market participants’ assumptions at the measurement date.

Valuation Process

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. ALCO oversees the governance of the processes and methodologies used to estimate fair value.

The Company generally determines the estimated fair value of Level 3 assets and liabilities by using internally developed models and, to a lesser extent, prices obtained from third-party pricing services or broker dealers (collectively, third party vendors).

The Company’s internally developed models primarily consist of discounted cash flow techniques, which require the use of relevant observable and unobservable inputs. Unobservable inputs are generally derived from actual historical performance of similar assets or determined from previous market trades for similar instruments. These unobservable inputs include discount rates, default rates, loss severity and prepayment rates. Internal valuation models are subject to review prescribed by the Company’s model validation policy that governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of significant models by the Company’s model review group who are independent of the business units, to perform model validation. Model validation assesses the adequacy and appropriateness of the model, including reviewing its processing components, logic and output results and supporting model documentation. These procedures are designed to provide reasonable assurance that the model is appropriate for its intended use and performs as expected. Periodic re-assessments of models are performed to ensure that they are

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

continuing to perform as designed. The Company updates model inputs and methodologies periodically as a result of the monitoring procedures in place.

Procedures and controls are in place to ensure existing models are subject to periodic reviews. All internal valuation models are subject to ongoing review by business unit level management. More complex models are subject to additional oversight, at least quarterly, by the Company’s Market Risk and Valuation Committee (“MRVC”), which acts as an independent oversight committee consisting of senior executive management to review and approve the Company’s valuations for complex assets. In addition, an independent valuation replication group, which is also independent of the business units, performs full model replications, as necessary, of certain complex models by utilizing the same or similar available market information, market prices and market-observable valuation model inputs as the business units to replicate all fair value calculations to ensure that fair values are reasonably estimated.

For valuations involving the use of third party vendors for pricing of the Company’s assets and liabilities, the Company performs due diligence procedures to ensure information obtained and valuation techniques used are appropriate. The Company monitors and reviews the results from these third party vendors to ensure the estimated fair values are reasonable. Although the inputs used by the third party vendors are generally not available for review, the Company has procedures in place to provide reasonable assurance that the relied upon information is complete and accurate. Such procedures may include, as available and applicable, comparison with other pricing vendors, corroboration of pricing by reference to other independent market data and investigation of prices of individual assets and liabilities.

The following is a description of the Company’s measurement techniques for assets and liabilities recorded at estimated fair value on a recurring basis and a nonrecurring basis, as well as financial instruments that are not recorded at estimated fair value but for which estimated fair value is disclosed.

Financial Assets and Liabilities Measured at Estimated Fair Value on a Recurring Basis

Securities Classified as Trading or Available-For-Sale    These securities are recorded at estimated fair value. Fair value measurements are based upon various sources of market pricing.

For Agency pass-through MBS, the Company generally determines estimated fair value utilizing prices obtained from independent broker dealers, and recent trading activity for similar assets classified as Level 2. For non-Agency MBS, the market for such securities is not active and the estimated fair value was determined using a discounted cash flow technique. The significant unobservable assumptions, which are verified to the extent possible using broker dealer quotes, are estimated by type of underlying collateral, including credit loss assumptions, estimated prepayment speeds and appropriate discount rates. Given the lack of observable market data, the estimated fair value of the non-Agency MBS is classified as Level 3.

Loans Held for Sale    The Company elected to carry the originated Agency-eligible forward mortgage loans HFS at estimated fair value under the fair value option. These Agency-eligible mortgage loans’ estimated fair values are based on quoted prices for Agency securities backed by similar loans with adjustments to reflect estimates of loan fair values in active markets; these measurements are classified as Level 2.

Loans Held for Investment    The Company elected to carry the residential forward mortgage loans HFI, including SFR and Home Equity Line of Credit (“HELOC”), and reverse mortgage loans HFI purchased in connection with the IndyMac Transaction at estimated fair value under the fair value option. The portfolio is valued by cohorting the loans based on their underlying key features such as product type, payment history and other economic attributes.

The estimated fair value of the loan portfolio is based on an internal model using unobservable inputs including prepayment rates, delinquency roll-rates, conditional default rates (“CDRs”), and loss severities. Projected cash flows are discounted using cohort level yields that include recent market interest rates and spreads that a market participant would consider. Due to reduced liquidity that exists for such loans and lack of observable market data available, this requires the use of significant unobservable inputs; as a result these measurements are classified as Level 3.

Loans Held for Investment from Consolidation of VIEs    For consolidated VIEs for which the Company is deemed the primary beneficiary, the Company elected to carry the residential mortgage loans HFI recognized in connection with the consolidation of certain securitization trusts at estimated fair value under the fair value option. Estimated fair values are based on quoted market prices for the same or similar securitization trusts that have issued debt securities, which then are adjusted to reflect estimated loan fair values where possible.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The estimated fair value of the loan portfolio was based on an internal model using unobservable inputs including prepayment rates, delinquency roll-rates, CDRs, and loss severities. Projected cash flows are discounted using a yield that includes recent market interest rates and spreads that a market participant would consider. Due to reduced liquidity that exists for such loans and lack of observable market data available, this requires the use of significant unobservable inputs; as a result such measurements were classified as Level 3. During the year ended December 31, 2013, the Company deconsolidated the VIEs as the Company no longer met the primary beneficiary status (refer to Note 10-Variable Interest Entities). As of December 31, 2014 and 2013, there were no consolidated VIEs.

Indemnification Asset-SFR and Reverse Mortgage Loans    The Company elected to measure the indemnification assets for the indemnified forward mortgage and reverse mortgage loans related to the IndyMac Transaction at estimated fair value under the fair value option. Estimated fair value is based on an internal discounted cash flow model using unobservable inputs including prepayment rates, delinquency roll-rates, CDRs, and loss severities. Projected contractual cash flows are discounted using a yield that a market participant would consider. Due to reduced liquidity that exists for such indemnified assets and lack of observable market data available, this requires the use of significant unobservable inputs; as a result these measurements are classified as Level 3.

FDIC Receivable    The Company elected to measure its receivable under a participation agreement with the FDIC in connection with the IndyMac Transaction at estimated fair value under the fair value option. The participation agreement provides the Company a secured interest in certain homebuilder, home construction and lot loans, which entitled the Company to a 40% share of the underlying loan cash flows upon meeting the collection threshold of $224.4 million in 2010. The receivable is valued by first grouping the loans into similar asset types and stratifying the loans based on their underlying key features such as product type, current payment status and other economic attributes in order to project future cash flows.

Projected future cash flows are estimated by taking the Company share (40%) of the future cash flows from the underlying loans and real estate properties that include proceeds and interest offset by servicing expenses and servicing fees. Estimated fair value of the FDIC receivable is based on a discounted cash flow technique using significant unobservable inputs including prepayments rates, default rates, loss severities and liquidation assumptions.

To determine the estimated fair value, the projected future cash flows are discounted using a market interest rate that represents an overall weighted average discount rate based on the underlying collateral specific discount rates. Due to the reduced liquidity that exists for such loans and lack of observable market data available, this requires the use of significant unobservable inputs; as a result these measurements are classified as Level 3.

Rate Locks    The estimated fair value of rate lock commitments (the loan pipeline) are measured based upon the difference between the current estimated fair value of similar loans and the price at which the Company has committed to originate the loans, subject to the anticipated loan funding probability, or pull-through rate. Given the significant and subjective nature of the pull-through rate to the valuation, the Company’s rate lock commitment measurements are classified as Level 3.

Interest Rate Swaps, Floors, Caps, Forwards and Credit Derivatives    The Company’s free-standing financial derivatives include generic interest rate swaps, floors, caps, forwards and credit derivatives. These derivatives are valued using models that incorporate inputs depending on the type of derivative, such as, interest rate curves, foreign exchange rates and volatility. Readily observable market inputs to models can be validated to external sources, including industry pricing services, or corroborated through recent trades, broker dealer quotes, yield curves, or other market-related data. As such, these derivative instruments are valued using a Level 2 methodology. In addition, these derivative values incorporate an assessment of the risk of counterparty nonperformance, measured based on the Company’s evaluation of credit risk. For certain customer-related positions and credit derivatives, the risk of nonperformance cannot be observed in the market, therefore the credit valuation adjustments require the customer derivative measurement to be classified as Level 3. The credit valuation adjustment is calculated primarily from the discounted expected exposure of the swap and credit spreads.  The bank uses an industry standard option pricing model to estimate expected exposure.  For credit spreads we utilize the relevant loan spreads that are applicable to our customer counterparties.

Forward Sale Commitments on Agency MBS    The Company manages the risk of overall changes in estimated fair value of loans HFS and rate lock commitments (the loan pipeline) by entering into forward sale commitments on Agency MBS accounted for as free-standing derivatives. Quoted market prices are available and used for over-the-counter (“OTC”) traded derivatives, thus these instruments are classified as Level 1 given the liquid active market for forwards on Agency MBS.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

FDIC True-up Liability    In connection with the La Jolla Transaction, the Company recognized a FDIC True-up liability to the FDIC due 45 days after the tenth anniversary of the loss share agreement (the maturity) because the actual and estimated cumulative losses on the acquired covered PCI loans are lower than the cumulative losses originally estimated at the time of acquisition. The FDIC True-up liability was recorded at estimated fair value as of the acquisition date and remeasured to fair value at each reporting date until the contingency is resolved. The FDIC True-up liability was valued using the discounted cash flow method based on the terms specified in the loss-sharing agreements with the FDIC, the actual FDIC payments collected and significant unobservable inputs including a risk-adjusted discount rate (reflecting the Company’s credit risk plus a liquidity premium), prepayment and default rates. Due to these required significant unobservable inputs to calculate the estimated fair value, these measurements are classified as Level 3.

FHLB Advances    As a part of the First Federal and La Jolla Transactions, the Company assumed additional FHLB advances that are accounted for at estimated fair value. In addition, the Company elected to carry certain new FHLB advances entered into in the normal course of business at estimated fair value under the fair value option. Estimated fair value is based on a discounted cash flow model that utilizes benchmark interest rates and other observable market inputs. The discounted cash flow model uses the contractual advance features to determine the cash flows with a zero spread to the forward FHLB curve, which are discounted using observable benchmark interest rates. As the model inputs can be observed in a liquid market and the model does not require significant judgment, FHLB advances are classified as Level 2.

Secured Borrowings from Consolidation of VIEs    For consolidated VIEs that the Company is deemed the primary beneficiary, the Company elected to carry the mortgage-backed securities held by third parties in connection with the consolidation of certain securitization trusts at estimated fair value under the fair value option. The VIE borrowings are valued based on debt security prices to maintain consistency with the manner in which the related loans are measured. These instruments are valued using a Level 3 methodology. During the year ended December 31, 2013, the Company deconsolidated the VIEs as the Company no longer met the primary beneficiary status (refer to Note 10-Variable Interest Entities). As of December 31, 2014 and 2013, there were no consolidated VIEs.

The following table summarizes the Company’s assets and liabilities measured at estimated fair value on a recurring basis, including those management elected under the fair value option, as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014
	Level 1	Level 2	Level 3	Counterparty & Collateral Netting (1)	Total

Securities—Trading	$-	$-	$7,383	$-	$7,383
Securities—AFS	-	57,597	1,084,100	-	1,141,697
Total Debt Securities	-	57,597	1,091,483	-	1,149,080
Loans HFS—Residential (2)	-	21,321	-	-	21,321
Loans HFI—Residential	-	-	3,700,738	-	3,700,738
Loans HFI—Reverse Mortgage	-	-	825,858	-	825,858
Indemnification assets	-	-	766,588	-	766,588
FDIC Receivable	-	-	58,896	-	58,896
Derivative—assets	-	2,179	8,267	(1,062)	9,384
Total recurring assets	$-	$81,097	$6,451,830	$(1,062)	$6,531,865
Level 3 recurring assets measured at
estimated fair value as % of total recurring assets:					98.8%
Derivative—liabilities	$-	$46,276	$328	$(352)	$46,252
FDIC True-up Liability	-	-	51,891	-	51,891
FHLB Advances	-	500,523	-	-	500,523
Total recurring liabilities	$-	$546,799	$52,219	$(352)	$598,666

(1)	Amount represents the impact of counterparty netting; netting of positions classified within the same level is included within that level. The netting adjustment represents the effect of the legal right to offset under legally enforceable master netting agreements to settle with the same counterparty on a net basis, as well as cash collateral. For further discussion, see Note 14—Derivative Instruments.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

(2)	At December 31, 2014, loans HFS related to Agency eligible conforming loans of $2.2 million that are reported in Assets of operations held for sale due to the Company’s exit of direct mortgage lending. For further discussion, see Note 2—Acquisitions and Divestitures.

(Dollars in thousands)	December 31, 2013
	Level 1	Level 2	Level 3	Counterparty & Collateral Netting (1)	Total

Securities—Trading	$-	$-	$66,171	$-	$66,171
Securities—AFS	-	64,772	1,205,881	-	1,270,653
Total Debt Securities	-	64,772	1,272,052	-	1,336,824
Loans HFS—Residential (2)	-	553	-	-	553
Loans HFI—Residential	-	-	3,834,753	-	3,834,753
Loans HFI—Reverse Mortgage	-	-	814,377	-	814,377
Indemnification assets	-	-	1,266,137	-	1,266,137
FDIC Receivable	-	-	66,054	-	66,054
Derivative—assets (2)	-	38,254	923	(37,890)	1,287
Total recurring assets	$-	$103,579	$7,254,296	$(37,890)	$7,319,985
Level 3 recurring assets measured at
estimated fair value as % of total recurring assets:					99.1%
Derivative—liabilities (2)	$-	$7,657	$1,447	$(6,189)	$2,915
FDIC True-up Liability	-	-	43,688	-	43,688
FHLB Advances	-	928,794	-	-	928,794
Total recurring liabilities	$-	$936,451	$45,135	$(6,189)	$975,397

(1)	Amount represents the impact of counterparty netting; netting of positions classified within the same level is included within that level. The netting adjustment represents the effect of the legal right to offset under legally enforceable master netting agreements to settle with the same counterparty on a net basis, as well as cash collateral. For further discussion, see Note 14—Derivative Instruments.
(2)	At December 31, 2013, loans HFS related to Agency eligible conforming loans of $16.7 million and derivatives assets of $0.2 million related to rate locks are reported in Assets of operations held for sale, and derivative liabilities of $0.1 million related to forward sale commitments on Agency MBS, are reported in Liabilities of discontinued operations due to the Company’s exit of direct mortgage lending. For further discussion, see Note 2—Acquisitions and Divestitures.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following table summarizes the changes in estimated fair value for all assets and liabilities measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3):

(Dollars in thousands)	Assets							Liabilities
	Securities- Trading	Securities-AFS	Loans HFI	Loans HFI (Consolidated in VIEs)	Indemnification Assets	FDIC Receivable	Net Derivatives (3)	FDIC Tue-up Liability	Secured Borrowings (Consolidated in VIEs)

Balance as of
December 31, 2012	$49,682	$562,848	$4,806,610	$2,276,033	$1,986,883	$83,464	$22,251	$35,403	$1,348,456
Included in earnings	24,429	45,325	523,162	131,884	(528,668)	18,866	(200)	8,285	43,069
Included in
comprehensive
income	-	(26,850)	-	-	-	-	-	-	-
Purchases	-	9,919	-	-	-	-	-	-	-
Issuances	-	-	34,443	-	-	-	-	-	-
Settlements	(22,734)	(141,748)	(623,115)	(256,503)	(192,078)	(36,276)	(1,041)	-	(114,856)
Other-Consolidation of
VIEs	14,794	756,387	-	(2,144,885)	-	-	-	-	(1,276,669)
Reclassified earnings to
income from
discontinued
operations	-	-	-	-	-	-	(21,534)	-	-
Transfer into Level 3 (1)	-	-	5,734	416	-	-	-	-	-
Transfer out of
Level 3 (2)	-	-	(97,704)	(6,945)	-	-	-	-	-

Balance as of
December 31, 2013	$66,171	$1,205,881	$4,649,130	$-	$1,266,137	$66,054	$(524)	$43,688	$-
Included in earnings	1,474	56,922	515,043	-	(333,643)	18,037	10,751	8,203	-
Included in
comprehensive
income	-	(21,795)	-	-	-	-	-	-	-
Purchases	-	-	-	-	-	-	-	-	-
Issuances	-	-	28,494	-	-	-	-	-	-
Settlements	(60,262)	(156,908)	(512,108)	-	(165,906)	(25,195)	(2,288)	-	-
Transfer into Level 3 (1)	-	-	4,277	-	-	-	-	-	-
Transfer out of
Level 3 (2)	-	-	(158,240)	-	-	-	-	-	-

Balance as of
December 31, 2014	$7,383	$1,084,100	$4,526,596	$-	$766,588	$58,896	$7,939	$51,891	$-

(1)	Transfers into Level 3 represent OREO reinstated as loans.
(2)	Transfers out of Level 3 relate to loans transferred to OREO.
(3)	At December 31, 2013, Derivatives assets of $0.2 million related to rate locks and related earnings are reported in Assets of operations held for sale due to the Company’s exit of direct mortgage lending. For further discussion, see Note 4—Acquisitions and Divestitures.

The Company monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in the observability of key inputs to a fair value measurement may result in a transfer of assets or liabilities between Level 1, 2 and 3. The Company’s policy is to recognize transfers in and transfers out as of the end of the reporting period. For the year ended December 31, 2014 and 2013, there were no transfers into or out of Level 2.

Significant transfers into Level 3 assets represent OREO reinstatements and transfers out of Level 3 represent transfers to OREO assets. Refer to the Nonrecurring assets section of this Note for further discussion regarding the fair value measurement of OREO assets.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following table summarizes gains and losses due to changes in estimated fair value, including both realized and unrealized gains and losses (exclusive of other income), recorded in earnings for Level 3 financial instruments and Level 2 financial instruments accounted for under the fair value option during the years ended December 31, 2014 and 2013.

(Dollars in thousands)	December 31, 2014
	Securities- Trading	Securities-AFS	Loans HFS	Loans HFI	Loans HFI (Consolidated in VIEs)	Indemnification Assets	FDIC Receivable	Net Derivatives	FDIC True-up Liability	FHLB Advances (1)	Secured Borrowings (Consolidated VIEs)

Gain/(loss) on loans
and indemnification
assets (2)	$-	$-	$-	$338,086	$-	$(369,912)	$12,069	$-	$-	$-	$-
Gain on securities,
net	$2,873	$8,232	-	-	-	-	-	-	-	-	-
Gain from mortgage
banking
activities (2)	-	-	478	-	-	-	-	(48)	-	-	-
Gain from derivative
instruments (2)	-	-	-	-	-	-	-	8,395	-	-	-
Fee and other
income (2)	-	-	-	-	-	-	-	48	-	-	-
Other (losses)	-	-	-	-	-	-	-	-	-	(622)	-
Other expenses	-	-	-	-	-	-	-	-	(8,203)	-	-

Total	$2,873	$8,232	$478	$338,086	$-	$(369,912)	$12,069	$8,395	$(8,203)	$(622)	$-

	December 31, 2013
(Dollars in thousands)	Securities- Trading	Securities-AFS	Loans HFS	Loans HFI	Loans HFI (Consolidated in VIEs)	Indemnification Assets	FDIC Receivable	Net Derivatives	FDIC True-up Liability	FHLB Advances (1)	Secured Borrowings (Consolidated VIEs)

Gain/(loss) on loans	$-	$-	$-	$375,600	$131,884	$(560,815)	$10,142	$-	$-	$-	$(43,069)
and indemnification
assets (2)
Gain on securities,
net	26,064	5,960	-	-	-	-	-	-	-	-	-
Loss from mortgage
banking
activities (2)	-	-	(7,915)	-	-	-	-	-	-	-	-
Loss from derivative
instruments (2)	-	-	-	-	-	-	-	(1,166)	-	-	-
Fee and other
income (2)	-	-	-	-	-	-	-	48	-	-	-
Other (losses)	-	-	-	-	-	-	-	-	-	(1,418)	-
Other expenses	-	-	-	-	-	-	-	-	(8,285)	-	-

Total	$26,064	$5,960	$(7,915)	$375,600	$131,884	$(560,815)	$10,142	$(1,118)	$(8,285)	$(1,418)	$(43,069)

(1)	Level 2 financial instrument carried at fair value under the fair value option.
(2)	All amounts consist of unrealized gains and losses.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following tables summarize information about significant unobservable inputs related to the Company’s categories of Level 3 financial assets and liabilities measured on a recurring basis.

Quantitative Information about Level 3 Fair Value Measurements—Recurring

(Dollars in thousands)
Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs		Weighted Average
December 31, 2014
Assets
Securities—Trading	$7,383	Discounted	Discount Rate	0.0% - 180.1%	(1)	10.8%
		cash flow	Prepayment Rate	3.2% - 19.5%		12.1%
			Default Rate	0.3% - 11.4%		4.3%
			Loss Severity	24.0% - 90.5%		36.1%
Securities—AFS	1,084,100	Discounted	Discount Rate	1.7% - 9.3%		5.7%
		cash flow	Prepayment Rate	5.9% - 16.8%		10.5%
			Default Rate	0.0% - 10.9%		4.4%
			Loss Severity	5.3% - 73.1%		34.0%
Loans HFI—Residential	3,700,738	Discounted	Discount Rate	3.8% - 7.8%		5.2%
		cash flow	Prepayment Rate	1.0% - 13.8%		4.5%
			Default Rate	2.1% - 30.1%		10.6%
			Loss Severity	29.2% - 100.0%		40.7%
Loans HFI—Reverse Mortgage	825,858	Discounted	Discount Rate	11.6% - 11.6%		11.6%
		cash flow	Prepayment Rate	10.1% - 10.1%		10.1%
			Utilization Rate	1.3% - 1.3%		1.3%
Indemnification assets	766,588	Discounted	Discount Rate	1.3% - 5.9%		1.3%
		cash flow	Prepayment Rate	1.0% - 13.8%		5.6%
			Default Rate	2.1% - 30.1%		10.6%
			Loss Severity	29.2% - 100.0%		40.7%
FDIC Receivable	58,896	Discounted	Discount Rate	9.5% - 15.0%		10.7%
		cash flow	Prepayment Rate	2.0% - 14.0%		3.9%
			Default Rate	6.0% - 36.0%		10.5%
			Loss Severity	20.0% - 65.0%		32.3%
Customer-related swaps	7,757	Option model	Credit Spread	1.9% - 4.5%		2.5%
			Loss Severity	70.0% - 70.0%		70.0%
		Discounted cash flow
Insignificant Level 3
Assets (2)	510
Total Assets	$6,451,830
Liabilities
FDIC True-up liability	51,891	Discounted	Discount Rate	3.7% - 3.7%		3.7%
		cash flow
Insignificant Level 3
Liabilities (2)	328
Total Liabilities	$52,219

(1)	98% of the portfolio is between 0.0% - 33.3%, excluding the Agency Trading IO security.
(2)	Represents the aggregate amount of Level 3 assets and liabilities, respectively measured at estimated fair value on a recurring basis that are individually and in the aggregate insignificant. This amount includes rate lock commitments and credit derivatives.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Quantitative Information about Level 3 Fair Value Measurements—Recurring

(Dollars in thousands)
Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs		Weighted Average

December 31, 2013

Assets

Securities—Trading	$66,171	Discounted	Discount Rate	0.0% - 124.5%	(1)	9.9%
		cash flow	Prepayment Rate	4.0% - 37.0%		8.4%
			Default Rate	1.4% - 9.7%		4.9%
			Loss Severity	21.6% - 82.3%		42.4%

Securities—AFS	1,205,881	Discounted	Discount Rate	3.2% - 11.5%		6.8%
		cash flow	Prepayment Rate	5.3% - 17.0%		9.2%
			Default Rate	0.0% - 9.4%		5.1%
			Loss Severity	4.5% - 55.6%		37.9%

Loans HFI—Residential	3,834,753	Discounted	Discount Rate	4.2% - 8.2%		5.9%
		cash flow	Prepayment Rate	0.7% - 13.6%		4.3%
			Default Rate	2.8% - 31.5%		13.3%
			Loss Severity	32.9% - 100.0%		45.4%

Loans HFI—Reverse Mortgage	814,377	Discounted	Discount Rate	12.5% - 12.5%		12.5%
		cash flow	Prepayment Rate	9.9% - 9.9%		9.9%
			Utilization Rate	1.3% - 1.3%		1.3%

Indemnification assets	1,266,137	Discounted	Discount Rate	1.1% - 7.3%		1.2%
		cash flow	Prepayment Rate	0.7% - 13.6%		5.3%
			Default Rate	2.8% - 31.5%		13.3%
			Loss Severity	32.9% - 100.0%		45.4%

FDIC Receivable	66,054	Discounted	Discount Rate	9.5% - 15.0%		10.7%
		cash flow	Prepayment Rate	1.0% - 10.0%		4.7%
			Default Rate	6.0% - 24.0%		9.8%
			Loss Severity	20.0% - 80.0%		35.6%
Insignificant Level 3
Assets (2)	923

Total Assets	$7,254,296

Liabilities

FDIC True-up liability	43,688	Discounted	Default Rate	1.2% - 100.0%		31.5%
		cash flow	Loss Severity	11.5% - 100.0%		26.6%
Insignificant Level 3
Liabilities (2)	1,447

Total Liabilities	$45,135

(1)	99% of the portfolio is between 0.0% - 102.2%, excluding the Agency Trading IO security.
(2)	Represents the aggregate amount of Level 3 assets and liabilities, respectively measured at estimated fair value on a recurring basis that are individually and in the aggregate insignificant. This amount includes rate lock commitments, customer-related derivatives and credit derivatives.

The level of aggregation and diversity within the products disclosed in the tables results in certain ranges of inputs being wide and unevenly distributed across asset and liability categories. For instruments backed by residential real estate, diversity in the portfolio is reflected in a wide range for loss severity due to varying levels of default. The lower end of the

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

range represents high performing loans with a low probability of default while the higher end of the range relates to more distressed loans with a greater risk of default.

The valuation techniques used for the Company’s Level 3 assets and liabilities are described as follows:

•	Discounted cash flow—Discounted cash flow valuation techniques generally consist of developing an estimate of future cash flows that are expected to occur over the life of an instrument and then discounting those cash flows at a rate of return that results in the estimated fair value amount.
•	Market comparable(s)—Market comparable(s) pricing valuation techniques are used to determine the estimated fair value of certain instruments by incorporating known inputs such as recent transaction prices, pending transactions, or prices of other similar investments which require significant adjustment to reflect differences in instrument characteristics.
•	Option model—Option model valuation techniques are generally used for instruments in which the holder has a contingent right or obligation based on the occurrence of a future event, such as the price of a referenced asset going above or below a predetermined strike price. Option models estimate the likelihood of the specified event occurring by incorporating assumptions such as volatility estimates, price of the underlying instrument and expected rate of return.

Significant unobservable inputs presented are those the Company considers significant to the estimated fair value of the Level 3 asset or liability. The Company considers unobservable inputs to be significant, if by their exclusion, the estimated fair value of the Level 3 asset or liability would be significantly impacted based on qualitative factors such as nature of the instrument, type of valuation technique used, and the significance of the unobservable inputs on the values relative to other inputs used within the valuation. Following is a description of the significant unobservable inputs provided in the tables.

•	Discount rate—is a rate of return used to present value the future expected cash flows to arrive at the estimated fair value of an instrument. The discount rate consists of a benchmark rate component and a risk premium component. The benchmark rate component, for example, LIBOR or U.S. Treasury rates, is generally observable within the market and is necessary to appropriately reflect the time value of money. The risk premium component reflects the amount of compensation market participants require due to the uncertainty inherent in the instruments’ cash flows resulting from risks such as credit and liquidity.
•	Prepayment rate—is the estimated rate at which forecasted prepayments of principal of the related loan or debt instrument are expected to occur, expressed as a constant prepayment rate (“CPR”).
•	Default rate—is an estimate of the likelihood of not collecting contractual amounts owed expressed as a constant default rate.
•	Loss severity—is the percentage of contractual cash flows lost in the event of a default.
•	Utilization rate—is the estimated rate in which incremental portions of existing reverse mortgage credit lines are expected to be drawn by borrowers, expressed as an annualized rate.
•	Credit spread—is the portion of the interest rate in excess of a benchmark interest rate, such as LIBOR or U.S. Treasury rates, that when applied to an investment captures changes in the obligor’s creditworthiness.
•	Pull-through rate—is the expected percentage of loans associated with the interest rate lock commitment portfolio that are likely of funding.

As reflected above, the Company generally uses discounted cash flow techniques to determine the estimated fair value of Level 3 assets and liabilities. Use of these techniques requires determination of relevant inputs and assumptions, some of which represent significant unobservable inputs and assumptions. As a result, changes in these unobservable inputs (in isolation) may have a significant impact to the estimated fair value. Increases in prepayment rates will typically result in higher estimated fair values, as increased prepayment rates accelerate the receipt of expected cash flows and reduce exposure to credit losses. Increases in the probability of default and loss severities will result in lower estimated fair values, as these increases reduce expected cash flows. Increases in discount rate will typically result in lower fair values, as these increases reduce the present value of the expected cash flows.

Alternatively, a change in one unobservable input may result in a change to another unobservable input due to the interrelationship among inputs, which may counteract or magnify the estimated fair value impact from period to period. Generally, the estimated fair value of Level 3 financial instruments using a discounted cash flow technique would

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

decrease (increase) upon an increase (decrease) in discount rate, default rate, loss severity or weighted average life inputs. Discount rates are influenced by market expectations for the underlying collateral performance, and therefore may directionally move with probability and severity of default; however, discount rates are also impacted by broader market forces, such as competing investment yields, sector liquidity, economic news, and other macroeconomic factors. Prepayment rates generally move in the opposite direction of market interest rates. Increase in the probability of default will generally be accompanied with an increase in loss severity, as both are impacted by underlying collateral values.

The insignificant Level 3 assets and liabilities include derivatives for rate lock commitments with a subjective pull-through rate for a closed loan and credit derivatives with unobservable inputs related to measurement of risk of nonperformance by the counterparty. A significant increase in the pull-through rate or counterparty credit valuation adjustment would increase in the derivative asset or a reduction in the derivative liability.

Financial Assets Measured at Estimated Fair Value on a Nonrecurring Basis

Certain assets or liabilities are required to be measured at estimated fair value on a nonrecurring basis subsequent to initial recognition. Generally, these adjustments are the result of LOCOM or other impairment accounting. In determining the estimated fair values during the period, the Company determined that substantially all the changes in estimated fair value were due to declines in market conditions versus instrument specific credit risk. This was determined by examining the changes in market factors relative to instrument specific factors.

Loans Held for Sale    These are repurchased HECM loans awaiting assignment to HUD. Estimated fair values of these loans are reviewed on a quarterly basis and any decline in value below cost is recorded as impairment. Estimated fair value is generally based upon the amount reimbursable by HUD. To the extent there are delays in the assignment process due to documentation or process delays, the Company will record impairment. The impairment calculation is based on a loss severity which is not observable and the key input in determining the market value, therefore these loans are classified as Level 3.

Mortgage Servicing Rights    MSRs (SFR and reverse) are recorded at LOCOM. Due to the Company’s exit of third party servicing operations, the MSRs were included in the Assets of operations held for sale. The MSRs for SFR mortgage loans are valued based on the observed transaction prices executed in the Ocwen Transaction for 2013 and SLS Transaction for 2014. Estimated fair value of reverse MSRs at December 31, 2014 was determined using discounted cash flow technique using a third party valuation model using a Level 3 methodology. Estimated fair value of reverse MSRs at December 31, 2013 was determined using discounted cash flow techniques using a third party valuation model using a Level 3 methodology, which the Company benchmarked to transaction bids received in connection with the planned sale of its third-party reverse mortgage servicing operations. The Company utilizes an internal discounted cash flow model using valuation assumptions and significant unobservable inputs which include the prepayment rate, the discount rate and cost to service wherein an increase in these unobservable inputs will reduce the estimated fair value of the reverse MSRs and alternatively, a decrease in these inputs would result in the reverse MSRs increasing in value. Reverse MSRs prepayment rate considers several factors, including borrower’s age, gender, the age of the loans, and expectations of borrower mortality and the likelihood that a borrower would repay due to selling their property. Key assumptions and estimated fair value prices are evaluated for reasonableness in comparison with available market and third party data, including transaction bids received from potential buyers of the reverse servicing assets. The reverse MSRs were also evaluated for impairment and measured by stratifying loans based on one or more predominant risk characteristics of the underlying financial assets such as loan vintage.

Servicing Advances and Monthly Mortgage Insurance Premium Due to the Company’s exit of its third party reverse servicing operations, the associated servicing advances and monthly mortgage insurance premium related to OREO received from FNMA and other investors were included in the Assets of operations held for sale under LOCOM. Estimated fair value prices were based on transaction bids received from potential buyers of the reverse servicing assets.

Other Real Estate Owned    OREO represents collateral acquired from the foreclosure of secured real estate loans. OREO is initially recorded at estimated fair value. OREO is subsequently measured at LOCOM less disposition costs. Estimated fair values of OREO are reviewed on a quarterly basis and any decline in value below cost is recorded as impairment. Estimated fair value is generally based upon broker price opinions or independent appraisals, adjusted for costs to sell. The estimated costs to sell are incremental direct cost to transact a sale such as broker commissions, legal, closing costs and title transfer fees. The costs must be essential to the sale and would not have been incurred if the decision to sell had not been made. The significant unobservable input is the cost to sell and thus classified as Level 3.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Impaired Commercial Loans    The impaired commercial loans represent individually impaired loans included in Loans HFI carried at amortized cost. An individual loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all contractual amounts due, including principle and/or interest. The impaired loans are primarily measured based on the present value of payments expected to be received, discounted at the loan’s original effective interest rate. Commercial impaired loans may also be measured based on observable market prices or, for loans that are solely dependent on the collateral for repayment, the estimated fair value of collateral, less costs to sell.

The following table summarizes the adjusted carrying values and loss associated with the level of valuation assumptions for assets measured at estimated fair value on a nonrecurring basis:

(Dollars in thousands)	December 31, 2014
	Carrying Value				Losses Recognized
	Level 1	Level 2	Level 3	Total
Loans HFS—HECM Loans (1)	$-	$-	$20,508	$20,508	$(466)
Other real estate owned	-	-	158,358	158,358	(12,824)
Impaired commercial loans	-	-	11,553	11,553	(19,682)
Total	$-	$-	$190,419	$190,419	$(32,972)
Assets of operations held-for-sale
Servicing advances, net	$-	$-	$55,562	$55,562	$(1,378)
Mortgage insurance premium - OREO	-	-	10,808	10,808	(2,336)
MSRs (2)	-	-	446	446	(42,472)
Total	$-	$-	$66,816	$66,816	$(46,186)

(Dollars in thousands)	December 31, 2013
	Carrying Value				Losses Recognized
	Level 1	Level 2	Level 3	Total
Loans HFS—HECM Loans (1)	$-	$-	$22,777	$22,777	$(337)
Other real estate owned	-	-	112,549	112,549	(8,501)
Impaired commercial loan	-	-	12,176	12,176	(719)
Total	$-	$-	$147,502	$147,502	$(9,557)
Assets of operations held-for-sale
Servicing advances, net	$-	$-	$182,394	$182,394	$(2,517)
MSRs (2)	-	-	61,989	61,989	(6,746)
Total	$-	$-	$244,383	$244,383	$(9,263)

(1)	At December 31, 2014 and 2013, due to the Company’s planned exit of third party servicing, the HECM Loans totaling $481.2 million and $492.9 million were included in Assets of operations held for sale, respectively.
(2)	At December 31, 2014 and 2013, MSRs totaling $446 thousand and $62.0 million (zero and $51.4 million for reverse MSRs and $446 thousand and $10.6 million for SFR MSRs) were included in Assets of operations held for sale with the related loss from MSRs of $42.5 million and $6.7 million included in Loss from discontinued operations.

The following table summarizes quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of substantially all of the Company’s Level 3 assets and liabilities measured at estimated fair value on a nonrecurring basis.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Quantitative Information about Level 3 Fair Value Measurements—Assets Measured on a Nonrecurring Basis

(Dollars in thousands)
Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs	Weighted Average

December 31, 2014

Assets Measured on a Nonrecurring Basis

Loans HFS—HECM Loans	$20,709	Market comparables	Loss Severity	0.0% -15.0%	0.8%

Other Real Estate Owned (1)	162,566	Market comparables	Cost to sell	5.4% - 43.1%	6.9%

Impaired Commercial Loans	4,020	Discounted cash flow	Discount rate	13.0% - 13.0%	13.0%

Impaired Commercial Loans	7,533	Modeled cash flow	Loss severity	19.4% - 19.4%	19.4%

Total Assets	$194,828

Assets of operations held for sale

Servicing Advances, net	55,562	Market comparables	Prices	Not meaningful (2)

Mortgage insurance premium - OREO	10,808	Market comparables	Prices	Not meaningful (2)

MSRs—Reverse	0	Discounted cash flow	Discount rate	15.0% - 15.0%	15.0%
			Prepayment rate	29.7% - 29.7%	29.7%
			Cost to Service	$30.2 per loan	$30.2

MSRs—SFR	1,378	Market comparables	Prices	Not meaningful (2)

Total Assets	$67,748

Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs	Weighted Average

December 31, 2013

Assets Measured on a Nonrecurring Basis

Loans HFS—HECM Loans	$22,834	Market comparables	Loss Severity	0.0% -15.0%	0.3%

Other Real Estate Owned (1)	116,752	Market comparables	Cost to sell	3.7% - 41.7%	6.8%

Impaired Commercial Loan	12,176	Net asset value	Liquidation discount	10% - 15%	12.5%

Total Assets	$151,762

Assets of operations held for sale

Servicing Advances, net	182,394	Fair value of property or collateral	Prices	Not meaningful (2)

MSRs—Reverse	51,421	Market comparables	Prices	Not meaningful (2)

MSRs—SFR	24,668	Market comparables	Prices	Not meaningful (2)

Total Assets	$258,483

(1)	Of the total balance, the fair values of OREOs related to FHA and Veterans Administration (VA) insured loans repurchased from GNMA and other investors of $28.3 million and $23.7 million approximate its carrying value at December 31, 2014 and 2013, respectively, and therefore are not included in range of inputs and weighted average calculation.
(2)	The estimated fair values of these assets are determined based on transaction bids in connection with the Company’s planned exit of third party servicing. For such values, the range of inputs is not reasonably available to the Company.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Fair Value Option

The Company has an irrevocable option to elect fair value for the initial and subsequent measurement of financial assets and liabilities on a contract-by-contract basis under the fair value option. The Company has elected to carry certain assets and liabilities at estimated fair value including certain HFI and HFS loans, related indemnification assets, and FDIC receivables that were acquired in the IndyMac Transaction. In addition, certain FHLB advances entered into during 2011 and 2012 through the normal course of business and all FHLB advances assumed related to the First Federal and La Jolla Transactions were elected to be carried at estimated fair value.

Management elected the fair value option for loans HFI and the FDIC receivable acquired in the IndyMac Transaction, as it was determined at the time of election that this treatment would allow a better economic offset of the changes in estimated fair values of the loans and related indemnification assets due to the nature of the terms of the related indemnification assets. Management also elected the fair value option for the forward Agency-eligible loans HFS as it would provide a natural offset to the changes in estimated fair value on the derivative instruments utilized by the Company under its risk management policies which are recognized in current earnings. As a result of the First Federal and La Jolla Transactions, the Company acquired loans HFI and a related indemnification asset, but did not elect the fair value option on these assets. At the time of acquisition management determined that having these assets at estimated fair value would not provide the desired economic off-setting, due to the nature of the terms of the related indemnification assets, which has different terms than the indemnification assets acquired in the IndyMac Transaction.

The Company has elected the fair value option on the FHLB advances assumed from First Federal and La Jolla Transactions, and certain FHLB advances in the normal course of business. The Company made this election to provide an economic offset to loans recorded at estimated fair value, in combination with the derivative instruments that are utilized by the Company under its risk management policies. FHLB advances assumed in the IndyMac Transaction are not carried at estimated fair value.

The following table summarizes the differences between the estimated fair value carrying amount of those assets and liabilities measured at estimated fair value under the fair value option, and the aggregate unpaid principal amount the Company is contractually entitled to receive or pay respectively:

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands)	December 31, 2014			December 31, 2013
	Estimated Fair Value	Aggregate Outstanding Balance	Estimated Fair Value over/(under) Aggregate Outstanding Balance	Estimated Fair Value	Aggregate Outstanding Balance	Estimated Fair Value over/(under) Aggregate Outstanding Balance
Financial Assets
Loans HFS—Residential (1)
Total loans	$21,321	$20,698	$623	$553	$548	$5
Nonaccrual loans	-	-	-	-	-	-
Loans 90 days or more past
due and still accruing	275	424	(149)	-	-	-
Loans HFI—Residential
Total loans	3,700,738	4,860,755	(1,160,017)	3,834,753	5,537,394	(1,702,641)
Nonaccrual loans	-	-	-	-	-	-
Loans 90 days or more past
due and still accruing	484,005	853,781	(369,776)	626,414	1,251,232	(624,818)
Loans HFI—Reverse Mortgage
Total loans	825,858	1,169,191	(343,333)	814,377	1,217,946	(403,569)
Nonaccrual loans	-	-	-	-	-	-
Loans 90 days or more past
due and still accruing	-	-	-	-	-	-
FDIC Receivable	58,896	239,614	(180,718)	66,054	324,805	(258,751)
Financial Liabilities
FHLB Advances	500,523	500,000	523	928,794	927,000	1,794

(1)	At December 31, 2014 and 2013, SFR mortgage loans HFS of $2.2 million and $16.7 million (estimated fair value), which approximated the outstanding unpaid principal balance of $2.3 million and $16.1 million, were included in Assets of operations held for sale. For further discussion, see Note 2—Acquisitions and Divestitures.

The gains and losses due to changes in the estimated fair value of assets or liabilities under the fair value option are included in earnings for the years ended December 31, 2014 and 2013 and shown in the Financial Assets and Liabilities Measured at Estimated Fair Value on a Recurring Basis section of this Note.

Additional Estimated Fair Value Information Related to Financial Instruments

The Company is required to disclose the estimated fair value of financial instruments that are not carried at fair value. The disclosure does not include assets and liabilities that are not financial instruments but have significant value, such as the value of the long term relationships with depositors, premises and equipment, goodwill and other intangibles, deferred taxes and other liabilities. Accordingly, the estimated fair value amounts presented does not represent the underlying value of the Company.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The following table shows the level in the fair value hierarchy for the estimated fair values of only financial instruments that are not already on the Consolidated Statements of Financial Position at fair value:

		Estimated Fair Value
(Dollars in thousands)	Carrying Amount	Level 1	Level 2	Level 3	Total
December 31, 2014
Financial Assets
Cash and cash equivalents	$4,024,732	$4,024,732	$-	$-	$4,024,732
Restricted cash	16,157	16,157	-	-	16,157
Loans held for sale	17,534	-	17,534	-	17,534
Loans held for investment	9,634,887	-	-	10,056,173	10,056,173
Indemnification assets	38,697	-	-	0	0
Investment in restricted stock	213,404	-	-	213,404	213,404
Affordable housing investments	113,221	-	-	123,792	123,792
Financial Liabilities
Deposits	14,125,048	-	14,127,307	-	14,127,307
FHLB advances	2,864,764	-	2,871,971	-	2,871,971
Federal funds	300,000	-	300,000	-	300,000
Commitment to affordable housing
Investments	35,465	-	-	34,176	34,176
Assets of Operations Held for Sale
HECM loans	481,221	-	-	508,435	508,435
Liabilities of Discontinued Operations
Secured borrowing—HECM loans	467,584	-	-	499,723	499,723
Deposits	6,553	-	6,553	-	6,553
December 31, 2013
Financial Assets
Cash and cash equivalents	$6,283,034	$6,283,034	$-	$-	$6,283,034
Restricted cash	15,673	15,673	-	-	15,673
Loans held for investment	8,182,705	-	-	8,508,442	8,508,442
Indemnification assets	89,335	-	-	8,972	8,972
Investment in restricted stock	217,497	-	-	217,497	217,497
Affordable housing investments	127,787	-	-	133,705	133,705
Financial Liabilities
Deposits	14,125,368	-	14,495,166	-	14,495,166
FHLB advances	3,577,538	-	3,595,581	-	3,595,581
Federal funds	100,000	-	100,000	-	100,000
Commitment to affordable housing
Investments	66,150	-	-	61,114	61,114
Assets of Operations Held for Sale
HECM loans	492,885	-	-	518,231	518,231
Liabilities of Discontinued Operations
Secured borrowing—HECM loans	480,441	-	-	513,265	513,265
Deposits	28,082	-	28,082	-	28,082

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:

Cash and Cash Equivalents and Restricted Cash The carrying values of cash and cash equivalents are at face amount. The impact of the time value of money from the unobservable discount rate for restricted cash is inconsequential as of December 31, 2014 and 2013. Accordingly, cash and cash equivalents and restricted cash approximate estimated fair value and are classified as Level 1.

Loans Held for Sale    In December 2014, the Company purchased SFR mortgage loans and classified these loans as HFS carried at LOCOM. These loans were purchased one business day prior to the year ended December 31, 2014. Accordingly, the estimated fair values of these loans approximate the carrying value and are classified as Level 2.

Loans Held for Investment    Within the Loans HFI category, there are several types of loans as follows:

•	Loans acquired in the First Federal, La Jolla and Citibank Transactions (PCI loans) These loans are valued by grouping the loans into performing and non-performing groups and stratifying the loans based on common risk characteristics such as product type, FICO score and other economic attributes. Due to a lack of observable market data, the estimated fair value of these loan portfolios was based on an internal model using inputs including discount rates, prepayment rates, delinquency roll-rates, and loss severities. Due to the significance of the unobservable inputs, these instruments are classified as Level 3.
•	Repurchased Loans These loans represent FHA-insured forward loans repurchased from GNMA under its servicer option and HECM loans repurchased out of the securitized pool. The FHA-insured forward loans estimated fair value was estimated based on broker quoted prices of similar mortgage loans. The HECM estimated fair value is based on the carrying value, net of the estimated credit loss for the associated amounts above the appraised value or estimated market value of the underlying collateral. Due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments, these instruments are classified as Level 3.
•	Jumbo Mortgage Loans The estimated fair value was determined by discounting the future cash flows using the current rates at which similar loans would be originated to borrowers with similar credit ratings and for the same remaining maturities. Due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments, these loans are classified as Level 3.
•	Originated Wholesale Loans The carrying amount approximates estimated fair value. A high percentage of the loans are floating rate loans and re-price to a market rate on a frequent basis making their carrying value a reasonable approximation of their estimated fair value. Due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments, these loans are classified as Level 3.
•	HECM Loans Accounted For as Secured Borrowing These are HECM loans, which were pooled and then securitized in the form of GNMA HMBS and sold into the secondary market to third party investors. Due to the failed sale, the HECM loans are accounted for as a secured borrowing with the loans remaining on the Company’s consolidated statement of financial position. The estimated fair values of these loans were based on a reverse mortgage credit model which evaluates loan level data by using industry standard assumptions in order to project forward cash flows. These HECM loans are included in Assets of operations held for sale. Due to reduced market activity, these instruments are classified as Level 3.

Indemnification Assets    The Company’s indemnification assets relating to the SFR and commercial loans purchased in the First Federal and La Jolla Transactions are measured on the same basis as the related indemnified item, the underlying SFR and commercial loans. See “Loans Held for Investment” above for more information. The estimated fair values reflect the present value of expected reimbursements under the indemnification agreements based on the loan performance discounted at an estimated market rate, and classified as Level 3. Based on the projected losses covered by the loss share agreements, the Company estimates the fair value of the First Federal and La Jolla indemnification assets to be zero as of December 31, 2014 and $9.0 million as December 31, 2013. As reflected in Note 5—Indemnification Assets, the Company expects to incur a true-up liability of $51.9 million and $43.7 million as of December 31, 2014 and 2013, respectively, to the FDIC for the La Jolla portfolio as the actual and projected cumulative losses are projected to be lower than the cumulative losses originally estimated by the FDIC at the time of acquisition. There is no FDIC true-up liability for the First Federal portfolio; however, there has been zero reimbursement of qualifying losses from the FDIC under the First Federal Transaction since the inception of the shared-loss agreement.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Investment in Restricted Stock    The carrying amount approximates the estimated fair value, as the stock may be sold back to the member institution (FHLB or FRB) at carrying value. The valuation is the carrying amount as these investments can only be sold and purchased from the FHLB or FRB as the restrictions and value of the investments are the same for all financial institutions which are required to hold these investments. These nonmarketable equity securities are classified as Level 3.

Affordable Housing Investments    The Company holds investments in limited partnerships which invest in affordable housing investments. The carrying value of these investments represents the cash capital contributions. The estimated fair value is determined using a discounted cash flow model. The significant unobservable input is management’s estimate of the required market rate of return, which is based on comparison to recent affordable housing investment sales in the market. Due to the unobservable nature of these investments, these instruments are classified as Level 3.

Deposits  The estimated fair value of deposits with no stated maturity such as: demand deposit accounts (including custodial deposits), money market accounts and passbook accounts is the amount payable on demand at the reporting date. The estimated fair value of time deposits is determined using a discounted cash flow analysis. The discount rate for the time deposit accounts is derived from the rate currently offered on alternate funding sources with similar maturities. Due to the observable nature of the inputs used in deriving the estimated fair value of these instruments, these instruments are classified as Level 2.

FHLB Advances    The estimated fair value of advances from the FHLB is valued using a discounted cash flow analysis using a rate derived from the rate currently offered on similar borrowings. Due to the observable nature of the inputs used in deriving the estimated fair value of these instruments, these instruments are classified as Level 2.

Secured Borrowings—HECM loans  The secured borrowings represent proceeds received for the transferred HECM loans securitized by the GNMA HMBS program. Their estimated fair value was estimated based on observed prices for issuances of bonds secured by similar mortgage loans. The Company reported these secured borrowings to Liabilities of discontinued operations due to the Company’s planned sale of third party reverse servicing. These secured borrowings were classified as Level 3 due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments.

Federal Funds     The carrying amount of the short-term borrowings is a reasonable estimate of fair value primarily due to their short-term nature. Due to the observable nature of the inputs used in deriving the estimated fair value of these instruments, these short term instruments are classified as Level 2.

Commitment to Affordable Housing Investments    The Company is committed to fund additional amounts to the affordable housing investments noted above for low income housing development. The carrying value represents the unfunded commitment. The estimated fair value is determined using a discounted cash flow model. The significant unobservable input is management’s estimate of the required market rate of return, which is based on comparison to recent affordable housing investment sales in the market. Due to the unobservable nature of these investments, these instruments are classified as Level 3.

Off-balance sheet commitments    Commitments to extend credit and standby letters of credit are excluded from the table. A reasonable estimate of fair value for these instruments is the carrying amount of deferred fees net of the reserve for any credit losses recognized for declines in the credit quality of the counterparty. The Company’s obligation on substantially all unfunded loan commitments and letters of credit varies with changes in interest rates; consequently, these instruments are subject to little fluctuation in fair value due to changes in interest rates.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

16. Commitments and Contingencies

Commitments

The Company enters into a number of commitments in the normal course of business. These commitments expose the Company to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the Consolidated Statements of Financial Position. The following types of commitments and their gross exposures to the Company were outstanding as of December 31, 2014 and 2013:

(Dollars in thousands)	December 31, 2014	December 31, 2013
Undisbursed loan commitments
Reverse mortgages (1)	$243,881	$285,710
SFR 1-4 Units	2,024	12,476
HELOCs (2)	36,456	46,075
Consumer Lines	23,482	24,528
Commercial Lines	1,380,910	1,038,694
Other Mortgage Loans	250,990	107,229
Letters of Credit	52,094	51,627
Total undisbursed loan commitments	$1,989,837	$1,566,339

(1)	The Company was committed to fund draws on reverse mortgages loans, which include repurchased HECM loans, HECM Agency loans and reverse mortgage loans acquired from the IndyMac Transaction. Under the shared-loss agreement entered into with the FDIC on the purchase date, the FDIC agreed to indemnify the Company for losses on the first $200 million of draws that occur subsequent to the purchase date. In addition, the FDIC agreed to fund any other draws in excess of the $200 million. The Company’s net exposure for loan commitments on the reverse mortgages was $111.7 million and $130.7 million at December 31, 2014 and 2013, respectively, which relates to reverse mortgage draws subsequent to the purchase date on those purchased loans.
(2)	The Company was committed to fund draws on certain HELOCs that were purchased in the IndyMac Transaction. Under the HELOC participation and servicing agreement entered into with the FDIC on the purchase date, the FDIC agreed to reimburse the Company for a portion of the draws that the Company made on the purchased HELOCs. As of December 31, 2014 and 2013, the Company’s net exposure for non-covered HELOCs is $24.9 million and $30.9 million respectively.

Leases

The Company leases office facilities and equipment under lease agreements extending through 2029. During 2014, the Company entered into two sublease agreements with third parties for a portion of its Austin, Texas facility in connection with the vacated premises due to the exit of the Company’s third party servicing operations.

Future minimum annual rental commitments under these non-cancelable operating leases, with initial or remaining terms of one year or more, are as follows as of December 31, 2014:

Rental
(Dollars in thousands)	Commitments
Year-ended December 31, 2015	$32,401
Year-ended December 31, 2016	31,245
Year-ended December 31, 2017	19,220
Year-ended December 31, 2018	17,545
Year-ended December 31, 2019	13,760
Thereafter	14,761
Total	$128,932

For the years ended 2014 and 2013, the expenses associated with operating leases were $29.9 million and $29.7 million, which were offset by sublease income of $2.8 million and $323 thousand, respectively, from the sublease rental of the Austin, Texas facility and other facilities.

In 2014 and 2013, the Company had fifteen and eight expired leases, of which seven and six were extended. In addition, the Company entered into three and six new leases during the years ended December 31, 2014 and 2013, respectively.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

As part of the Company’s decision to exit third party mortgage servicing, the Company has certain rent and other related expenses reflected in discontinued operations related to our Austin, Texas; Kalamazoo, Michigan; and other facilities. For the years ended 2014 and 2013, the expenses in discontinued operations are $3.2 million and $3.2 million, respectively. Future minimum annual rental commitments under non-cancelable operating leases, with initial or remaining terms of one year or more for these two facilities as of December 31, 2014 are as follows:

Rental
(Dollars in thousands)	Commitments
Year-ended December 31, 2015	$4,742
Year-ended December 31, 2016	4,617
Year-ended December 31, 2017	4,681
Year-ended December 31, 2018	4,745
Year-ended December 31, 2019	3,192
Thereafter	-
Total	$21,977

Other Commitments

The Company has commitments to invest in affordable housing funds, and other investments qualifying for community reinvestment tax credits. These commitments are payable on demand. As of December 31, 2014 and 2013 these commitments were $35.5 million and $66.2 million, respectively. These commitments are recorded in accrued expenses and Other liabilities in the consolidated balance sheet.

In addition, as servicer of HECM loans, the Company is required to repurchase the loan out of the GNMA HMBS securitization pools once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount.

Contingencies

In connection with the Company’s discontinued operations associated with third party servicing, the Company is exposed to contingent obligation obligations arising from servicing obligations, indemnification obligations to third party purchasers of its third party servicing, and regulatory and litigation matters involving mortgage servicing practices.

Contingencies Arising from Servicer Obligations

As a mortgage servicer of residential mortgage loans, the Company is exposed to contingent obligations for breaches of servicer obligations as set forth in industry regulations established by HUD and FHA and in servicing agreements with the applicable counterparties, such as Fannie Mae and other investors. Both the regulations and the servicing, insuring and other agreements provide that the servicer may be liable for failure to perform its servicing obligations, which could include fees imposed for failure to comply with foreclosure timeframe requirements established by servicing guides and agreements to which OneWest is a party as the servicer of the loans.

In connection with the IndyMac Transaction, the Company acquired the reverse mortgage loan portfolio and related servicing rights (under Financial Freedom). These mortgage loans are insured and guaranteed by the FHA, which is administered by HUD. FHA regulations provide that servicers meet a series of event-specific timeframes during default, foreclosure and mortgage insurance claim cycles. Failure to meet the specified timeline requirements may stop the accrual of debenture interest otherwise payable in satisfaction of a claim under the FHA mortgage insurance contract and the servicer may be responsible to HUD for debenture interest that is not self-curtailed by the servicer, or for making the investor whole for any interest curtailed by HUD for servicer error. The penalty HUD applies for failure to meet the foreclosure timeline is curtailment of interest from the date of failure (e.g., the date to take the first legal action in the foreclosure process is missed) to the claims settlement date, which might be months or even years after the missed deadline. HUD provides exceptions to the HUD required timeframes when delays are caused by circumstances beyond the servicer’s control (e.g., bankruptcy, mediation and acquiring possession), which management considers in determining the Company’s contingent obligation and exposure of reasonably possible loss.

As a servicer of forward residential mortgage loans owned by the GSEs, the servicing guides provide that servicers may become liable for so-called “compensatory fees” for certain delays in completing the foreclosure process with respect to defaulted loans. The compensatory fee formula represents the pass-through interest rate multiplied by the unpaid principal balance multiplied by the number of days of purported servicer delay (i.e., beyond the allowable time frame established by the GSEs), which might be months or even years depending on the state and jurisdiction. For delays

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

beyond the servicer’s control, GSE servicer guidance provides credits for uncontrollable delays, such as bankruptcy, workout delays and litigation.

Indemnification Obligations

In connection with its planned exit of third party servicing operations, the Company entered into an agreement with Ocwen in June 2013 to sell the third-party servicing rights of its forward residential mortgage loans and related servicing advance receivables associated with GSE loans (completed in 2013) and private label securities (completed in 2014). As part of this transaction, the Company agreed to indemnify Ocwen against certain claims that may arise from servicing errors which are deemed attributable to the period prior to servicing transfer date, such as repurchase demands, nonrecoverable servicing advances and compensatory fees imposed by the GSEs for servicer delays in completing the foreclosure process within the prescribed timeframe established by the servicer guides or agreements. The amounts to be paid by the Company to Ocwen under the indemnifications, exclusive of losses or repurchase obligations and certain Agency fees, are limited to an aggregate amount of $150.0 million to expire three years from closing (February 2017). Ocwen is responsible for liabilities arising from servicer obligations following the service transfer date since substantially all risks and rewards of ownership have been transferred, except for certain Agency fees or loan repurchase amounts on foreclosures completed on or before 90 days following the applicable transfer date. As discussed in Note 24—Subsequent Events, the Company has entered into a Compensatory Fee Settlement that results in a reduction of the contingent servicing-related liabilities of $22.6 million, which was recorded in 2014. The Compensatory Fee Settlement will include a full and complete release of OneWest by Fannie Mae for Compensatory Fees on the OWB Loans covered by the Compensatory Fee Settlement and covered by the contingent servicing-related liabilities.

In March 2014, the Company entered into an agreement with SLS to sell the remaining substantial portion of its forward residential mortgage servicing rights and related servicing advance receivables associated with private label securities, which was completed in June 2014. As part of this transaction, the Company has agreed to indemnify SLS against certain claims that may arise which are deemed attributable to the period prior to servicing transfer date, such as repurchase demands and nonrecoverable servicing advances. SLS is responsible for substantially all liabilities arising from servicer obligations following the service transfer date.

Regulatory Contingencies

One area of significant regulatory and governmental focus has been mortgage servicing practices. In April 2011, as a result of a publicly disclosed interagency review of residential mortgage servicing operations of mortgage servicers, OneWest (which includes Financial Freedom and IndyMac Mortgage Services), like other mortgage servicers, entered into a Consent Order with its regulators (initially the Office of Thrift Supervision, “OTS”, now the OCC and FRB) relating to certain alleged mortgage-related practices as a servicer for residential mortgage loans that regulators found to be deficient. The Consent Order required the servicers to, among other things, develop and implement plans and programs to enhance their residential mortgage servicing and foreclosure processes, retain an independent consultant to review certain residential mortgage foreclosure actions, take certain remedial actions, and monitor compliance with the orders and the new plans and programs. Consistent with these orders, the Company retained an approved independent consultant to conduct a comprehensive review of loans serviced by OneWest that were in process for foreclosure or completed foreclosures in 2009 or 2010 (also referred to as the Independent Foreclosure Review, or “IFR”). The purpose of the IFR is to identify financial injury to borrowers that resulted from errors, misrepresentations, and other deficiencies in the foreclosure process. Based on the independent consultant’s recommendations resulting from the IFR, the Consent Order requires OneWest (as servicer) to provide compensation or other remediation for the identified financial injury. In addition to the cost of remediating any findings of financial injury to borrowers, the underlying issues that gave rise to the Consent Order could also result in claims from, and potential liability to, consumers or other third parties, such as Agencies and private entities. In 2013, the OCC and the FRB reached settlements with 15 of the 16 mortgage servicers (not including OneWest), which resulted in amended Consent Orders for these servicers. The amendments effectively ended the requirements for these servicers to have an independent review process as mandated by the original Consent Order and replaced it with an accelerated remediation process. OneWest remains the only servicer to not enter into an amended agreement with its regulators and instead decided to complete the IFR process because the Company had a relatively small population of in-scope borrowers. OneWest has prepared remediation plans based on the independent consultant’s recommendations, which the OCC has approved for completed reviews. At this time, the independent consultant’s review is complete and the Company issued its remediation payments totaling $12.7 million to eligible borrowers in 2014. Additional loss mitigation, cash payments, resource commitments to borrower counseling or education, and/or potential civil money penalties from the regulators may be required, and the Company cannot at this time predict the ultimate overall cost of such possible additional measures.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Litigation Matters

The Company has potential exposures from litigation matters arising from servicer obligations. The Company and its subsidiaries are routinely defendants in or parties to many pending and threatened legal actions and proceedings, including without limitation indemnification demands and actions brought on behalf of contractual counterparties, consumers and various putative classes of claimants. Certain of these demands and threatened and pending actions and proceedings are based on alleged violations of consumer protection, lending, servicing, employment or other laws. Other demands and actions may involve allegations of breaches of contract, torts and other theories of liability. The Company and its subsidiaries are also from time to time subject to regulatory examinations, information requests, inquiries, and investigations by government authorities and private entities. In certain of these actions, claims for substantial money damages are asserted against the Company and its subsidiaries.

The Company has several hundred outstanding legal proceedings in various stages of litigation. The vast majority of these legal proceedings are considered to be immaterial. The below discussion provides a description of certain material legal proceedings against the Company as alleged in the plaintiffs’ pleadings or other public filings or otherwise publicly available information. While such information may provide the potential magnitude of a matter, it does not necessarily represent the Company’s estimate of reasonably possible loss.

Kohanof v. NDEX West, et al

The Kohanof case arises out of (1) the rescission by the Company and the foreclosure trustee (NDEX West, LLC) of a trustee's sale of a Studio City, California, eight-unit condominium complex based on an outdated street address and assessor’s parcel number used in the notice of trustee's sale, (2) the foreclosure trustee’s mailing error that allegedly resulted in the holders of a lien of approximately $2 million allegedly not receiving notice of the sale and thus not attending the sale to protect their lien interest, and (3) certain other alleged errors by the Company related to its bidding at the foreclosure sale. Plaintiff junior lien holders allege that, as a result, a foreclosure sale purchaser was able to purchase the property for an amount substantially less than the actual value of the property and resell it immediately for a substantial profit at plaintiffs’ expense. Plaintiff junior lien holders also allege that their lack of proper notice of the sale prevented them from protecting their junior lien on the property which was allegedly worth $3.9 million at time of sale.

The trial in this case has been set in two phases. On December 9, 2014, the court issued its ruling on Phase 1, invalidating the rescission of the foreclosure sale and quieting title in foreclosure sale purchaser and subsequent purchaser. Based on this ruling, in Phase 2, the plaintiff junior lien holders will be pursuing damages claims against the Company and the foreclosure trustee asserted to be approximately $3.5 million and punitive damages in an unspecified amount. The foreclosure sale purchaser and subsequent purchaser, which are also parties to the litigation, are expected to seek attorneys' fees incurred in clearing title to the property, which they now claim exceed $1.4 million between them both, and punitive damages in an unspecified amount.

No start date has yet been set for Phase 2. Two private mediations among the parties to this litigation have been held since the ruling in Phase 1. The parties are currently considering a mediator’s proposal for the settlement of this case and negotiating certain nonfinancial terms of that proposal.

Lender Placed Insurance litigation matters.

The Company is a co-defendant in a number of litigation matters, brought as putative class actions, with similar allegations with respect to the Company involving lender placed insurance. The plaintiffs allege that the Company breached alleged contractual (including under the implied covenant of good faith and fair dealing) and fiduciary duties to residential mortgage borrowers in connection with the administration of the Company’s program for placement of insurance for borrowers who fail to obtain hazard insurance coverage required by the terms of their mortgages. The plaintiffs allege, among other things, that defendants placed insurance in unnecessary and excessive amounts and that the Company improperly profited from these arrangements, principally as a result of the payment of commissions to the Company. The plaintiffs seek to certify various classes, including a nationwide class, of all persons who, during applicable periods, have or had a residential mortgage loan or line of credit with the Company, and had hazard insurance placed on the mortgaged property by the Company. The plaintiffs allege, among other things, damages, restitution or disgorgement of profits improperly obtained, injunctive relief, interest, and attorneys’ fees. Below lists the lender placed insurance litigation matters as of December 31, 2014:

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

•	Doyle v. OneWest Bank, FSB, et al. (Case No. 2:13-cv-05951-SJO-JEM) filed in June 2013 and second amended complaint in November 2013 in the United States District Court for the Central District of California.
•	Gorsuch v. OneWest Bank, FSB, et al. (Case No. 3:14-cv-00152-JEM) filed in January 2014 in the United States District Court for the Northern District of Ohio.
•	Maloney v. IndyMac Mortgage Services, et al. (Case No. 2:13-cv-04781-DDP-AGR) filed in July 2013 in the United States District Court for the Central District of California.
•	Meyer v. OneWest Bank, FSB, et al. (Case No. 3:14-cv-02259-VC) filed in May 2014 in the United States District Court for the Northern District of California.
•	Soler v. OneWest Bank, N.A., et al. (Case No. 1:14-cv-22541-MGC) filed in July 2014 in the United States District Court for the Southern District of Florida.

The Company generally believes it has meritorious defenses to the claims asserted in outstanding legal proceedings, including those mentioned above, and it intends to defend itself in all such matters. Although there is uncertainty as to the ultimate amount and timing of such loss contingencies, an accrual for estimated loss is established in each particular matter as the recognition conditions are met, i.e., when the losses are deemed to be both probable and reasonably estimable. The Company’s estimate involves significant judgment with inherent uncertainty given the various stages of the regulatory and legal proceedings and other uncertainty regarding the extent of liability associated with contingencies such as contractual indemnification obligations, the existence in certain cases of multiple defendants in addition to the Company whose share of liability has yet to be determined, unresolved issues in certain matters impacting the liability and various potential outcomes of such matters. In determining whether it is possible to estimate a range of reasonably possible losses, the Company reviews and evaluates its contractual indemnification obligations related to loan and servicing sales, material litigation, regulatory and other matters on an ongoing basis, in conjunction, where applicable, with any outside counsel handling the matters, to monitor potentially relevant factual and legal developments.

Total Servicing-Related Contingencies

In total, as of December 31, 2014 and 2013, the Company’s contingent servicing-related liabilities totaled $158.6 million, net of taxes and $197.8 million, net of taxes (included in Liabilities of discontinued operations) associated with discontinued operations. While the Company believes that such accrued liabilities are adequate, it is reasonably possible that such losses could ultimately exceed the Company’s liability for probable and reasonably estimable losses by up to approximately $63.7 million, net of taxes, and $56.5 million, net of taxes, as of December 31, 2014 and 2013, respectively, associated with discontinued operations. In light of losses incurred by many participants in the mortgage and mortgage securitization markets during the recent financial crisis, there have been heightened levels of scrutiny, indemnification demands, investigations and litigation by industry participants, including regulators, Agencies, whole mortgage loan investors, mortgage securitization investors, government and private mortgage insurers, mortgage bond insurers, borrowers and others, pursued under contract, tort, common law and statutory theories of liability, including under federal and state consumer protection and unfair and deceptive acts and practices laws, Qui Tam procedures, the Federal False Claims Act and similar state laws, and pursued via regulatory action, single party litigation and class action litigation. Such heightened levels of legal activity relating to mortgage servicing activities are continuing, and the Company could be exposed to further actions seeking to hold the Company liable for violations of legal requirements and losses incurred by market participants, potentially resulting in additional risk beyond current reserves balances and ranges of established reasonably possible losses. The estimated aggregate range of reasonably possible losses represents management’s best estimate based upon analysis of currently available information. For certain matters, the amount of loss is not reasonably estimable and is not included within the estimated aggregate range. Therefore, the estimated range of reasonably possible losses does not represent the Company’s maximum exposure and the Company’s estimated liability may change from time to time based on new information obtained. The Company evaluates its outstanding liabilities, including those associated with indemnification obligations and legal and regulatory proceedings each quarter to assess its estimated liability, and makes adjustments, as appropriate, as new information is obtained based on management’s best judgment, including, where applicable, after consultation with counsel. Therefore, the Company’s exposure and ultimate loss from liability contingency matters may be higher than the amounts accrued or amounts aggregated for reasonably possible losses.

In addition to servicing-related contingent obligations, the Company is exposed to threatened and pending litigation and regulatory matters related to various aspects of its business practices. For such matters, particularly where the claimants

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

seek very large or indeterminate damages or where the matters present novel legal theories, the Company cannot at this time estimate the eventual loss, if any, for these matters or predict what the eventual outcome of the potential indemnification liabilities and threatened and pending legal and regulatory matters will be or the timing of the ultimate resolution of these matters. However, for these loss contingencies, management does not believe, based on currently available information, that the ultimate disposition of such matters will have a materially adverse effect on the Company’s financial condition. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to the Company’s results of operations for any particular period.

17. Equity Incentive Compensation

The Company, under the terms of its Limited Liability Company Agreement permits the grant of Profits Interests (“PIs”), Options, Converted Common Interests (“CCIs”) and Common Interests (“CIs”) to eligible officers, directors or employees of the Company.

Profits Interests

Profits Interests entitle the holder to receive a specified percentage of equity returns of the Company above an established threshold value, which approximates the fair market value of the Company on the grant date. PIs generally vest over a three or four year period and have no expiration date. When PIs are granted, the Company is required to reflect the associated compensation expense within its Consolidated Financial Statements. The PIs are equity based compensation plans and are accounted for using the estimated fair value method of accounting.

The grant date fair value of each PI was estimated based on an option pricing valuation at the date of issuance. Thresholds represent the level of the Company’s equity value above which the PIs become eligible for an equity return, based upon their contractual percentage. Thresholds vary based on issuance dates from April 2009 to June 2011. The Threshold levels are reduced for cumulative equity distributions made to the Company’s Common Interest holders. All Threshold amounts disclosed herein have been retroactively adjusted to reflect such distributions on a cumulative basis through December 31, 2014.

The compensation cost related to PI awards is measured based on the estimated grant date fair value. Compensation expense is recognized with an offsetting increase to members’ capital. For the years ended December 31, 2014 and 2013, the compensation expense recognized related to grants of PIs to employees, officers or directors of the Company was $1.2 million and $3.1 million, respectively.

The following table summarizes the PIs for the year ended December 31, 2014:

(Dollars in thousands)	2014
Employee Profits Interests	Percentage Outstanding	Weighted- Average Threshold	Grant Date Fair Value
Outstanding at December 31, 2013	2.23%	$1,438,736	$16,435
Granted	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2014	2.23%	$1,046,430	$16,435
Vested at December 31, 2014	2.23%	$1,046,430	$16,435
Non-Vested at December 31, 2014	0.00%	$-	$-

As of December 31, 2014, there was no unrecognized compensation cost related to awards granted under the plan.

Options

The grant of options provides for the purchase of shares of common stock, or CIs at a fixed price equal to the estimated fair value of the underlying stock at the date of grant. Each option has a term of ten years. The options are subject to time vesting provisions. The exercise price is reduced for special equity distributions made to the Company’s common interest holders.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Converted Common Interests

The Company issued Converted Common Interests beginning in 2010. When CCIs are granted, the Company is required to reflect the associated compensation expense within its Consolidated Financial Statements. CCIs are subject to the achievement of a specified internal rate of return on common equity before they become eligible to share in the equity returns. CCIs generally vest over three years. On December 15, 2014, the Company converted all outstanding CCIs into CIs as the Company decided to retire the CCI program. The conversion to CIs removed the specified internal rate of return vesting condition; there were no other changes to the underlying terms of the grants. The number of officers, directors or employees impacted by the conversion was 37. The CIs issued in exchange for the previously outstanding CCIs had substantially the same fair value as of the conversion date, and accordingly there was no impact upon compensation expense as a result of the conversion.

Common Interests

The Company issued Common Interests beginning in 2010. When CIs are granted, the Company is required to reflect the associated compensation expense within its Consolidated Financial Statements. The CIs vest over periods ranging from three to five years from the date of grant. No payment is required from the participant to receive the equity interests upon vesting. Compensation expense is recognized over the vesting period based on the estimated fair value of the awards at the date of grant. The estimated fair value of the grants awarded during 2014 was approximately $1.2 million, net of amortization, to be expensed over 1.9 years.

The compensation cost related to these awards is measured based on the estimated grant date fair value. Compensation expense is recognized with an offsetting increase to members’ capital.

Employees who participate in CIs are required to satisfy minimum Federal, state and local income tax withholding requirements and certain employment taxes that arise upon vesting of a CI by forfeiting any and all rights to a portion of such CIs having a value equal to the amount of the tax obligations. The Company provides for an indirect (through a net-settlement feature) repurchase of the forfeited CIs to satisfy the statutory withholding requirements.

As of December 31, 2014, there was $8.6 million of total unrecognized compensation cost related to non-vested CI awards. That cost is expected to be recognized over the remaining weighted average period of 1.2 years. For the years ended December 31, 2014 and 2013, the compensation expense recognized related to CI grants (including CCI and option grants) was $14.8 million and $17.4 million, respectively. Included in these amounts are $10.9 million and $9.9 million of compensation expense related to former CCI and option grants reported for the years ended December 31, 2014 and 2013, respectively. For the years ended December 31, 2014 and 2013, the tax benefits recognized related to the grants were $15.2 million and $5.3 million, respectively.

The following table summarizes the Company’s Common Interests, Converted Common Interests and Options for the year ended December 31, 2014:

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

(Dollars in thousands, except interests and price)	Common Interests	Converted Common Interests	Options	Exercise Price	Grant Date Fair Value
Outstanding at December 31, 2012	108,846	172,224	149,224	$218	$55,665
Forfeitures / Cancellations / Repurchases	(9,912)	-	-		(2,225)
New grants	3,032	53,378	-		15,947
Outstanding at December 31, 2013	101,966	225,602	149,224	$164	69,387
Forfeitures / Cancellations / Repurchases	(46,831)	-	-		(12,409)
New grants	3,368	3,592	-		2,080
Converted Common Conversion	229,194	(229,194)	-		-
Outstanding at December 31, 2014	287,697	-	149,224	$127	$59,058
Vested at December 31, 2014	223,950	-	149,224		$41,218
Non-Vested at December 31, 2014	63,747	-	-		17,840

18. Benefit Plans

The Company offers a defined contribution plan (the “401(k) Plan”) covering substantially all of its employees. Employees with one full month of continuous service may contribute up to 75% of pre-tax annual compensation in 2014 to a maximum of $17,500 for workers under age 50 and $23,000 for workers age 50 and above. The Company may determine, at its discretion, the amount of employer matching contributions.

For eligible participants in 2014, the Bank matched 50% of the amount contributed by the employee to the 401(k) Plan subject to the lesser of two caps: 1) 3% of the employee’s 2014 eligible compensation; or 2) $3,000. Participants must complete one year of service to be eligible for the matching contributions. Participants are fully vested in the matching contributions after four years of service. The Bank’s contribution is calculated and contributed annually. Participants must be employed by the Bank on the last day of the Plan year to receive the match. The Company’s benefit plan expenses for the 401k matching plan totaled $1.6 million and $1.9 million for the years ended December 31, 2014 and 2013, respectively. There were no changes in the benefit plan or contributions from 2013.

19. Income Taxes

The components of income tax expense for the years ended December 31, 2014 and 2013 are as follows:

(Dollars in thousands)	December 31, 2014	December 31, 2013
Current tax
Federal (1)	$172,340	$17,806
State (1)	47,265	10,593
Total current tax (1)	219,605	28,399
Deferred tax
Federal (1)	(79,966)	59,784
State (1)	(21,620)	15,075
Total deferred tax (1)	(101,586)	74,859
Income tax from continuing
operations (1)	118,019	103,258
Income tax from discontinued
operations (1)	(24,575)	33,326
Total income tax expense (1)	$93,444	$136,584

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

During 2013, the Internal Revenue Service granted the Company’s request to change its method of accounting for the tax basis of assets acquired in the IndyMac, First Fed and La Jolla Transactions subject to the loss share agreements with the FDIC. The effect of the tax accounting method change was the recognition of additional deferred tax assets of $28.4 million.  Additionally, the cumulative effect of the tax accounting method change resulted in a significant decrease to current tax expense and a corresponding increase to deferred tax expense as a result of the increase in tax basis and acceleration of deductions primarily associated with loans and MBS.

The deferred income tax amounts presented as of December 31, 2013 include the impact of the previously mentioned tax accounting method change granted to the Company by the IRS during 2013. The tax accounting method change primarily impacted the deferred income tax balances of the Company related to loans and other items acquired in previous acquisitions.

A reconciliation of expected income tax expense from continuing operations at the federal statutory rate of 35% to the Company’s applicable income tax expense as of December 31, 2014 and 2013 is as follows:

	December 31, 2014		December 31, 2013
(Dollars in thousands)	Amount	Percentage	Amount	Percentage
Expected federal income tax
expense	$105,306	35.0%	$118,947	35.0%
Increase in tax resulting from:
State taxes, net of federal
benefit	15,934	5.3%	18,335	5.4%
Decrease in tax resulting from:
Accounting method change	-	0.0%	(28,358)	-8.3%
Affordable Housing
Investments (1)	(5,920)	-2.0%	(3,006)	-0.9%
Other, net	2,699	0.9%	(2,660)	-0.8%
Total Income Tax Expense
from continuing operations (1)	$118,019	39.2%	$103,258	30.4%

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

During 2013, the Internal Revenue Service granted the Company’s request to change its method of accounting for the assets subject to the loss share agreements with the FDIC. The effect of the accounting method change was the recognition of additional deferred tax assets of $28.4 million.

The deferred income tax amounts presented as of December 31, 2013 include the impact of the previously mentioned tax accounting method change granted to the Company by the IRS during 2013. The accounting method change primarily impacted the deferred income tax balances of the Company related to loans and other items acquired in previous acquisitions.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Deferred income tax assets and liabilities reflect the tax effect of estimated temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes. There is no valuation allowance as of December 31, 2014 and 2013. The significant components of the Company’s net deferred tax liability as of December 31, 2014 and 2013 are as follows:

(Dollars in thousands)	December 31, 2014	December 31, 2013
Deferred tax assets
Basis difference in loans	$152,366	$109,521
State taxes	5,100	18,171
Deferred compensation	7,637	16,356
Mark to market adjustments	38,620	8,049
Other (1)	12,819	10,388
Gross deferred tax assets (1)	216,542	162,485
Deferred tax liabilities
Basis difference in mortgage backed securities	(142,755)	(157,904)
Effect of accounting method change	(37,320)	(50,919)
Basis difference in FHLB stock	(64,852)	(70,885)
Intangible assets	(2,418)	(5,931)
Gross deferred tax liabilities	(247,345)	(285,639)
Net deferred tax liability (1)	$(30,803)	$(123,154)

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

From time to time, there may be differences in opinions with respect to the tax treatment accorded transactions. If the Company determines that a tax position is more likely not to be sustained by the tax authorities, a reserve is established for the tax benefit claimed by the Company on its filed tax returns. As of December 31, 2014 and 2013, the Company has determined that there are no positions taken on previously filed income tax returns which are not at least more likely than not to be sustained by the relevant tax authorities. In accordance with ASC 740, the Company establishes reserves based on positions taken on previously filed tax returns that it believes may be subject to settlement with appropriate tax authorities.

A reconciliation of unrecognized tax benefits for December 31, 2014 and 2013 is as follows:

(Dollars in thousands)	Unrecognized Tax Benefits
Balance at December 31, 2012	$12,164
Additions for tax positions of current year	6,079
Lapse of the statute of limitations	(698)
Balance at December 31, 2013	17,545
Additions for tax positions of current year	1,941
Lapse of the statute of limitations	(1,161)
Balance at December 31, 2014	$18,325

The Company recognized interest and penalties expense of $0.6 million and $0.9 million during the years ended December 31, 2014 and 2013, respectively. The Company had approximately $3.0 million and $2.4 million of accrued interest and penalties as of December 31, 2014 and 2013, respectively.

The Company expects $1.2 million of unrecognized tax benefits related to state income taxes to be recognized in the next 12 months due to the expiration of the statute of limitations. As of December 31, 2014 and 2013, the total amount of

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

unrecognized tax benefits that, if recognized, would impact the effective tax rate is $11.9 million and $11.4 million, respectively.

The Company and its subsidiaries file a consolidated federal income tax return and also file income tax returns in various state jurisdictions. Substantially all of the Company’s tax returns remain subject to examination. The Company’s 2012 and 2013 federal tax returns are being examined by the Internal Revenue Service. Management believes this audit will not have a material impact on the financial statements.

The Company is also under examination by the California Franchise Tax Board (“FTB”) for tax years 2010 through 2013. The FTB has completed its audit of the 2009 return and has issued a notice of proposed assessment. The issues raised by California were anticipated by the Company, and the Company believes it has provided adequate reserves in accordance with ASC 740 for any potential adjustments. As of the financial statement date, the State of California has not proposed adjustments to the Company's tax returns for 2010 through 2013. The Company does not anticipate any issues being raised by California that would have a material impact on the financial statements.

20. Other Comprehensive Income (Loss)

The following table summarizes the components of other comprehensive income, reclassifications to net income by income statement line item, and the related tax effects:

(Dollars in thousands)	December 31, 2014			December 31, 2013
	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Securities available-for-sale
Net unrealized losses	$(14,840)	$6,032	$(8,808)	$(29,873)	$12,100	$(17,773)
Consolidation of certain variable
interest entities	-	-	-	-	-	-
Reclassification to earnings	(5,618)	2,253	(3,365)	(6)	2	(4)
						-
Total net unrealized losses	(20,458)	8,285	(12,173)	(29,879)	12,102	(17,777)
Cash flow hedging activities
Net unrealized losses	(10,850)	4,351	(6,499)	-	-	-
Reclassification to earnings (1)	5,641	(2,262)	3,379	-	-	-
Total net unrealized losses	(5,209)	2,089	(3,120)	-	-	-
Other comprehensive loss	$(25,667)	$10,374	$(15,293)	$(29,879)	$12,102	$(17,777)

(1)	Amount represents loss reclassified from OCI into earnings for the effective portion.

21. Regulatory Requirements

The Federal Reserve, OCC and FDIC establish regulatory capital guidelines for banking organizations. In February 2014, the Company’s application to become a bank holding company was approved by the Federal Reserve and the Bank’s conversion to a national bank was approved by the OCC. The OCC establishes capital requirements, including “well capitalized” standards, for national banks. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Bank to satisfy certain minimum capital ratio requirements: tangible capital, Tier 1 leverage capital, Tier 1 risk-based capital and total risk-based capital. Tier 1 capital consists of common stockholders’ equity less goodwill and certain other adjustments. Tier 2 capital consists of Tier 1 capital and the aggregate allowance for credit losses up to a certain percentage of risk-weighted assets. Total capital is Tier 1 capital plus Tier 2 capital. Under the risk-based capital guidelines of the Federal Reserve,

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

the Company is required to maintain minimum ratios of Tier 1 and Total capital to risk-weighted assets, as well as minimum leverage ratios (which are defined as Tier 1 capital divided by adjusted quarterly average assets).

As of December 31, 2014 and 2013, the Company and the Bank met all of the requirements of a “well-capitalized” institution under applicable regulatory capital regulations. The following table summarizes IMB HoldCo LLC and the Bank’s actual and minimum required capital ratios to be categorized as “well-capitalized” at December 31, 2014:

(Dollars in thousands)	December 31, 2014
	Capital Ratios
	Tangible	Tier I Leverage	Tier I Risk-based	Total Risk-based
IMB HoldCo
Actual ratios	12.6%	12.6%	24.7%	25.9%
Well-capitalized minimum requirement	2.0%	5.0%	6.0%	10.0%
Excess over well-capitalized minimum
requirement	$2,301,578	$1,648,924	$2,072,447	$1,760,466

One West Bank
Actual ratios (1)	11.8%	11.8%	23.2%	24.4%
Well-capitalized minimum requirement	2.0%	5.0%	6.0%	10.0%
Excess over well-capitalized minimum
requirement	$2,128,596	$1,478,532	$1,898,509	$1,590,842

(1)	As a result of the conversion to national bank in 2014, the Bank’s capital ratios are calculated based on average total assets.

The following table summarizes the Bank’s actual and minimum required capital ratios to be categorized as “well-capitalized” as of December 31, 2013:

(Dollars in thousands)	December 31, 2013
	Capital Ratios
	Tangible	Tier I Leverage	Tier I Risk-based	Total Risk-based
One West Bank
Actual ratios (1) (2)	12.6%	12.6%	29.9%	31.0%
Well-capitalized minimum requirement	2.0%	5.0%	6.0%	10.0%
Excess over well-capitalized minimum
requirement (2)	$2,439,964	$1,745,953	$2,320,400	$2,036,788

(1)	In 2013, as a federal savings bank, the Bank calculated its capital ratios based on total assets.
(2)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments

As a national bank, the Bank may pay dividends to the Company without prior approval by its regulator as long as the dividend does not exceed the sum of the Bank’s current and prior two calendar years’ retained net income and maintains its targeted capital to risk-weighted assets ratio.

Basel III Capital Rules

In July 2013, U.S. banking regulators approved final and interim final rules to implement the Basel III capital guidelines for U.S, banking organizations.

Among other things, these final capital rules revise the definition of capital, increase minimum capital ratios and introduce a minimum Common Equity Tier 1 ratio and a capital conservation buffer. The existing Basel I risk-based capital rules have also been revised to enhance risk sensitivity under a standardized approach. The final rules comply with the Dodd-

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

Frank Act provision prohibiting the reliance on external credit ratings and eliminate the other comprehensive income or loss filter that applies under current risk based capital rules over a four-year period beginning in 2015.

The Company will be required to comply with the final Basel III capital rules beginning January 1, 2015, with certain provisions subject to phase-in periods. The Company expects to be in compliance with all applicable requirements within the established timeframes.

Other Regulatory Matters

The Federal Reserve requires the Bank, as a depository institution, to maintain reserve balances based on a percentage of deposits. As of December 31, 2014 and 2013, the Bank was in compliance with the FRB deposit reserve regulations. The amount of those reserve balances averaged $5.8 million and $5.6 million during the twelve months ended December 31, 2014 and 2013 respectively.

22. Members’ Capital

The Company’s Common Members constitute one class, each with the same ownership rights in the Company in proportion to their investments. Each member’s liability is limited to their investment in the Company. As of December 31, 2014 there were 16,552,476 Common Interests outstanding, of which 96.7% are held by a group of eight investors that formed the Company. The remaining Common Interests are held by current and former officers and directors of the Company, and include the vested portion of Common Interests issued under plans described in Note 17—Equity Incentive Compensation.

As discussed in Note 17—Equity Incentive Compensation, Profits Interests entitle the holder to receive a specified percentage of equity returns of the Company above an established threshold value, which approximates the fair market value of the Company on the grant date adjusted for cumulative equity distributions made to the Company’s Managing Members.

The table below reflects all outstanding equity instruments for members’ capital of $1,675,586 and $1,665,616 as of December 31, 2014 and 2013, respectively.

	Total Outstanding	Total Vested	Total Unvested
(Dollars in thousands, except exercise price)
December 31, 2014
Common Interests	16,616,223	16,552,476	63,747
Profits Interests	4.73%	4.73%	-
Weighted Average Threshold	$493,188	$493,188	-
Options	325,406	325,406	-
Exercise Price	$127	$127	-

December 31, 2013
Common Interests	16,624,932	16,463,563	161,369
Profits Interests	4.73%	4.38%	0.35%
Weighted Average Threshold	$678,083	$517,569	$2,686,171
Options	325,406	325,406	-
Exercise Price	$164	$164	-

23. Related Party Transactions

In accordance with the Company’s policy, all transactions between the Company and related parties are based on terms for comparable transactions with or involving companies unaffiliated with the Company and are subject to certain record keeping and other procedural requirements.

 IMB HoldCo LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2014 and 2013

In 2014, the Company entered into a non-revolving line of credit loan financing agreement with Tatira 2, LLC (“Tatira”), a limited liability company for which the Company has a 50% equity interest as a limited partner (refer to Note 9—Other Assets). The loan commitment is $31.1 million, of which $25.8 million is outstanding as of December 31, 2014. The loan transaction was made as part of the normal credit review performed by the Company’s Credit Management and included in the allowance for loan loss reserve process.

As of December 31, 2014 and 2013, the Company had $97.0 million and $81.6 million of outstanding loans to employees and related parties of certain Company directors. The Company had related party deposits of $72.6 million and $32.3 million as of December 31, 2014 and 2013, respectively, from Company employees and related parties of certain Company directors, OneWest Foundation and Tatira. In 2014, one of the Company’s directors was appointed as co-chairman of the Board of another entity. As a result, loans and deposits that previously existed between the Company and this entity are considered related party transactions at December 31, 2014, which contributed to the increase in the current period. The loan commitment of this newly ratified related party interest totaled $98.0 million, of which $60.9 million was outstanding, and the deposit totaled $39.5 million as of December 31, 2014.

As of December 31, 2014 and 2013, a wholly-owned subsidiary of the Company subserviced loans for a related party with unpaid principal balances of $239.6 million and $324.8 million, respectively (refer to Note 7- Mortgage Servicing Rights).

There were no other reportable material related party transactions as of and for the years ended December 31, 2014 and 2013.

24. Subsequent Events

In July 2014, IMB HoldCo LLC announced it had entered into a definitive agreement and plan of merger with CIT Group, Inc. (CIT) for $3.4 billion in cash and stock (the “CIT Transaction”). Under the terms of the Agreement, IMB HoldCo LLC shareholders will receive $2.0 billion in cash and 31.3 million shares of CIT common stock currently valued at $1.4 billion assuming a CIT stock price of $44.33 per share. Following the close of the CIT Transaction, CIT Bank, CIT’s commercial bank subsidiary, will merge with OneWest Bank under the “CIT Bank” name and will remain an OCC-regulated national bank headquartered in California. The combined CIT will have approximately $67 billion of assets and $28 billion in deposits. The CIT Transaction has been approved by the boards of directors of both companies and is expected to close the first half of 2015 subject to customary closing conditions and regulatory approvals.

During December 2014, the Company purchased SFR mortgage loans in the amount of $17.6 million, which are classified as Loans HFS as of December 31, 2014. At that time, the Company also entered into an agreement that provided the Company the right, in its sole discretion, to transfer all or any of the loans for securitization by Freddie Mac in exchange for the relevant mortgage backed securities issued by Freddie Mac in such securitization. The mortgage backed securities were delivered to OneWest Bank upon settlement on January 14, 2015 and January 20, 2015 in the amounts of $17 million and $534 thousand, respectively.

In April 2015, the Company settled all outstanding and future compensatory fees (“Compensatory Fees”) that were owed or may in the future be owed to Fannie Mae by OneWest as to substantially all previously serviced Fannie Mae loans with potential future Compensatory Fees (the “OWB Loans”) for a specified payment amount (the “Compensatory Fee Settlement”). The Compensatory Fee Settlement included a full and complete release of OneWest by Fannie Mae for Compensatory Fees on the OWB Loans which were otherwise covered by the contingent servicing-related liabilities. The Compensatory Fee Settlement results in a reduction of the contingent servicing-related liabilities of $22.6 million, which was recorded as of December 31, 2014. In addition, the Compensatory Fee Settlement payment to Fannie Mae will reduce the $150.0 million maximum potential indemnity owed by OneWest to Ocwen.

The Company has evaluated the impact of events that have occurred through May 31, 2015, which is the date the financial statements were issued for events requiring recording or disclosure in the Consolidated Financial Statements for the year ended December 31, 2014.